   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 18, 2000


                                                      REGISTRATION NO. 333-96029

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1


                             REGISTRATION STATEMENT

                                   UNDER THE

                             SECURITIES ACT OF 1933

                         ------------------------------

                        INTERMUNE PHARMACEUTICALS, INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                        8731                    99-3296648
 (State or other jurisdiction        (Primary Standard          (I.R.S. Employer
              of                        Industrial            Identification No.)
incorporation or organization)  Classification Code Number)

                         ------------------------------

                            3294 WEST BAYSHORE ROAD
                              PALO ALTO, CA 94303
                                 (650) 493-8333

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         ------------------------------

                            W. SCOTT HARKONEN, M.D.
                     CHIEF EXECUTIVE OFFICER AND PRESIDENT
                            3294 WEST BAYSHORE ROAD
                              PALO ALTO, CA 94303
                                 (650) 493-8333

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                   COPIES TO:


             ALAN C. MENDELSON, ESQ.                           JONATHAN L. KRAVETZ, ESQ.
           STEPHEN N. ROSENFIELD, ESQ.                         EDWARD P. GONZALES, ESQ.
               COOLEY GODWARD LLP                  MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.
              FIVE PALO ALTO SQUARE                              ONE FINANCIAL CENTER
               3000 EL CAMINO REAL                                 BOSTON, MA 02111
               PALO ALTO, CA 94306                                  (617) 542-6000
                 (650) 843-5000


                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

                         ------------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                         ------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PRELIMINARY PROSPECTUS            Subject to completion, dated February 18, 2000

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

--------------------------------------------------------------------------------
5,500,000 Shares

[LOGO]

Common Stock
------------------------------------------------------------

This is our initial public offering of shares of common stock. No public market currently exists for our common stock. We expect the public offering price to be between $14.00 and $16.00 per share.

We have applied to have our common stock listed on the Nasdaq National Market under the symbol "ITMN."

BEFORE BUYING ANY SHARES YOU SHOULD READ THE DISCUSSION OF MATERIAL RISKS OF INVESTING IN OUR COMMON STOCK UNDER "RISK FACTORS" BEGINNING ON PAGE 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                              Per Share   Total
--------------------------------------------------------------------------------
Public offering price                                          $          $
--------------------------------------------------------------------------------
Underwriting discounts and commissions                         $          $
--------------------------------------------------------------------------------
Proceeds, before expenses, to InterMune                        $          $
--------------------------------------------------------------------------------

The underwriters may also purchase up to 825,000 shares of common stock from us at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus. This option may be exercised to cover over-allotments, if any. If the option is exercised in full, the total
underwriting discounts and commissions will be $      , and the total proceeds,
before expenses, to InterMune Pharmaceuticals, Inc. will be $      .

The underwriters are offering the common stock as set forth under
"Underwriting." Delivery of the shares will be made on or about         , 2000.

WARBURG DILLON READ LLC

                                   CHASE H&Q

                                                    PRUDENTIAL VECTOR HEALTHCARE
                                            A UNIT OF PRUDENTIAL SECURITIES

                            DESCRIPTION OF GRAPHICS

[1. Title: ACTIMMUNE

2.  Photograph of ACTIMMUNE packaging

3. Horizontal bar chart showing the FDA-approval status of our product and prospective products.]

"InterMune" and the InterMune logo are trademarks of InterMune Pharmaceuticals,
   Inc. Other trademarks and trade names appearing in this prospectus are the property of their holders.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE RISKS OF INVESTING IN OUR COMMON STOCK DISCUSSED UNDER "RISK FACTORS."

OUR BUSINESS


    InterMune Pharmaceuticals develops and commercializes innovative products for the treatment of serious pulmonary and infectious diseases and congenital disorders. We have the exclusive license rights in the United States to ACTIMMUNE (interferon gamma-1b injection) for a range of indications, including chronic granulomatous disease, osteopetrosis, idiopathic pulmonary fibrosis, mycobacterial infections, systemic fungal infections and cystic fibrosis. We currently market ACTIMMUNE for chronic granulomatous disease and osteopetrosis. We have active development programs underway for the other indications, several of which are in mid- or advanced-stage human testing, known as clinical trials. Idiopathic pulmonary fibrosis, mycobacterial infections and systemic fungal infections are serious and difficult to treat diseases that we believe represent a combined potential market opportunity for ACTIMMUNE of approximately $3.5 billion annually in the United States.


    Interferon gamma-1b, the active ingredient in ACTIMMUNE, is a human protein which plays a key role in preventing the formation of excessive scar, or fibrotic, tissue and is a potent stimulator of the immune system. Interferon gamma is biologically distinct from interferon alpha and interferon beta, two related proteins that are currently marketed for the treatment of diseases such as hepatitis B infection and multiple sclerosis. Interferon gamma has a superior safety profile as compared to interferon alpha and interferon beta because it results in fewer and less severe adverse side effects.


ACTIMMUNE--MARKETED INDICATIONS


    CHRONIC GRANULOMATOUS DISEASE. The U.S. Food and Drug Administration has approved ACTIMMUNE for the treatment of chronic granulomatous disease, and we currently market and sell ACTIMMUNE in the United States for this disease. Chronic granulomatous disease is a life-threatening congenital disorder of the immune system that causes patients to be vulnerable to severe recurrent infections. This disease affects children, and no other FDA-approved treatment currently exists. ACTIMMUNE was approved by the FDA based on its ability to reduce the frequency and severity of infections in these patients.


    OSTEOPETROSIS. In February 2000, we received approval from the FDA for the use of ACTIMMUNE for the treatment of osteopetrosis, and we currently market and sell ACTIMMUNE in the United States for this disease. The FDA has granted ACTIMMUNE orphan drug status for the treatment of osteopetrosis. Osteopetrosis is a life-threatening, congenital disorder in which an overgrowth of bony structures leads to blindness, deafness and increased susceptibility to infection. This disorder primarily affects children, and no other effective treatment is currently available.



ACTIMMUNE--INDICATIONS IN DEVELOPMENT


    IDIOPATHIC PULMONARY FIBROSIS. We believe the most significant near-term use of ACTIMMUNE is for the treatment of idiopathic pulmonary fibrosis, a life-threatening lung condition that afflicts approximately 50,000 persons in the United States. Idiopathic pulmonary fibrosis is characterized by progressive scarring of the lungs, which leads to their deterioration and destruction. The prognosis of patients with idiopathic pulmonary fibrosis is poor and most patients die from progressive loss of lung function, which leads to suffocation. Therapeutic options for idiopathic pulmonary fibrosis are limited and only minimally effective.

    The results of a Phase II clinical trial published in October 1999 in THE NEW ENGLAND JOURNAL OF MEDICINE showed statistically significant evidence that interferon gamma-1b halts and reverses the progression of idiopathic pulmonary fibrosis. We are continuing the clinical development of ACTIMMUNE for idiopathic pulmonary fibrosis by initiating a Phase II/III pivotal clinical trial during the first half of 2000.

    OTHER INDICATIONS. We are also developing ACTIMMUNE to treat a variety of other diseases, including infectious diseases and cystic fibrosis. Preclinical studies and clinical trials have demonstrated the therapeutic potential of ACTIMMUNE against a broad range of infectious diseases, notably mycobacterial and systemic fungal infections. A study published in May 1997 in THE LANCET showed that ACTIMMUNE was effective in the treatment of multidrug-resistant tuberculosis, a type of mycobacterial infection. As a result of these studies, we are initiating a Phase III pivotal clinical trial for ACTIMMUNE in the treatment of multidrug-resistant tuberculosis and have commenced a Phase II clinical trial in cryptococcal meningitis, a type of systemic fungal infection. We intend to initiate Phase II clinical trials in cystic fibrosis and in atypical mycobacterial infections in the second half of 2000.

    We believe that the risks and time required to obtain FDA approval for new indications of ACTIMMUNE may be reduced because ACTIMMUNE has proven to be safe for patients since its approval in 1990 for the treatment of chronic granulomatous disease.

OTHER PRODUCTS IN DEVELOPMENT

    We also have two preclinical development programs that address infections caused by two types of bacteria, pseudomonas aeruginosa and staphylococcus aureus. We believe that these indications present combined market opportunities of approximately $2 billion annually in the United States.

STRATEGY

    We plan to pursue a growth strategy through:

    - growing product revenue;

    - expanding the number of FDA-approved indications for ACTIMMUNE;

    - enhancing physician awareness and education;

    - developing a sales and marketing organization to serve pulmonologists and infectious disease specialists; and

    - continuing to in-license preclinical and development-stage programs.

BACKGROUND


    InterMune was formed in 1998 and began operations as a wholly-owned subsidiary of Connetics Corporation. In 1998, Connetics acquired from Genentech Inc., and subsequently sublicensed to us, rights to develop and commercialize ACTIMMUNE for a broad range of indications. We initially focused on marketing ACTIMMUNE for chronic granulomatous disease and developing it for serious infectious diseases and congenital disorders. In October 1999, a study published in the THE NEW ENGLAND JOURNAL OF MEDICINE showed significant evidence that interferon gamma-1b halts and reverses the progression of idiopathic pulmonary fibrosis. As a result, we expanded our development and commercialization plans to include idiopathic pulmonary fibrosis as well as other life-threatening pulmonary diseases.

                                 THIS OFFERING

    UNLESS OTHERWISE INDICATED, INFORMATION IN THIS PROSPECTUS ASSUMES (I) THE AUTOMATIC CONVERSION OF ALL OUTSTANDING SHARES OF OUR PREFERRED STOCK INTO SHARES OF COMMON STOCK UPON THE CLOSING OF THIS OFFERING (II) OUR REINCORPORATION IN DELAWARE PRIOR TO THE CLOSING OF THIS OFFERING, (III) THE ISSUANCE OF 4,966,361 SHARES OF OUR SERIES B PREFERRED STOCK IN JANUARY 2000, AND (IV) NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION.

    The following information assumes that the underwriters do not exercise the over-allotment option granted by us to purchase additional shares in this offering.


Common stock offered by us................  5,500,000 shares

Common stock to be outstanding after this
  offering................................  20,192,194 shares(1)

Proposed Nasdaq National Market symbol....  ITMN

Use of proceeds...........................  We intend to use the net proceeds from this offering for clinical development and commercialization of our
                                            existing products, in-licensing new products, payment of
                                            existing debt for royalties payable, working capital and
                                            general corporate purposes. See "Use of Proceeds."


------------------------

(1) The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of December 31, 1999, and excludes:


    - 285,000 shares of common stock underlying options outstanding as of December 31, 1999 at a weighted average exercise price of $0.125 per share;



    - 705,000 shares of common stock underlying options outstanding as of December 31, 1999, and exercised in January 2000, at a weighted average exercise price of $0.125 per share;



    - 443,500 shares of common stock issuable upon the exercise of options granted in January 2000 at a weighted average exercise price of $2.82 per share;



    - 386,500 shares of common stock available for issuance as of January 31, 1999 under our 1999 Equity Incentive Plan;



    - 2,180,000 shares available for issuance or future grant under our 2000 Equity Incentive Plan and 2000 Non-Employee Directors' Stock Option Plan;



    - 200,000 shares available for issuance under our 2000 Employee Stock Purchase Plan; and



    - 342,359 shares of common stock available for issuance in connection with convertible promissory notes for royalties payable.


    Our principal executive offices are located at 3294 West Bayshore Road, Palo Alto, CA 94303. Our telephone number is (650) 493-8333. Our website is http://www.intermune.com. The information found on our website is not a part of this prospectus.

                             SUMMARY FINANCIAL DATA

    We have prepared this information using our audited financial statements for the period from February 25, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999. The following summary historical data should be read in conjunction with our financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                             FOR THE                         FOR THE
                                                           PERIOD FROM                     PERIOD FROM
                                                           FEBRUARY 25,                    FEBRUARY 25,
                                                               1998                            1998
                                                          (INCEPTION) TO    YEAR ENDED    (INCEPTION) TO
                                                           DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
STATEMENT OF OPERATIONS DATA:                                  1998            1999            1999
-----------------------------                             --------------   ------------   --------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Product sales, net......................................      $    --         $   556        $    556

Costs and expenses:
  Cost of goods sold....................................           --             240             240
  Research and development..............................        1,235           2,934           4,169
  General and administrative............................          892           2,552           3,444
  Acquired pre-FDA approval rights......................        4,000           1,094           5,094
                                                              -------         -------        --------
Total costs and expenses................................        6,127           6,820          12,947
Loss from operations....................................       (6,127)         (6,264)        (12,391)
Other income (expense):
  Interest income.......................................           55             240             295
  Interest expense......................................           --            (186)           (186)
                                                              -------         -------        --------
Net loss................................................      $(6,072)        $(6,210)       $(12,282)
                                                              -------         -------        --------
Preferred stock accretion...............................           --            (656)           (656)
Net loss applicable to common stockholders..............      $(6,072)        $(6,866)       $(12,938)
                                                              =======         =======        ========
Net loss per share, basic and diluted...................                      $ (8.94)
                                                                              =======
Shares used in computing net loss per share,
  basic and diluted.....................................                          768
                                                                              =======

    The pro forma balance sheet data reflects the receipt of the net proceeds from the sale of 4,876,916 shares of our Series B preferred stock in a private placement completed on January 7 and 27, 2000 and the issuance on January 7, 2000 of 89,445 shares of our Series B preferred stock to Connetics Corporation in payment of the $500,000 short-term obligation payable to Connetics as of December 31, 1999. The pro forma as adjusted balance sheet reflects the sale of 5,500,000 shares of our common stock in this offering at an assumed price to the public of $15.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses.

                                                                      DECEMBER 31, 1999
                                                              ----------------------------------
                                                                                      PRO FORMA
BALANCE SHEET DATA:                                            ACTUAL    PRO FORMA   AS ADJUSTED
-------------------                                           --------   ---------   -----------
                                                                        (IN THOUSANDS)
Cash, cash equivalents and short-term investments...........  $  4,214   $ 29,976     $ 102,762
Working capital.............................................     1,222     27,484       102,184
Total assets................................................     5,855     31,617       104,403
Redeemable convertible preferred stock......................     7,774     34,036            --
Accumulated deficit.........................................   (12,282)   (12,282)      (12,282)
Total stockholders' equity (deficit)........................    (7,898)    (7,898)      100,838

                                  RISK FACTORS
--------------------------------------------------------------------------------

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS

WE ARE AN EARLY-STAGE COMPANY AND MAY NOT SUCCEED IN OUR DEVELOPMENT EFFORTS.


    We commenced operations in 1998 and are at an early stage of development. We have incurred significant losses to date, and our revenues have been limited to sales of ACTIMMUNE for only one indication, chronic granulomatous disease. Although we are developing ACTIMMUNE for the treatment of idiopathic pulmonary fibrosis, multidrug-resistant tuberculosis, cryptococcal meningitis and cystic fibrosis, ACTIMMUNE will not be commercially launched for any of these indications earlier than the first half of 2003, if at all. As a result, our business is subject to all of the risks inherent in the development of a new business enterprise, such as the need:


    - to obtain substantial capital in addition to the net proceeds of this offering to support the expenses of developing our technology and commercializing our products;

    - to develop a market for our products;

    - to generate a sufficient and reliable supply of ACTIMMUNE;

    - to successfully transition from a company with limited sales for a single indication to a company capable of supporting broad commercial activities; and

    - to attract and retain qualified management, sales, technical and scientific staff.

IF WE CONTINUE TO INCUR OPERATING LOSSES FOR A PERIOD LONGER THAN ANTICIPATED, WE MAY BE UNABLE TO CONTINUE OUR OPERATIONS.


    We have lost money since we commenced operations in August 1998, and our accumulated deficit was approximately $12.3 million at December 31, 1999. We expect to incur substantial additional losses for at least the next several years. The extent of our future losses and the timing of our profitability are highly uncertain, and we may never achieve profitable operations. We are planning to expand the number of indications for which ACTIMMUNE may be marketed, and this expansion will require significant expenditures. To date, we have generated revenues through the sale of ACTIMMUNE for chronic granulomatous disease. After consideration of the direct costs of marketing ACTIMMUNE for chronic granulomatous disease and osteopetrosis, and royalties we must pay to Genentech, Inc. on sales of ACTIMMUNE, we do not currently generate profits on those sales. Even if we succeed in developing ACTIMMUNE for additional indications, we expect to incur losses for at least the next several years and expect that these losses will increase as we expand our research and development activities. If the time required to achieve profitability is longer than anticipated, we may not be able to continue our operations.


IF ACTIMMUNE FAILS IN ITS CLINICAL TRIALS FOR IDIOPATHIC PULMONARY FIBROSIS, MULTIDRUG-RESISTANT TUBERCULOSIS, ATYPICAL MYCOBACTERIAL INFECTIONS, CRYPTOCOCCAL MENINGITIS OR CYSTIC FIBROSIS, WE WILL BE UNABLE TO OBTAIN FDA APPROVAL FOR THESE INDICATIONS AND WILL NOT BE ABLE TO MARKET ACTIMMUNE FOR THESE INDICATIONS.


    In order to market ACTIMMUNE for the treatment of idiopathic pulmonary fibrosis, multidrug-resistant tuberculosis, atypical mycobacterial infections, cryptococcal meningitis and cystic fibrosis, the FDA must grant regulatory approval for ACTIMMUNE in these indications. To obtain these regulatory approvals, we must conduct clinical trials demonstrating that ACTIMMUNE is safe and effective for these indications. We must also conduct similar clinical trials in Japan to obtain approval to market ACTIMMUNE in Japan for the treatment of tuberculosis.


    Clinical trials are inherently unpredictable. If we cannot obtain FDA approval for ACTIMMUNE for the targeted indications, our revenues will suffer. Although ACTIMMUNE appears promising in these indications based on clinical trials, ACTIMMUNE may not be successful in later confirmatory clinical trials. Our proposed clinical trials in these indications might be delayed or halted for various reasons, including that:

    - ACTIMMUNE is not effective, or physicians think that ACTIMMUNE is not effective, for a particular indication;

    - the FDA does not approve our clinical trial protocol;

    - patients experience severe adverse side effects during or following treatment;

    - patients die during a clinical trial because their disease is too advanced or because they experience medical problems that are not related to ACTIMMUNE;

    - a sufficient quantity of patients do not enroll in the clinical trials at the rate we expect; and

    - the supply of ACTIMMUNE is not sufficient to treat the patients in some or all of the proposed clinical trials.

    In addition, the FDA and foreign regulatory authorities have substantial discretion in the approval process and may impose ongoing requirements for post-marketing studies.


IF WE CANNOT MAINTAIN OUR EXISTING REGULATORY APPROVALS FOR ACTIMMUNE FOR CHRONIC GRANULOMATOUS DISEASE AND OSTEOPETROSIS, OR FOR NEW INDICATIONS IF OBTAINED, WE WILL BE UNABLE TO SELL ACTIMMUNE FOR THESE INDICATIONS, AND OUR REVENUES WILL SUFFER.



    The process of obtaining and maintaining regulatory approvals for biological drug products such as ACTIMMUNE, and obtaining and maintaining regulatory approvals to market these products for new indications is lengthy, expensive and uncertain. The manufacturing and marketing of drugs are subject to continuing FDA and foreign regulatory review, and later discovery of previously unknown problems with a product, manufacturing process or facility may result in restrictions, including withdrawal of the product from the market. The manufacturing, distribution, advertising and marketing of pharmaceuticals are subject to extensive regulation. Any new indication approval that we receive could include significant restrictions on the use or marketing of ACTIMMUNE. Our existing approvals for chronic granulomatous disease and osteopetrosis and any new approval for idiopathic pulmonary fibrosis, multidrug-resistant tuberculosis, cryptococcal meningitis or other indications, if granted, could be withdrawn for failure to comply with regulatory requirements. If the FDA withdrew its approval for ACTIMMUNE for an indication, we could not market ACTIMMUNE for that indication, and our revenues would suffer. In addition, governmental authorities could seize our inventory of ACTIMMUNE or force us to recall ACTIMMUNE already in the market if we fail to comply with strictly enforced FDA regulations.


IF WE BREACH OUR SUBLICENSE AGREEMENT WITH CONNETICS CORPORATION OR THAT AGREEMENT OTHERWISE TERMINATES, OR IF CONNETICS BREACHES ITS LICENSE AGREEMENT WITH GENENTECH OR THAT AGREEMENT OTHERWISE TERMINATES, WE WOULD LOSE OUR RIGHT TO MARKET AND DEVELOP ACTIMMUNE.

    We sublicense ACTIMMUNE from Connetics, which licenses ACTIMMUNE from Genentech. If Connetics terminates its agreement with us or Genentech terminates its agreement with Connetics, we will have no further rights to utilize the patents or trade secrets covered by these agreements to develop and market ACTIMMUNE. This two-tier license of ACTIMMUNE has the following risks:

    - our sublicense agreement provides for termination by Connetics in the event we breach that agreement, including our failure to pay royalties and other fees on a timely basis;

    - if Connetics breaches its agreement with Genentech, and we are unable to cure that breach, Genentech could terminate its license to Connetics, and we could lose our rights to develop and market ACTIMMUNE; and

    - if Genentech fails to maintain the intellectual property licensed to Connetics, we may lose our rights to develop and market ACTIMMUNE and may be forced to incur substantial additional costs to maintain the intellectual property or to force Genentech to do so.

DISCOVERIES OR DEVELOPMENTS OF NEW TECHNOLOGIES BY ESTABLISHED DRUG COMPANIES OR OTHERS MAY MAKE ACTIMMUNE OBSOLETE.

    Our commercial opportunities will be reduced or eliminated if our competitors develop and market products that are more effective, have fewer or less severe adverse side effects or are less expensive than ACTIMMUNE for chronic granulomatous disease, osteopetrosis, idiopathic pulmonary fibrosis, multidrug-resistant tuberculosis, atypical mycobacterial infections, cryptococcal meningitis, cystic fibrosis, or any other indication that we target. With respect to our drug discovery programs in pseudonomas aeruginosa and staphlococcus aureus, other companies have product candidates or research programs that are further advanced in development than any of our potential products and may result in effective, commercially successful products. Even if we are successful in developing effective drugs, our products may not compete effectively with these products or other successful products. Researchers are continually learning more about diseases, which may lead to new technologies for treatment. Our competitors may succeed in developing and marketing products either that are more effective than those that we may develop, alone or with our collaborators, or that are marketed before any products we develop are marketed.

    Our competitors include fully-integrated pharmaceutical companies and biotechnology companies that currently have drug and target discovery efforts, as well as universities and public and private research institutions. Many of the organizations competing with us have substantially greater capital resources, larger research and development staffs and facilities, greater experience in drug development and in obtaining regulatory approvals and greater marketing capabilities than we do.


PHYSICIANS AND/OR PATIENTS MAY NOT ACCEPT ACTIMMUNE FOR THE TREATMENT OF IDIOPATHIC PULMONARY FIBROSIS, MULTIDRUG-RESISTANT TUBERCULOSIS, ATYPICAL MYCOBACTERIAL INFECTIONS, CRYPTOCOCCAL MENINGITIS, CYSTIC FIBROSIS OR OTHER INDICATIONS EVEN IF WE OBTAIN REGULATORY APPROVAL.


    Even if regulatory authorities approve ACTIMMUNE for the treatment of the indications we are targeting, ACTIMMUNE may not be commercially successful. ACTIMMUNE is an expensive drug, and we anticipate that the annual cost for treatment under each of the indications for which we are seeking approval will be significant. Market acceptance of and demand for ACTIMMUNE will depend largely on the following factors:

    - acceptance by physicians and patients of ACTIMMUNE as a safe and effective therapy for a particular indication;

    - reimbursement by third-party payors for treatment with ACTIMMUNE;

    - pricing of alternative products;

    - relative convenience and ease of administration of ACTIMMUNE; and

    - prevalence and severity of adverse side effects associated with ACTIMMUNE.

IF THIRD-PARTY PAYORS WILL NOT PROVIDE COVERAGE OR REIMBURSE PATIENTS FOR ACTIMMUNE, OUR REVENUES AND PROFITABILITY WILL SUFFER.

    Our ability to commercialize ACTIMMUNE in additional indications may depend in part on the extent to which coverage and reimbursement for ACTIMMUNE will be available from:

    - governmental payors, such as Medicare and Medicaid;

    - private health insurers, including managed care organizations; and

    - other third-party payors.

    Significant uncertainty exists as to the coverage and reimbursement status of pharmaceutical products. If governmental and other third-party payors do not provide adequate coverage and reimbursement levels for ACTIMMUNE, the market acceptance of ACTIMMUNE will be reduced, and our sales will suffer.

    The continuing efforts of governmental and other third-party payors to contain or reduce the cost of health care through various means may adversely affect our ability to successfully commercialize products. For example, in some foreign markets, pricing and profitability of prescription pharmaceuticals are subject to governmental control. In the United States, we expect that there will continue to be federal and state proposals to implement similar governmental control. In addition, increasing emphasis on managed care in the United States will continue to put pressure on the pricing of pharmaceutical products. Cost control initiatives could decrease the price that we would receive for ACTIMMUNE or any products in the future, which would reduce our revenues and profitability.

IF PRODUCT LIABILITY LAWSUITS ARE BROUGHT AGAINST US, WE MAY INCUR SUBSTANTIAL LIABILITIES.

    The testing, marketing, and sale of medical products entail an inherent risk of product liability. If losses exceed our liability insurance coverage, we may incur substantial liabilities. Whether or not we were ultimately successful in product liability litigation, such litigation would consume substantial amounts or our financial and managerial resources, and might result in adverse publicity, all of which would impair our business. We may not be able to maintain our clinical trial insurance or product liability insurance at an acceptable cost, if at all, and this insurance may not provide adequate coverage against potential claims or losses.

IF WE ARE UNABLE TO CONTRACT WITH THIRD PARTIES TO MANUFACTURE ACTIMMUNE IN SUFFICIENT QUANTITIES, ON A TIMELY BASIS OR AT AN ACCEPTABLE COST, WE MAY BE UNABLE TO MEET DEMAND FOR ACTIMMUNE AND MAY LOSE POTENTIAL REVENUES.

    We do not have the resources, facilities or experience to manufacture ACTIMMUNE ourselves. Completion of our clinical trials and commercialization of ACTIMMUNE for new indications requires access to, or development of, facilities to manufacture a sufficient supply of ACTIMMUNE. The FDA must approve manufacturing facilities for ACTIMMUNE. We depend on third parties with FDA-approved manufacturing facilities for the manufacture of ACTIMMUNE for pre-clinical, clinical, and commercial purposes. We presently rely on Genentech, Inc. for the manufacture of commercially marketed ACTIMMUNE and on Boehringer Ingelheim Austria GmbH for the supply of ACTIMMUNE for clinical trials. Our manufacturing strategy presents the following risks:

    - Before we can obtain approval for a new indication for ACTIMMUNE, we must demonstrate to the FDA's satisfaction that the drug used in the clinical trials is substantially equivalent to the commercial drug manufactured by Genentech.

    - Delays in scale-up to quantities needed for multiple clinical trials could delay clinical trials, regulatory submissions and commercialization of ACTIMMUNE.

    - Our current manufacturers of ACTIMMUNE are subject to ongoing periodic inspection by the FDA and corresponding state agencies for compliance with strictly enforced good manufacturing practices regulations and similar foreign standards, and we do not have control over our third-party manufacturers' compliance with these regulations and standards.

    - If we need to change to other manufacturers, the FDA and comparable foreign regulators must approve these manufacturers prior to our use. This would require new testing and compliance inspections. The new manufacturers would have to be educated in, or themselves develop, substantially equivalent processes necessary for the production of ACTIMMUNE. In addition, the FDA or comparable foreign regulators would need to approve the new manufacturers.

    - If market demand for ACTIMMUNE increases suddenly, our current manufacturers might not be able to fulfill our commercial needs, which would require us to seek new manufacturing arrangements and may result in substantial delays in meeting market demand.

    - If market demand for ACTIMMUNE is less than our purchase obligations to our manufacturers, we may incur substantial penalties.

    - Our supply arrangements with our manufacturers may be seriously interrupted.

    - We may not have intellectual property rights, or may have to share intellectual property rights, to any improvements in the manufacturing processes or new manufacturing processes for ACTIMMUNE.

    Any of these factors could delay clinical trials or commercialization of ACTIMMUNE for new indications, interfere with current sales, entail higher costs and result in our being unable to effectively sell ACTIMMUNE.

BECAUSE IT IS DIFFICULT AND COSTLY TO PROTECT OUR PROPRIETARY RIGHTS, WE MAY NOT BE ABLE TO PROTECT THEM.

    Our commercial success will depend in part on obtaining and maintaining patent protection on our products and successfully defending these patents against third party challenges. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. No consistent policy regarding the breadth of claims allowed in biotechnology patents has emerged to date. Accordingly, we cannot predict the breadth of claims that may be allowed in other companies' patents.

    The degree of future protection for our proprietary rights is uncertain, and we cannot ensure that:

    - we were the first to make the inventions covered by each of our pending patent applications;

    - we were the first to file patent applications for these inventions;

    - others will not independently develop similar or alternative technologies or duplicate any of our technologies;

    - any of our pending patent applications will result in issued patents;

    - any patents issued to us or our collaborators will provide a basis for commercially viable products or will provide us with any competitive advantages or will not be challenged by third parties;

    - we will develop additional proprietary technologies that are patentable;
      or

    - the patents of others will not have an adverse effect on our business.

    In addition, we could incur substantial costs in litigation if we are required to defend against patent suits brought by third parties or if we initiate these suits.

    Others may have filed and in the future may file patent applications covering interferon gamma-1b and its uses and other products in our development program. For example, we are aware that the principal investigator of Phase I/II and Phase II clinical trials of interferon gamma-lb for the treatment of idiopathic pulmonary fibrosis has filed a patent application in several European countries claiming the use of interferon gamma-lb for this indication. We do not believe that a corresponding patent application has been filed in the United States or that the investigator could successfully obtain patent protection in the United States for the use of interferon gamma-lb to treat idiopathic pulmonary fibrosis. However, we cannot be certain that the investigator or any other third party has not filed and will not obtain a U.S. patent claiming the use of interferon gamma-lb for the treatment of idiopathic pulmonary fibrosis or any of the other indications for which we are developing ACTIMMUNE. If a third party were issued a patent that blocked our ability to commercialize ACTIMMUNE for any of the indications we are targeting, a legal action could result.

    Any legal action against our collaborators or us claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting us to potential liability for damages, require our collaborators or us to obtain a license to continue to manufacture or market the affected products and processes. We cannot predict whether we or our collaborators would prevail in any of these actions or that any license required under any of these patents would be made available on commercially acceptable terms, if at all. We believe that there may be significant litigation in our industry regarding patent and other intellectual property rights. If we become involved in litigation, it could consume a substantial portion of our managerial and financial resources.

    In addition, we generally do not control the patent prosecution of technology that we license from others. Accordingly, we are unable to exercise the same degree of control over this intellectual property as we would exercise over technology that we own.

    We rely on trade secrets to protect technology where we believe patent protection is not appropriate or obtainable. However, trade secrets are difficult to protect. While we require employees, academic collaborators and consultants to enter into confidentiality agreements, which generally provide that proprietary information developed or inventions conceived during the relationship shall be our exclusive property, we may not be able to adequately protect our trade secrets or other proprietary information.

    Our research collaborators and scientific advisors have rights to publish data and information in which we have rights. If we cannot maintain the confidentiality of our technology and other confidential information in connection with our collaborations, then our ability to receive patent protection or protect our proprietary information will be impaired.

FAILURE TO ATTRACT, RETAIN AND MOTIVATE SKILLED PERSONNEL AND CULTIVATE KEY ACADEMIC COLLABORATIONS WILL DELAY OUR PRODUCT DEVELOPMENT PROGRAMS AND OUR BUSINESS DEVELOPMENT EFFORTS.


    We have only 21 employees, and our success depends on our continued ability to attract, retain and motivate highly qualified management and scientific personnel and on our ability to develop relationships with leading academic scientists. Competition for personnel and academic collaborations is intense. We are highly dependent on our current management and key scientific and technical personnel, including W. Scott Harkonen, Chief Executive Officer, President and Chairman of our board of directors, as well as the other principal members of our management. Our success will depend in part on retaining the services of our existing management and key personnel and attracting and retaining new highly qualified personnel. In addition, we may need to hire additional personnel and develop additional collaborations as we continue to expand our research and development activities. We do not know if we will be able to attract, retain or motivate personnel or cultivate academic collaborations. Our inability to hire, retain or motivate qualified personnel or cultivate academic collaborations would harm our business and hinder the planned expansion of our business.


WE RELY ON THIRD PARTIES TO CONDUCT CLINICAL TRIALS FOR ACTIMMUNE, AND THOSE THIRD PARTIES MAY NOT PERFORM SATISFACTORILY.

    If third parties do not successfully carry out their contractual duties or meet expected deadlines, we will not be able to obtain regulatory approvals for ACTIMMUNE and will not be able to successfully commercialize ACTIMMUNE for new indications. We do not have the ability to independently conduct clinical studies for ACTIMMUNE, and we rely on third parties to perform this function. If these third parties do not perform satisfactorily, we may not be able to locate acceptable replacements or enter into favorable agreements with them, if at all.

IF WE FAIL TO OBTAIN THE CAPITAL NECESSARY TO FUND OUR OPERATIONS, WE WILL BE UNABLE TO SUCCESSFULLY EXECUTE OUR BUSINESS PLAN.

    We believe that the net proceeds from this offering, existing cash, investment securities and cash flow from sales of ACTIMMUNE will be sufficient to meet our capital requirements through at least the end of 2001. However, we also expect capital outlays and operating expenditures to increase over the next several years as we expand our infrastructure and research and development activities. We may need to spend more money than currently expected because we may need to change our product development plans or product offerings to address difficulties with clinical studies or preparing for commercial sales in new indications. We have no committed sources of capital and do not know whether additional financing will be available when needed, or, if available, that the terms will be favorable to our stockholders or us. If additional funds are not available, we may be forced to delay or terminate clinical trials, curtail operations or obtain funds through collaborative and licensing arrangements that may require us to relinquish commercial rights or potential markets or grant licenses on terms that are not favorable to us. If adequate funds are not available, we will not be able to execute our business plan.

RISKS RELATED TO THIS OFFERING

IF OUR OFFICERS, DIRECTORS AND LARGEST STOCKHOLDERS CHOOSE TO ACT TOGETHER, THEY MAY BE ABLE TO CONTROL OUR MANAGEMENT AND OPERATIONS, ACTING IN THEIR BEST INTERESTS AND NOT NECESSARILY THOSE OF OTHER STOCKHOLDERS.

    Following completion of this offering, our directors, executive officers and principal stockholders and their affiliates will beneficially own approximately 66% of our common stock. Accordingly, they collectively will have the ability to determine the election of all of our directors and to determine the outcome of most corporate actions requiring stockholder approval. They may exercise this ability in a manner that advances their best interests and not necessarily those of other stockholders.

ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS AND UNDER DELAWARE LAW MAY MAKE AN ACQUISITION OF US, WHICH MAY BE BENEFICIAL TO OUR STOCKHOLDERS, MORE DIFFICULT.

    Provisions of our amended and restated certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. These provisions:

    - establish a classified board of directors so that not all members of our board may be elected at one time;

    - authorize the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and hinder a takeover attempt;

    - limit who may call a special meeting of stockholders;

    - prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and

    - establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon at stockholder meetings.

    In addition, Section 203 of the Delaware General Corporation Law, which prohibits business combinations between us and one or more significant stockholders unless specified conditions are met, may discourage, delay or prevent a third party from acquiring us.

OUR STOCK PRICE MAY BE VOLATILE, AND YOUR INVESTMENT IN OUR STOCK COULD DECLINE IN VALUE.

    Prior to this offering, there has been no public market for our common stock, and an active public market for our common stock may not develop or be sustained after this offering. The initial public offering price of our common stock will be determined by negotiations between the representatives of the underwriters and us and may not be indicative of future market prices. The following factors will be among those considered in determining the initial public offering price of our common stock:

    - clinical trial data;

    - prevailing market conditions;

    - estimates of our business potential and earnings prospects; and

    - an assessment of our management.

    If the market price of our common stock after this offering does not exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment.

    The market prices for securities of pharmaceutical and biotechnology companies in general have been highly volatile and may continue to be highly volatile in the future. The following factors, in addition to other risk factors described in this section, may have a significant impact on the market price of our common stock:

    - results of, or the perceived results of, our clinical trials and of our competitors' clinical trials;

    - regulatory developments in the United States and foreign countries;

    - period-to-period fluctuations in financial results;

    - developments concerning proprietary rights, including patents;

    - announcements of technological innovations or new commercial products by our competitors or us;

    - publicity regarding actual or potential medical results relating to products under development by our competitors or us; or

    - actual or threatened litigation.

SUBSTANTIAL SALES OF SHARES MAY IMPACT THE MARKET PRICE OF OUR COMMON STOCK.

    If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options, the market price of our common stock may decline. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. We are unable to predict the effect that sales may have on the then prevailing market price of our common stock. After completion of this offering, we will have outstanding 20,192,194 shares of common stock, assuming no exercise of outstanding options after December 31, 1999 and no exercise of the underwriters' over-allotment option. Of these shares, the 5,500,000 shares sold in this offering will be freely tradeable without restriction or further regulation, other than shares purchased by our officers, directors or other "affiliates" within the meaning of Rule 144 under the Securities Act of 1933.

    The remaining 14,692,194 shares of common stock held by existing stockholders may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration. These shares will become eligible for public resale at various times over a period of less than one year following the completion of this offering, subject to volume limitations.

    We, our officers and directors and all of our current stockholders, have agreed not to sell or offer to sell or otherwise dispose of any shares of common stock held by us or them for a period of 180 days after the date of this prospectus without the prior written consent of Warburg Dillon Read LLC. Warburg Dillon Read LLC may release any or all of the shares subject to lock-up agreements at any time without notice.

    We further expect to file a registration statement covering shares of common stock issuable upon exercise of options and other grants pursuant to our stock plans. In addition, the holders of 13,656,361 shares of common stock are entitled to registration rights.

THIS OFFERING WILL CAUSE DILUTION IN NET TANGIBLE BOOK VALUE.

    Purchasers in this offering will experience immediate and substantial dilution in the net tangible book value of the common stock from the initial public offering price. Additional dilution is likely to occur upon the exercise of options or warrants granted by us. To the extent we raise additional capital by issuing equity securities, our stockholders may experience additional substantial dilution.

                           FORWARD-LOOKING STATEMENTS
--------------------------------------------------------------------------------

    This prospectus contains forward-looking statements that involve risks and uncertainties. Discussions containing such forward-looking statements are found in the material set forth under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in this prospectus generally. When used in this prospectus, the words "anticipate," "believe," "expect," "estimate" and similar expressions are generally intended to identify forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described in "Risk Factors" and elsewhere in this prospectus.

                                USE OF PROCEEDS
--------------------------------------------------------------------------------

    We estimate that the net proceeds from the sale of the 5,500,000 shares of common stock that we are offering will be $75.7 million after deducting estimated underwriters' discounts and commissions and estimated offering expenses and assuming an initial public offering price of $15.00 per share. If the underwriters' over-allotment option is exercised in full, we estimate that the net proceeds will be $87.2 million.


    We anticipate using the net proceeds from this offering for clinical development and commercialization of our existing products, in-licensing new products, payment of existing debt for royalties payable, working capital and general corporate purposes. We will retain broad discretion over the use of the net proceeds of this offering. The amounts and timing of the expenditures may vary significantly depending on numerous factors, such as the progress of our research and development efforts, technological advances and the competitive environment for our products. We also might use a portion of the net proceeds to acquire or invest in complementary businesses, products and technologies. We are not currently planning any acquisition, and no portion of the net proceeds has been allocated for any specific acquisition.


    We believe that the net proceeds of this offering, existing cash, investment securities and cash flow from sales of ACTIMMUNE will be sufficient to meet our capital requirements through at least the end of 2001. Pending the use of the net proceeds, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY
--------------------------------------------------------------------------------

    We have never declared or paid any cash dividends on our capital shares. We currently intend to retain earnings, if any, to support the research and development of our business and do not anticipate paying cash dividends for the foreseeable future.

                                    DILUTION
--------------------------------------------------------------------------------


    The pro forma net tangible book value of the common stock as of December 31, 1999, was $26,137,888 million or $1.78 per share, assuming the issuance of 4,876,916 shares of our Series B preferred stock for cash on January 7 and 27, 2000, the issuance of 89,445 shares of our Series B preferred stock to Connetics on January 7, 2000, in payment of our $500,000 short-term obligation to them as of December 31, 1999, and after giving effect to the automatic conversion of all outstanding shares of preferred stock into an aggregate of 12,801,361 shares of common stock. After giving effect to the sale of the common stock pursuant to this offering at an assumed initial public offering price of $15.00 per share, assuming that the underwriters' over-allotment option is not exercised, and after deducting the estimated underwriting discount and offering expenses and the payment of royalties payable to Genentech of $1,913,785 and of our contingent liability to Connetics in the amount of $1,000,000, which will occur upon the closing of this offering, the adjusted pro forma net tangible book value at December 31, 1999, would have been $100.8 million, or $4.99 per share.


    Pro forma net tangible book value per share before this offering has been determined by dividing pro forma net tangible book value (total tangible assets less total liabilities) by the pro forma number of shares of common stock outstanding at December 31, 1999. This offering will result in an increase in pro forma net tangible book value per share of $3.21 to existing stockholders and dilution in pro forma net tangible book value per share of $10.01 to new investors who purchase shares in this offering. Dilution is determined by subtracting pro forma net tangible book value per share after this offering from the assumed initial public offering price of $15.00 per share. The following table illustrates this dilution:

Assumed initial public offering price.......................              $15.00
  Pro forma net tangible book value per share at
    December 31, 1999.......................................   $ 1.78
  Increase attributable to new investors....................   $ 3.21
Pro forma net tangible book value per share after this
  offering..................................................              $ 4.99
                                                                          ------
Dilution in net tangible book value to new investors........              $10.01

    If the underwriters' over-allotment option were exercised in full, the pro forma net tangible book value per share after this offering would be $5.35 per share, the increase in net tangible book value per share to existing stockholders would be $3.57 per share and the dilution in net tangible book value to new investors would be $9.65 per share.

    The following table summarizes, on a pro forma basis as of December 31, 1999 as adjusted for the January 2000 issuances of Series B preferred stock described above, the differences between the total consideration paid and the average price per share paid by the existing stockholders and the new investors with respect to the number of shares of common stock purchased from us based on an assumed public offering price of $15.00 per share:

                                            SHARES PURCHASED        TOTAL CONSIDERATION      AVERAGE
                                          ---------------------   -----------------------     PRICE
                                            NUMBER     PERCENT       AMOUNT      PERCENT    PER SHARE
                                          ----------   --------   ------------   --------   ---------
Existing stockholders...................  14,692,194     72.8%    $ 39,808,364     32.5%     $ 2.71
New investors...........................   5,500,000      27.2    $ 82,500,000      67.5     $15.00
                                          ----------    ------    ------------    ------
Total...................................  20,192,194    100.0%    $122,308,364    100.0%
                                          ==========    ======    ============    ======

    The tables and calculations above assume no exercise of outstanding options. At December 31, 1999, there were:

    - 990,000 shares issuable upon the exercise of options outstanding at a weighted average exercise price of $0.125 per share; and

    - and 663,000 shares subject to repurchase by us at a weighted average price of $0.041 per share.

                                 CAPITALIZATION
--------------------------------------------------------------------------------

    The following table shows our actual capitalization as of December 31, 1999. Our capitalization is presented in the column labeled pro forma to give effect to:

    - the issuance of 4,876,916 shares of our Series B preferred stock in conjunction with the private placement on January 7 and 27, 2000; and

    - the issuance of 89,445 shares of our Series B preferred stock on January 7, 2000 to Connetics Corporation (in payment of the $500,000 short-term payable as of December 31, 1999).

    Our capitalization is also presented in the column labeled pro forma as adjusted to give effect to:

    - The receipt of the estimated net proceeds from this sale of 5,500,000 shares of stock offered by this prospectus at an assumed initial public offering price of $15.00 per share; and

    - The automatic conversion of all preferred shares into shares of our common stock on a one-for-one basis upon the closing of this offering.

                                                               AS OF DECEMBER 31, 1999
                                                      ------------------------------------------
                                                                                     PRO FORMA
                                                         ACTUAL       PRO FORMA     AS ADJUSTED
                                                      ------------   ------------   ------------
Long-term obligations payable to Connetics..........  $  1,624,343   $  1,624,343   $  1,624,343
                                                      ============   ============   ============
Redeemable convertible preferred stock, no par value
    Authorized shares--11,200,000 actual, pro forma
      and pro forma as adjusted
    Issued and outstanding shares 6,000,000 actual,
      10,966,361 pro forma and none pro forma as
      adjusted......................................     7,773,877     34,035,831             --
Stockholders' equity (deficit):
  Convertible preferred stock, no par value
    Authorized shares--14,870,000 actual pro forma
      and pro forma as adjusted
    Issued and outstanding shares 1,835,000 actual
      and pro forma and none pro forma as
      adjusted......................................     4,506,804      4,506,804             --
  Common stock, no par value
    Authorized shares--30,000,000 actual
    Issued and outstanding shares 1,890,833 actual,
      and pro forma and 20,192,194 pro forma as
      adjusted......................................     3,049,664      3,049,664    116,075,228
  Deferred compensation related to stock options....    (3,172,926)    (3,172,926)    (3,172,926)
  Accumulated other comprehensive income............            41             41             41
  Deficit accumulated during the development
    stage...........................................   (12,281,524)   (12,281,524)   (12,281,524)
                                                      ------------   ------------   ------------
Total stockholders' equity (deficit)................  $ (7,897,941)  $ (7,897,941)  $100,837,890
                                                      ============   ============   ============

    The outstanding share information in the table above excludes
990,000 shares of common stock issuable upon the exercise of options outstanding as of December 31, 1999 at a weighted average exercise price of $0.125 per share, and 443,500 shares of common stock issuable upon the exercise of options granted in January 2000 at a weighted average exercise price of $2.82 per share.

                            SELECTED FINANCIAL DATA
--------------------------------------------------------------------------------

    The following selected historical financial data should be read in conjunction with our financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the period from February 25, 1998 (inception) to December 31, 1998 and for the year ended December 31, 1999, and the balance sheet data at December 31, 1998 and 1999, are derived from our financial statements which have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this prospectus. The selected data in this section is not intended to replace our financial statements. Historical results are not necessarily indicative of the results to be expected in the future.

                                                             FOR THE                          FOR THE
                                                           PERIOD FROM                      PERIOD FROM
                                                           FEBRUARY 25,                     FEBRUARY 25,
                                                               1998                             1998
                                                          (INCEPTION) TO    YEAR ENDED     (INCEPTION) TO
                                                           DECEMBER 31,    DECEMBER 31,     DECEMBER 31,
STATEMENT OF OPERATIONS DATA                                   1998            1999             1999
----------------------------                              --------------   -------------   --------------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Product sales, net......................................     $    --          $   556          $    556

Costs and expenses:
  Cost of goods sold....................................          --              240               240
  Research and development..............................       1,235            2,934             4,169
  General and administrative............................         892            2,552             3,444
  Acquired pre-FDA approval rights......................       4,000            1,094             5,094
                                                             -------          -------          --------

Total costs and expenses................................       6,127            6,820            12,947

Loss from operations....................................      (6,127)          (6,264)          (12,391)

Other income (expense):
  Interest income.......................................          55              240               295
  Interest expense......................................          --             (186)             (186)
                                                             -------          -------          --------
Net loss................................................     $(6,072)         $(6,210)         $(12,282)
                                                             -------          -------          --------
Preferred stock accretion...............................          --             (656)             (656)
Net loss applicable to common stockholders..............     $(6,072)         $(6,866)         $(12,938)
                                                             =======          =======          ========
Net loss per share, basic and diluted...................                      $ (8.94)
                                                                              =======
Shares used in computing net loss per share, basic and
  diluted...............................................                          768
                                                                              =======

                                                                  DECEMBER 31,
                                                              ---------------------
BALANCE SHEET DATA                                               1998        1999
------------------                                            ----------   --------
                                                                 (IN THOUSANDS)
Cash, cash equivalents and short-term investments...........   $ 4,720     $  4,214
Working capital.............................................     4,181        1,222
Total assets................................................     4,720        5,855
Redeemable convertible preferred stock......................        --        7,774
Accumulated deficit.........................................    (6,072)     (12,282)
Total stockholders' equity (deficit)........................     4,181       (7,898)

    Please see note 2 of our financial statements for an explanation of the method used to calculate the net loss per share and the number of shares used in the computation of per share amounts.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

    YOU SHOULD READ THE FOLLOWING DISCUSSION AND ANALYSIS IN CONJUNCTION WITH OUR "SELECTED FINANCIAL DATA," OUR FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW


    We have been primarily involved in the research and development of ACTIMMUNE for the treatment of serious infectious and pulmonary diseases and congenital disorders. We licensed from Genentech, Inc. and Connetics Corporation the exclusive U.S. rights to ACTIMMUNE (interferon gamma-1b injection), a FDA-approved product. We currently market ACTIMMUNE in the United States for the treatment of chronic granulomatous disease and osteopetrosis. We have the rights and plan to develop ACTIMMUNE for a range of indications including idiopathic pulmonary fibrosis, infectious diseases and cystic fibrosis.


    Since our inception, we have incurred significant losses and, as of December 31, 1999, we had an accumulated deficit of $12,281,524.

    Our expenses have consisted primarily of costs incurred in research and development, sales and marketing and from general and administrative costs associated with our operations. We expect our research and development expenses to increase in the future as we expand our clinical trial activities in our target indications. Our sales and marketing expenses will increase as we continue to commercialize ACTIMMUNE. Expansion of our operations and the additional obligations of a public reporting entity will also add to our expenses. As a result, we expect to incur losses for the foreseeable future.

    We have a limited history of operations and anticipate that our quarterly results of operations will fluctuate for the foreseeable future due to several factors, including market acceptance of current or new products, patent conflicts, the introduction of new products by our competitors, the timing and extent of our research and development efforts, and the timing of significant orders. Our limited operating history makes accurate prediction of future operating results difficult or impossible.


STOCK COMPENSATION


    During the year ended December 31, 1999, in connection with the grant of stock options to employees, we recorded deferred stock compensation totaling $3,378,821, representing the difference between the deemed fair value of our common stock for financial reporting purposes on the date such options were granted and the applicable exercise prices. Such amount is included as a reduction of stockholders' equity and is being amortized on an accelerated basis over the vesting period of the individual options, which is generally five years. This accelerated method provides for vesting of portions of the overall award at interim dates and results in higher vesting in earlier years than straight-line vesting. We recorded amortization of deferred stock compensation of $205,895 for the year ended December 31, 1999. At December 31, 1999, we had a total of $3,172,926 remaining to be amortized over the vesting periods of the stock options. Please see notes 2 and 6 of our financial statements.

SUBSEQUENT EVENTS

    On January 7 and January 27, 2000, we issued 4,876,916 aggregate shares of Series B preferred stock at $5.59 per share for aggregate proceeds of $26,600,000. We will reflect a deemed dividend of $9,300,000 in our first quarter 2000 financial statements in relation to the series B financing. See note 12 of our financial statements. We incurred approximately $1.5 million of associated issuance costs, including 120,000 additional shares of Series B preferred stock valued at $5.59 per share. On

January 7, 2000, pursuant to the terms of the collaboration agreement with Connetics, we also issued to Connetics 89,445 shares of our Series B preferred stock.

RESULTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 1998 AND 1999

    REVENUE. We recognized no product sales of ACTIMMUNE for the period from February 25, 1998 (inception) to December 31, 1998 and $556,401 for the year ended December 31, 1999. The sales in 1999 represent our portion of ACTIMMUNE sales that exceed the annual contractual baseline established with Connetics. Please see note 2 of our financial statements.

    Connetics is entitled to net sales of ACTIMMUNE up to a predetermined baseline for the period from January 15, 1999 through December 31, 2001 less associated cost of goods sold and marketing expenses. The predetermined baseline is preset for each calendar year under our agreement.

    COST OF GOODS SOLD. We recognized no cost of goods sold for the period from February 25, 1998 (inception) to December 31, 1998 because we had no product sales. For the year ended December 31, 1999, cost of goods sold totaled $239,778 which included all product cost of goods sold, royalties and distribution costs associated with our revenues.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased from $1,234,957 for the period from February 25, 1998 (inception) to December 31, 1998, to $2,934,695 in 1999. The increase resulted primarily from increased costs for additional personnel and clinical trial study expenses for ACTIMMUNE in additional indications.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased from $892,295 for the period from February 25, 1998 (inception) to December 31, 1998, to a total of $2,551,793 in 1999. The increase in expenses for 1999 was primarily attributed to increased costs for additional personnel, marketing and distribution expenses, and a full 12-month period of operations.

    ACQUIRED PRE-FDA APPROVAL RIGHTS. Acquired pre-FDA approval rights totaled $4,000,000 for the period from February 25, 1998 (inception) to December 31, 1998 in connection with the sublicensed rights of ACTIMMUNE and a total of $1,093,750 for the year ended December 31, 1999 in connection with the acquisition of additional development rights for ACTIMMUNE. Amounts in both periods were expensed as acquired pre-FDA approval rights. Please see note 3 of our financial statements.

    INTEREST INCOME. Interest income increased from $55,531 for the period from February 25, 1998 (inception) to $239,778 in 1999. The increase was due to higher average balances of cash and cash equivalents and short-term investments in 1999, resulting from the investment of the net proceeds from the sale of Series A-2 convertible preferred stock in April 1999.

    INTEREST EXPENSE. We recognized a total of $110,674 for imputed interest expense on our long-term obligation to Connetics and $75,268 interest expense on the royalty payable obligation to Genentech for the year ended December 31, 1999. The obligation to Connetics was incurred in April 1999, as part of our collaboration agreement with them. The long-term obligation is described in greater detail in note 3 of our financial statements. We had no interest expense for the period from February 25, 1998 (inception) to December 31, 1998.


LIQUIDITY AND CAPITAL RESOURCES


    We have funded our operations with $7,444,720 of private equity financings and $1,173,723 (net) of contributions from Connetics. At December 31, 1998, cash, cash equivalents and short-term investments totaled $4,719,831 compared to $4,214,294 at December 31, 1999. Our cash reserves are held in a variety of interest-bearing instruments including high-grade corporate bonds, commercial paper and money market accounts.

    Cash used in operations for the period from February 25, 1998 (inception) to December 31, 1998, was $1,280,185 compared with cash used in operations of $3,093,540 for the year ended December 31, 1999. A net loss of $6,209,803 for the year ended December 31, 1999, was partially offset by non-cash charges of $205,895 for the amortization of deferred compensation, $2,564 for depreciation, $110,674 for the accretion of obligations payable to Genentech and preferred stock issued for $1,093,750 for additional product rights from Genentech for ACTIMMUNE.

    Financing activities included the receipt of net proceeds of $6,000,000 as capital contributed from Connetics and $395,600 of expenses they incurred on our behalf in 1998. In 1999, we received net proceeds of $7,117,112 from the sale of Series A preferred stock to investors and $297,750 from the sale of common stock. Also in 1999, we returned capital to Connetics in the amount of $5,221,877.

    Working capital of $4,181,295 at December 31, 1998 decreased to $1,222,378 at December 31, 1999. The decrease in working capital was due to our use of cash in operations, higher accounts payable and royalty payables as a result of product sales and increased corporate expenses offset in part by higher inventory and accounts receivable balances.


    We have deferred payment of the royalties due to Genentech for 1999 (approximately $1.9 million) under a series of interest-bearing promissory notes that will become due upon the closing date of this offering. The amounts due under these notes may be converted, at Genentech's option, into shares of our stock sold in our most recent financing prior to the conversion, at the same price per share.


    We believe our existing cash, cash equivalents and short-term investments, together with cash flows and the net proceeds of this offering will be sufficient to fund our operating expenses, debt obligations and capital requirements through at least the end of 2001. Our future capital uses and requirements depend on numerous factors, including:

    - our progress with research and development;

    - our ability to introduce and sell new products;

    - our sales and marketing expenses;

    - expenses associated with litigation;

    - costs and timing of obtaining new patent rights; and

    - regulatory changes and competition and technological developments in the market.

    Therefore, our capital requirements may increase in future periods. As a result, we may require additional funds and may attempt to raise additional funds through equity or debt financings, collaborative arrangements with corporate partners or from other sources.

    We have no commitments for any additional financings, additional funding may not be available to finance our operations when needed or, if available, the terms for obtaining such funds may not be favorable or may result in dilution to our stockholders.


IMPACT OF THE YEAR 2000


    The computer systems and software programs of many companies and governmental agencies are currently coded to accept or recognize only two digit entries in the date code field. These systems may recognize a date using "00" as the year 1900 rather than the year 2000. As a result, these computer systems and/or software programs may need to be upgraded to comply with such year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

    STATE OF READINESS. We have made an assessment of the year 2000 readiness of our information technology systems. We believe that substantially all of our applications, databases and infrastructure are year 2000 compliant. We are currently assessing our non-information technology systems and will seek assurances of year 2000 compliance from providers of these systems. Until such testing is complete and these vendors and providers have replied to our requests, we will not be able to completely evaluate whether our information technology systems or non-information technology systems will need to be revised or replaced.

    We have not identified any internally used capital equipment or software that will require an additional material expenditure for year 2000 compliance upgrades.

    RISKS. We are not currently aware of any year 2000 compliance problems relating to our information technology or non-information technology systems that would have a material adverse effect on our business. Third-party software, hardware or services incorporated into our information technology and non-information technology systems may need to be revised or replaced, all of which could be time consuming and expensive. Our failure to fix or replace third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs, the loss of customers and other business interruptions, any of which could have a material adverse effect on our business. In addition, governmental agencies, utility companies, third-party service providers and others outside our control may not be year 2000 compliant. The failure by these entities to be year 2000 compliant could result in a systemic failure beyond our control, such as a prolonged telecommunications or electrical failure, which could have a material adverse effect on our business.

    CONTINGENCY PLAN. In the event that year 2000-related problems materialize, we maintain relationships with several suppliers of services and products to mitigate the risks associated with using suppliers which are not year 2000 compliant.


RECENT ACCOUNTING PRONOUNCEMENTS


    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement changes the previous accounting definition of derivative, which focused on freestanding contracts such as options and forwards, including futures and swaps, expanding it to include embedded derivatives and many commodity contracts. Under the statement, every derivative is recorded in the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivatives fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. We do not anticipate that the adoption of SFAS No. 133 will have a material impact on our financial position or results of operations.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

    The primary objective of our investment activities is to preserve our capital until it is required to fund operations while at the same time maximizing the income we receive from our investments without significantly increasing risk. To minimize this risk, we maintain a portfolio of cash equivalents and short-term investments in a variety of securities, including commercial paper, money market funds and corporate debt securities. The average duration of all our investments in 1999 was less than six months. Due to the short term nature of these investments, a 10% movement in market interest rates would not have a significant impact on the total value of our portfolio as of December 31, 1999.

                                    BUSINESS
--------------------------------------------------------------------------------

OVERVIEW OF OUR BUSINESS


    InterMune Pharmaceuticals develops and commercializes innovative products for the treatment of serious pulmonary and infectious diseases and congenital disorders. We have the exclusive license rights in the United States to ACTIMMUNE (interferon gamma-1b injection) for a range of indications, including chronic granulomatous disease, osteopetrosis, idiopathic pulmonary fibrosis, mycobacterial infections, systemic fungal infections and cystic fibrosis. We have active development programs underway for these indications, several of which are in mid- or advanced-stage human testing, or clinical trials. The FDA has approved ACTIMMUNE for the treatment of chronic granulomatous disease and osteopetrosis, and we currently market and sell ACTIMMUNE in the United States for these diseases.



    We believe the most significant near-term use of ACTIMMUNE is for the treatment of idiopathic pulmonary fibrosis, a life-threatening lung condition that afflicts approximately 50,000 persons in the United States. During the first half of 2000, we plan to initiate a Phase II/III pivotal clinical trial to test dosing and efficacy of ACTIMMUNE for the treatment of this condition. We are also commencing a Phase III pivotal clinical trial of ACTIMMUNE for the treatment of multidrug-resistant tuberculosis. We are currently conducting a Phase II clinical trial of ACTIMMUNE for the treatment of cryptococcal meningitis, a type of systemic fungal infection. We plan to initiate Phase II clinical trials of ACTIMMUNE for the treatment of cystic fibrosis and atypical mycobacterial infections in the second half of 2000. We believe that the risks and time required to obtain FDA approval for new indications of ACTIMMUNE may be reduced because ACTIMMUNE has proven to be safe for patients since its approval in 1990 for the treatment of chronic granulomatous disease and through its approval in February 2000 for osteopetrosis.


    Interferon gamma-1b, the active ingredient in ACTIMMUNE, is a human protein which plays a key role in preventing the formation of excessive scar, or fibrotic, tissue and is a potent stimulator of the immune system. The results of a clinical trial published in October 1999 in THE NEW ENGLAND JOURNAL OF MEDICINE showed statistically significant evidence that interferon gamma-1b can halt and reverse the progression of idiopathic pulmonary fibrosis. In addition, both animal studies, known as preclinical studies, and clinical trials have demonstrated the therapeutic potential of interferon gamma-1b against a broad range of infectious diseases, notably mycobacterial and systemic fungal infections. A study published in May 1997 in THE LANCET showed that ACTIMMUNE was effective in the treatment of multidrug-resistant tuberculosis, a type of mycobacterial infection.

    Idiopathic pulmonary fibrosis, mycobacterial infections and systemic fungal diseases are serious and difficult to treat diseases that we believe represent a combined potential market opportunity for ACTIMMUNE of approximately
$3.5 billion annually in the United States.

    In addition to our late stage product development efforts with ACTIMMUNE, we have two additional products in preclinical development to treat infections caused by pseudomonas aeruginosa and staphylococcus aureus. We believe that these indications represent a combined potential market opportunity of approximately $2 billion annually in the United States.

ACTIMMUNE

    The active ingredient in ACTIMMUNE is interferon gamma-1b. Interferons are comprised of two families of related proteins that are secreted by a variety of cells in the body. Interferon alpha and interferon beta, which are included in one family, have been approved and are currently marketed for the treatment of diseases such as hepatitis B infection and multiple sclerosis. However, interferon alpha and interferon beta are associated with serious adverse side effects that often result in discontinuation of therapy. Interferon gamma, which is included in a separate family of interferons, is biologically distinct from interferon alpha and interferon beta. Interferon gamma has a superior safety profile as compared to interferon alpha and interferon beta because it results in fewer and less severe adverse side effects.

    ACTIMMUNE performs two important activities in the human body. First, ACTIMMUNE activates the immune system by stimulating a class of immune cells known as macrophages. This action results in increased killing and removal of infectious organisms, such as bacteria and fungi. Interferon gamma-1b has the broadest range of therapeutic activity in bacterial and fungal diseases of any protein yet identified. This activity enhances the body's ability to fight infection and is the reason we are developing ACTIMMUNE for use in the treatment of infectious diseases.

    ACTIMMUNE's second important activity in the body is to regulate the activity of the body's scar-forming cells, called fibroblasts. ACTIMMUNE directly blocks the multiplication of fibroblasts and also inhibits the production and action of TGF-beta, a potent scar-inducing molecule. The result of these actions is the prevention of excessive scarring, which is known as anti-fibrotic activity. The anti-fibrotic activity of ACTIMMUNE has been demonstrated in both preclinical studies and in clinical trials. We are pursuing a Phase II/III pivotal clinical trial using ACTIMMUNE for the treatment of idiopathic pulmonary fibrosis because prior clinical trials have demonstrated its anti-fibrotic activity.

BACKGROUND


    InterMune was formed in 1998 and began operations as a wholly-owned subsidiary of Connetics Corporation. In 1998, Connetics acquired from Genentech and subsequently sublicensed to us, the rights to develop and commercialize ACTIMMUNE for a broad range of indications, including infectious diseases, congenital disorders and idiopathic pulmonary fibrosis. We initially focused on expanding the sales of ACTIMMUNE for chronic granulomatous disease and on developing ACTIMUNNE to treat serious infectious diseases and congenital disorders. In April 1999, we became an independent company through venture capital funding. In October 1999, a study published in THE NEW ENGLAND JOURNAL OF MEDICINE showed significant evidence that interferon gamma-1b may halt or reverse the progression of idiopathic pulmonary fibrosis. As a result, we expanded our development and commercialization plans to include idiopathic pulmonary fibrosis as well as other life-threatening pulmonary diseases. In February 2000, we received FDA approval for the use of ACTIMMUNE for osteopetrosis. Both Connetics and Genentech maintain significant ownership positions in InterMune.


STRATEGY

    We plan to pursue a growth strategy through the following:

    GROW PRODUCT REVENUE. We assumed commercial operations for ACTIMMUNE in January 1999. In 1999, we were able to increase the sales of ACTIMMUNE by approximately 41% in the United States, compared to 1998. We accomplished this increase in sales through a product price increase and by increasing awareness of ACTIMMUNE through direct mailings and trade shows targeted at the academic-centered physician community. We believe increased physician awareness resulted in increased usage of the product for chronic granulomatous disease and other indications.


    EXPAND THE NUMBER OF FDA-APPROVED INDICATIONS FOR ACTIMMUNE. We plan to develop ACTIMMUNE for a number of indications where preclinical studies and clinical trials have shown promise for ACTIMMUNE as a potential treatment. Some of the diseases for which ACTIMMUNE has demonstrated therapeutic activity include idiopathic pulmonary fibrosis, mycobacterial infections, systemic fungal infections and cystic fibrosis. We believe that the risks and time required to obtain FDA approval for new indications of ACTIMMUNE may be reduced because of its established safety profile. We also believe that the life-threatening nature of some of the indications that we intend to treat will enable us to obtain accelerated, or fast track, approval for ACTIMMUNE for these indications.

    ENHANCE PHYSICIAN AWARENESS AND EDUCATION. We have initiated a program to further heighten physician awareness of ACTIMMUNE through a group of at least 12 medical science liaisons as well as through peer-reviewed journal advertisements for ACTIMMUNE and our recently launched ACTIMMUNE.com website. Although ACTIMMUNE is currently only approved for chronic granulomatous disease and osteopetrosis, we believe that some physicians may prescribe ACTIMMUNE to treat patients with idiopathic pulmonary fibrosis, as well as other diseases, based on available clinical data and publications of such data in THE NEW ENGLAND JOURNAL OF MEDICINE, THE LANCET and other peer-reviewed publications. To the extent allowed by law, we intend to disseminate these peer-reviewed articles to our physician customers for the purpose of off-label education.


    DEVELOP A SALES AND MARKETING ORGANIZATION TO SERVE PULMONOLOGISTS AND INFECTIOUS DISEASE SPECIALISTS. Pulmonologists are the physicians who generally treat idiopathic pulmonary fibrosis, and infectious disease specialists are the physicians who generally treat multidrug-resistant tuberculosis, atypical mycobacterial and systemic fungal infections. Accordingly, we intend to develop a sales and marketing force to target the approximately 6,000 pulmonologists and 4,000 infectious disease specialists practicing in the United States. In addition, because these pulmonologists and infectious disease specialists are primarily hospital-based and concentrated in major metropolitan areas, we believe that a focused marketing organization and specialized sales force can effectively serve them.

    CONTINUE TO IN-LICENSE PRECLINICAL AND DEVELOPMENT-STAGE PROGRAMS. We plan to continue to in-license and acquire rights to preclinical and development-stage programs, especially those for the treatment of life-threatening pulmonary and infectious diseases. To date, we have in-licensed ACTIMMUNE, our pseudomonas aeruginosa program and our staphylococcus aureus program. We believe that increasing consolidation in the pharmaceutical and biotechnology industries and continuing changes in the health care system will provide us with significant opportunities to in-license or acquire additional products and programs from pharmaceutical companies and research and academic institutions.

MARKETED PRODUCT AND PRODUCT DEVELOPMENT


    The following table summarizes key information concerning our targeted indications and the status of our product development:

      PRODUCT/PROGRAM              INDICATION                  STATUS              MARKETING RIGHTS
  ACTIMMUNE                 Chronic granulomatous     Marketed                  United States
                            disease
  ACTIMMUNE                 Osteopetrosis             Marketed                  United States
  ACTIMMUNE                 Idiopathic pulmonary      Phase II/III clinical     United States
                            fibrosis                  trial planned for first
                                                      half 2000
  ACTIMMUNE                 MYCOBACTERIAL INFECTIONS
                            - Multidrug-resistant     Phase III clinical trial  United States
                               tuberculosis           planned for first half    and Japan
                                                      2000

                            - Atypical mycobacterial  Phase II clinical trial   United States
                              infections              planned for second half
                                                      2000
  ACTIMMUNE                 SYSTEMIC FUNGAL
                            INFECTIONS
                            - Cryptococcal            Phase II clinical trial   United States
                              meningitis              ongoing
  ACTIMMUNE                 Cystic fibrosis           Phase II clinical trial   United States
                                                      planned for second half
                                                      2000
  Pseudomonas aeruginosa    Pseudomonas aeruginosa    Preclinical studies       Worldwide
  program                   infection
  Staphylococcus aureus     Staphylococcus aureus     Preclinical studies       Worldwide
  program                   infection



    ACTIMMUNE--Marketed Indications


    CHRONIC GRANULOMATOUS DISEASE

    ACTIMMUNE is currently approved for the treatment of chronic granulomatous disease, a life-threatening congenital disorder of the immune system that affects children. This disorder causes patients to be vulnerable to severe recurrent bacterial and fungal infections that result in frequent and prolonged hospitalizations and are commonly a cause of death.

    In 1990, ACTIMMUNE was approved by the FDA for the treatment of chronic granulomatous disease based on its ability to reduce the frequency and severity of infections in these patients. A randomized, double blind, placebo-controlled study of ACTIMMUNE in patients with chronic granulomatous disease demonstrated that ACTIMMUNE effectively reduced the frequency and severity of serious infections associated with chronic granulomatous disease. Overall, patients treated with ACTIMMUNE had 67% fewer disease-related infections compared to the placebo group. Additionally, ACTIMMUNE reduced hospitalizations associated with chronic granulomatous disease by 67% compared to the placebo group.

    There are an estimated 400 patients with chronic granulomatous disease in the United States, and there is no FDA-approved treatment for these patients other than ACTIMMUNE. Based on the indicated dosage levels, the annual cost per patient is approximately $25,000. Accordingly, we believe that chronic granulomatous disease represents an annual market opportunity of approximately $10 million in the United States for ACTIMMUNE.


    OSTEOPETROSIS



    In February 2000, the FDA approved ACTIMMUNE for the treatment of osteopetrosis and granted ACTIMMUNE orphan drug status for the treatment of osteopetrosis. Osteopetrosis is a life-threatening, congenital disorder in which an overgrowth of bony structures leads to blindness, deafness and increased susceptibility to infection. This disorder primarily affects children, and no other effective treatment is currently available other than ACTIMMUNE.



    The results of a Phase II clinical trial, which were published in June 1995 in THE NEW ENGLAND JOURNAL OF MEDICINE, demonstrated that osteopetrosis patients treated with ACTIMMUNE had a statistically significant improvement in the course of the disease. In addition, patients treated with ACTIMMUNE in a Phase III clinical trial experienced a statistically significant reduction in the rate of disease progression, defined as death, serious infection or cranial nerve damage, compared to the placebo group.



    There are approximately 400 patients with osteopetrosis in the United States. Based on the indicated dosage levels for osteopetrosis patients, the annual cost per patient is approximately $25,000. Accordingly, we believe that osteopetrosis represents an annual market opportunity of approximately
$10 million in the United States for ACTIMMUNE.



    ACTIMMUNE--INDICATIONS UNDER DEVELOPMENT


    IDIOPATHIC PULMONARY FIBROSIS

    Idiopathic pulmonary fibrosis is a life-threatening disease characterized by progressive scarring, or fibrosis, of the lungs, which leads to their deterioration and destruction. The cause of idiopathic pulmonary fibrosis is unknown. The prognosis is poor for patients with idiopathic pulmonary fibrosis, which occurs primarily in persons 40 to 70 years old. Most patients die from progressive loss of lung function, which leads to suffocation. The median life span for patients suffering from idiopathic pulmonary fibrosis is approximately three to five years from the time of diagnosis. There are approximately 50,000 patients in the United States with idiopathic pulmonary fibrosis. We plan to commence a Phase II/III pivotal clinical trial for this indication in the first half of 2000.

    CURRENT THERAPY. Therapeutic options for idiopathic pulmonary fibrosis are limited and only minimally effective. Approximately 70% to 80% of patients with idiopathic pulmonary fibrosis do not respond to any currently available drug therapy. Attempted drug therapies include high dose corticosteroids and anti-cancer drugs, both of which are minimally effective and result in significant adverse side effects. For these reasons, treatment with corticosteroids and anti-cancer drugs are not recommended for all patients with idiopathic pulmonary fibrosis. As a last resort, a small percentage of patients undergo lung transplantation, but donors are limited, and many patients die while awaiting a transplant.

    PRIOR CLINICAL TRIALS OF INTERFERON GAMMA-1B AS A TREATMENT FOR IDIOPATHIC PULMONARY FIBROSIS. Independent investigators conducted two clinical trials of interferon gamma-1b for the treatment of idiopathic pulmonary fibrosis. The results of these clinical trials demonstrated that interferon gamma-1b can be safely administered with minimal adverse side effects and can halt and reverse the deterioration in lung function in patients.

    The results of one of these clinical trials, a Phase II clinical trial published in October 1999 in THE NEW ENGLAND JOURNAL OF MEDICINE, demonstrated that interferon gamma-1b may be effective in the treatment of idiopathic pulmonary fibrosis. Investigators at the University of Vienna conducted the clinical trial with 18 patients who had not responded to treatment with corticosteroids or anti-cancer agents. Nine patients were treated for 12 months with oral prednisolone, a corticosteroid, and nine patients were treated with a combination of interferon gamma-1b and prednisolone.

    Lung function, as measured by total lung capacity and blood oxygen levels, deteriorated in all nine patients in the group given prednisolone alone. Total lung capacity decreased from a mean of 66% at the start of the trial to 62% after 12 months. In contrast, in the group receiving interferon gamma-1b plus prednisolone, total lung capacity increased from a mean of 70% at the start of the trial to 79% after 12 months. Similarly, in the nine patients in the group given prednisolone alone, blood oxygen levels of patients at rest decreased from a mean of 65% at the start of the trial to 62% after 12 months; in the group receiving interferon gamma-1b plus prednisolone, blood oxygen levels of patients at rest increased from a mean of 65% at the start of the trial to 76% after 12 months. Both of these results are statistically significant, each with a p value < 0.001. This means that, applying widely-used statistical methods, the chance that these results occurred by accident is less than 1 in 1000. All patients treated with interferon gamma-1b exhibited improved pulmonary function for the trial period of 12 months. In contrast, patients receiving treatment with prednisolone alone showed gradual impairment of their pulmonary function, and two of them died following the 12-month clinical trial.

    These results confirmed the observations of a prior Phase I/II clinical trial by the same investigators. In the prior clinical trial, the investigators tested safety and dosing of interferon gamma-1b in combination with prednisolone for the treatment of idiopathic pulmonary fibrosis in 30 patients. The clinical data showed that the ten patients who received 200 micrograms of ACTIMMUNE demonstrated overall improvement in lung function. In the ten patients that received 100 micrograms of interferon gamma-1b, four showed improvement. None of the ten patients in the control group, who were not treated with interferon gamma-1b, improved. Overall, the investigators concluded that patients who received interferon gamma-1b in combination with prednisolone showed significant improvement in lung function compared to the control group that received prednisolone alone.

    OUR PHASE II/III PIVOTAL CLINICAL TRIAL. We are continuing the clinical development of ACTIMMUNE in idiopathic pulmonary fibrosis by initiating a Phase II/III pivotal clinical trial during the first half of 2000. Our clinical trial will enroll patients with documented idiopathic pulmonary fibrosis who have not responded to previous treatment with corticosteroids and who have evidence of deteriorating lung function. We anticipate that our trial will compare two different doses, 100 micrograms and 200 micrograms, of ACTIMMUNE in combination with corticosteriods to a control group that receives corticosteriods alone. Outcomes will include several measures of lung function, including lung capacity, blood oxygen levels and several measures of quality of life.

    IDIOPATHIC PULMONARY FIBROSIS MARKET. There are approximately 50,000 patients with idiopathic pulmonary fibrosis in the United States. Based on the expected dosing level of 200 micrograms of ACTIMMUNE three times per week for idiopathic pulmonary fibrosis patients, the annual cost per patient would be approximately $50,000 per year. Assuming this treatment regimen, we believe that idiopathic pulmonary fibrosis represents an annual market opportunity of approximately $2.5 billion in the United States for ACTIMMUNE. In addition, if ACTIMMUNE is approved to treat idiopathic pulmonary fibrosis, we anticipate that it may also be used to treat some other forms of pulmonary fibrosis, including fibrosis caused by sarcoidosis, radiation, some environmental exposures and connective tissue diseases such as scleroderma.

    MYCOBACTERIAL INFECTIONS

    Mycobacteria are the cause of several infectious diseases, including tuberculosis, multidrug-resistant tuberculosis and atypical mycobacterial infections. Tuberculosis is a major worldwide health threat. Tuberculosis is a difficult disease to treat and requires multidrug regimens of 6 to 12 months for eradication. It is estimated that 1% to 10% of tuberculosis cases, classified as multidrug-resistant tuberculosis, are caused by mycobacteria that are resistant to standard drug therapy. During the past ten years, multidrug-resistant tuberculosis has emerged as a global health issue.

    In the United States, each year there are approximately 20,000 new cases of tuberculosis, of which approximately 250 are multidrug-resistant tuberculosis, and 4,000 cases of atypical mycobacterial infection. In Japan, where we have commercial rights for the use of ACTIMMUNE in the treatment of tuberculosis, there are approximately 43,000 new cases of tuberculosis each year, of which approximately 2,000 are multidrug-resistant tuberculosis. Based upon expected dosing levels, we believe that mycobacterial infections represent an annual market opportunity of approximately $500 million for ACTIMMUNE in United States and Japan.

    MULTIDRUG-RESISTANT TUBERCULOSIS. A recent clinical trial conducted at Bellevue Hospital in New York and published in THE LANCET in May 1997 found that patients with multidrug-resistant tuberculosis were able to respond to conventional tuberculosis drugs when ACTIMMUNE was added to their treatment regimen. In contrast, none of these patients had responded to conventional tuberculosis drugs alone after an average of 13 months of therapy. We plan to initiate a Phase III clinical trial of ACTIMMUNE for the treatment of multidrug-resistant tuberculosis in the first half of 2000.

    ATYPICAL MYCOBACTERIAL INFECTION. In May 1994, THE NEW ENGLAND JOURNAL OF MEDICINE published the results of a clinical trial showing ACTIMMUNE to be successful in reducing fever and other signs of infection in patients with atypical mycobacterial infection. We plan to initiate a Phase II clinical trial for this indication in the second half of 2000.

    SYSTEMIC FUNGAL INFECTIONS--CRYPTOCOCCAL MENINGITIS

    Systemic fungal infections, such as cryptococcal meningitis, an infection of the lining of the brain, and pneumonia, are life-threatening diseases caused by various fungi that attack patients with weakened immune systems. Currently available therapies for these infections are often ineffective and result in serious adverse side effects. Mortality from systemic fungal infections remains high. There is a clear need for new, effective and less toxic drugs to treat them. Recent research results support the potential benefit of combining ACTIMMUNE with conventional antifungal therapy in the treatment of several of the most prevalent types of systemic fungal infections. Because ACTIMMUNE works by acting directly on the immune system, we believe that new antifungal agents will also have greater efficacy when combined with ACTIMMUNE.

    Our strategy for the development of ACTIMMUNE for the treatment of systemic fungal diseases is twofold. We plan to conduct clinical trials and seek regulatory approval in cryptococcal meningitis and one other systemic fungal indication. To this end, we are currently conducting a Phase II clinical trial designed to determine dose and efficacy of ACTIMMUNE in combination therapy for the treatment of cryptococcal meningitis. Upon regulatory approval in two specific systemic fungal indications, we plan to seek broad labeling from the FDA for systemic fungal diseases in general. There are approximately 100,000 patients with systemic fungal infections in the United States. Based on expected dosing regimens for these patients, we believe that systemic fungal infections represent an annual market opportunity of approximately $500 million for ACTIMMUNE in the United States.

    CYSTIC FIBROSIS

    Cystic fibrosis is a congenital disorder that leads to chronic pulmonary infections in children, usually by four years of age. These infections result in an exaggerated inflammatory response, leading to clogging and obstruction of the airways. Chronic pulmonary infection is the major cause of mortality in these patients. Due to its ability to regulate the immune system, we believe that ACTIMMUNE may have the potential to modify many of the processes that lead to the exaggerated inflammation and to reduce the chronic inflammation in the lungs. By preventing excessive inflammation in the airways, ACTIMMUNE may be able to slow the progression of pulmonary deterioration. We are currently evaluating ACTIMMUNE in animal models of cystic fibrosis and plan to initiate a Phase I/II clinical trial of ACTIMMUNE in patients with cystic fibrosis in the second half of 2000. Cystic fibrosis affects an estimated 23,000 persons in the United States. We believe that cystic fibrosis represents an annual market opportunity of approximately $500 million for ACTIMMUNE in the United States.

    OTHER PROGRAMS

    PSEUDOMONAS AERUGINOSA INFECTION

    Pseudomonas aeruginosa is a bacterial infection that often affects patients using respirators and catheters as well as patients with a number of conditions, including burns, low white blood cell counts and cystic fibrosis. Because the types of patients at risk generally have pre-existing illnesses, pseudomonas aeruginosa infection most often occurs in a hospital setting.

    Scientists at the Medical College of Wisconsin have identified a protein, designated PcrV, on the surface of pseudomonas aeruginosa bacteria that enables the bacteria to invade human tissue. By directing antibodies against the PcrV protein, they have been able to demonstrate highly effective treatment, as well as prevention, of infections caused by pseudomonas in animal models. We are currently working with a third party to generate a human monoclonal antibody directed against the PcrV protein as a therapeutic, in combination with antibiotics. This antibody would treat pseudomonas aeruginosa infection and prevent infection in high-risk patients.

    Pseudomonas aeruginosa infections account for 71,000 annual cases in the United States of pneumonia in hospitalized patients, 30% to 40% of which die from their pneumonia. Furthermore, chronic pseudomonas aeruginosa is the leading cause of pulmonary infection and resulting mortality in patients with cystic fibrosis, which annually affects an estimated 23,000 persons in the United States. We believe pseudomonas represents an annual market opportunity of approximately $1 billion in the United States for our prospective product.

    STAPHYLOCOCCUS AUREUS INFECTION

    Staphylococcus aureus is a bacteria that causes diseases ranging from minor skin infections to life-threatening deep tissue infections such as pneumonia, meningitis, heart valve infections, post-operative wound infections, bloodstream infections and toxic shock syndrome. The emergence of antibiotic resistance has made many anti-infective agents ineffective. We are working with collaborators to discover protein fragments, known as peptides, that block infections caused by staphylococcus aureus. The efficacy of one of these peptides, known as VIF, has been demonstrated in animal models, and we intend to develop one or more peptides as therapy to be used in conjunction with antibiotics in the treatment of infections caused by staphylococcus aureus. We are also developing a vaccine for the prevention of infections caused by staphylococcus aureus in high-risk populations.

    In the United States, over 40 million surgeries are performed each year. Of these, approximately 10%, or four million, of the patients are at high risk of a post-operative infection caused by staphylococcus aureus. In addition, there are also approximately 200,000 dialysis patients who are at high risk of serious infections caused by staphylococcus aureus. These infections extend hospitalization and increase required medical and nursing care, and it would be highly cost-effective to immunize these high-risk patient groups with a staphylococcal vaccine. We believe infections caused by staphylococcus aureus represent an annual market opportunity of approximately $1 billion in the United States for our prospective product.

LICENSE AND OTHER AGREEMENTS

    CONNETICS CORPORATION (ACTIMMUNE)

    In August 1998, we entered into an Exclusive Sublicense Agreement with Connetics under which we obtained an exclusive sublicense under the rights granted to Connetics by Genentech through a license agreement relating to interferon gamma-1b. We also agreed to assume many of Connetics' obligations to Genentech under that license agreement. We entered into an Amended and Restated Exclusive Sublicense Agreement with Connetics in April 1999 in order to broaden the scope of rights granted to us.


    Our sublicensed rights include exclusive and non-exclusive rights. The exclusive rights are to commercialize ACTIMMUNE in the United States for the treatment and prevention of all human diseases and conditions, including infectious diseases and pulmonary fibrosis, but excluding arthritis and cardiac and cardiovascular diseases and conditions. The non-exclusive rights include the right to commercialize ACTIMMUNE for gene therapy in the United States, except for cardiac and cardiovascular diseases and conditions. In Japan, we have the exclusive license rights to commercialize interferon gamma-1b for tuberculosis. We also have the opportunity, under specified conditions, to obtain further rights to interferon gamma-1b in Japan. We pay both Connetics and Genentech royalties on the sales of ACTIMMUNE, and make one-time payments to Genentech upon the occurrence of specified milestone events. Connetics must satisfy specified obligations under the agreement with Genentech to maintain its license from Genentech. We are obligated under the agreement to develop and commercialize ACTIMMUNE for a number of indications.



    We have deferred payment of the royalties due to Genentech for 1999 (approximately $1.9 million) under a series of interest-bearing promissory notes that will become due upon the closing date of this offering. The amounts due under these notes may be converted, at Genentech's option, into shares of our stock sold in our most recent financing prior to the conversion at the same price per share.


    Connetics has an option under our agreement to obtain the exclusive, royalty-free right to commercialize ACTIMMUNE for dermatological indications in the United States. If Connetics exercises its option, then it will make one-time payments to us upon the occurrence of milestones. Connetics also has a first right of negotiation to become our marketing partner for the sale of ACTIMMUNE to dermatologists for indications that are not primarily dermatological in origin.

    In connection with the execution of the Amended and Restated Exclusive Sublicense Agreement, we also entered into a Transition Agreement with Connetics. Under the Transition Agreement, Connetics books the net sales of ACTIMMUNE, up to a baseline amount through December 2001, less associated cost of goods sold and marketing expenses. We book all net sales in excess of that baseline. This agreement also provides for economic incentives to transition the manufacturing of ACTIMMUNE from Genentech to a third party.

    MEDICAL COLLEGE OF WISCONSIN (PCRV PROTEIN)

    In March 1999, we entered into a License Agreement with the Medical College of Wisconsin under which we received exclusive, worldwide rights to technology owned by the College relating to PcrV protein. We are obligated to pay the College one-time payments on the occurrence of milestone events, as well as a royalty on the sales of products covered by this technology. We have also entered into a research agreement with the College to sponsor basic research relating to pseudomonas aeruginosa.

    PANORAMA RESEARCH, INC. (STAPHYLOCOCCUS AUREUS)

    In January 2000, we entered into a Sponsored Research and License Agreement with Panorama Research, Inc. under which we received exclusive, worldwide rights to technology owned by Panorama relating to staphylococcus aureus, as well as to technology to be developed by Panorama pursuant to the staphylococcus aureus research program that we support. We will pay to Panorama one-time payments on the occurrence of milestone events, as well as a royalty on the sales of products covered by this technology.

MANUFACTURING

    We contract with qualified third-party manufacturers to produce our products. This manufacturing strategy enables us to direct financial resources to the development and commercialization of products rather than diverting resources to establishing a manufacturing infrastructure that complies with the FDA's regulations. Genentech currently manufactures and formulates bulk active ingredient and fills and finishes ACTIMMUNE destined for commercial supply. We have contracted with CORD Logistics for the commercial distribution of ACTIMMUNE in the United States. We are negotiating with a third party to perform the packaging and distribution of ACTIMMUNE for our clinical trials.

    Boehringer Ingelheim manufactures and formulates bulk active ingredient and fills and finishes ACTIMMUNE destined for clinical supply. We recently entered into a supply agreement with Boehringer Ingelheim to manufacture both clinical and commercial supply of ACTIMMUNE. Boehringer Ingelheim is currently pursuing qualification by the FDA to manufacture ACTIMMUNE for our commercial supply. We believe that the FDA will approve Boehringer Ingelheim as a manufacturer of commercial supply of ACTIMMUNE by mid-2001.

PATENTS AND PROPRIETARY RIGHTS

    The proprietary nature of, and protection for, our products, product candidates, processes and know-how are important to our business. We plan to prosecute and defend aggressively our patents and proprietary technology. Our policy is to patent or in-license the technology, inventions, and improvements that we consider important to the development of our business. We also rely on trade secrets, know-how, and continuing innovation to develop and maintain our competitive position.

    We have acquired proprietary rights in the United States and Japan to make, use and sell interferon gamma-1b, ACTIMMUNE, in particular fields in connection with our Amended and Restated Exclusive Sublicense Agreement with Connetics. This sublicense agreement covers 15 U.S. patents and 9 corresponding Japanese patents. We have also licensed a patent application in the area of pseudomonas vaccine methods and have filed patent applications in the area of interferon gamma treatment methods and compositions and treatment methods for staphylococcus infections. We expect to continue to protect our proprietary technology with additional filings as appropriate.

    We attempt to ensure that our technology does not infringe the rights of others. We are not aware of any asserted or unasserted claims that our technology violates the proprietary rights of others. We are aware that the principal investigator of Phase I/II and Phase II clinical trials of interferon gamma-1b for the treatment of idiopathic pulmonary fibrosis has filed a patent application in several European countries claiming the use of interferon gamma-1b for this indication. We do not believe that a corresponding patent application has been filed in the United States. Further, we believe it is unlikely that the investigator could successfully obtain patent protection in the United States for the use of interferon gamma-1b to treat idiopathic pulmonary fibrosis. However, we cannot be certain that the investigator or a third party has not filed and will not obtain a U.S. patent claiming the use of interferon gamma-1b for the treatment of idiopathic pulmonary fibrosis or any of the other indications for which we are developing ACTIMMUNE. If a third party were issued a patent that blocked our ability to commercialize ACTIMMUNE for any of the indications we are targeting, we and our collaborators would be subject to legal action, unless we obtained a license under that patent in order to continue our commercialization efforts for those indications.

COMPETITION


    ACTIMMUNE is the only FDA-approved therapy for each of chronic granulomatous disease and osteopetrosis. There is no currently available effective therapy for the treatment of idiopathic pulmonary fibrosis. The main potential competition for ACTIMMUNE in idiopathic pulmonary fibrosis is the development of Avonex interferon beta by Biogen, Inc. Biogen, which currently markets Avonex for multiple sclerosis, is conducting a Phase II clinical trial of Avonex for idiopathic pulmonary fibrosis. We believe that successful development of Avonex for idiopathic pulmonary fibrosis will have a limited impact on ACTIMMUNE for idiopathic pulmonary fibrosis due to the more favorable side effect profile of ACTIMMUNE relative to interferon beta.


    We believe that the primary competition for ACTIMMUNE in serious infectious diseases such as mycobacterial and systemic fungal infections consists of:

    - the potential development of new generations of advanced antibiotics and anti-fungal agents that successfully treat these diseases; and

    - the current treatment regimens, which may be less effective in many cases, but cost substantially less than the current price for ACTIMMUNE.

    The primary competition for ACTIMMUNE in cystic fibrosis are the FDA-approved drugs marketed by Genentech and Pathogenesis Corporation.

SALES AND MARKETING


    We are currently marketing ACTIMMUNE in the United States for the treatment of chronic granulomatous disease and osteopetrosis. Our marketing efforts currently consist of the following:


    - direct mailings to physicians;

    - advertisements for ACTIMMUNE;

    - our ACTIMMUNE.com website, which contains product and disease information for physicians and patients; and

    - attendance at physician trade shows.

    We have contracted the services of 12 medical science liaisons who will educate physicians and increase their awareness of ACTIMMUNE. We also plan to sponsor speaker programs, medical symposia and continuing medical education programs regarding ACTIMMUNE.

FDA REGULATION AND PRODUCT APPROVAL

    The FDA and comparable regulatory agencies in state and local jurisdictions and in foreign countries impose substantial requirements upon the clinical development, manufacture and marketing of pharmaceutical products. These agencies and other federal, state and local entities regulate research and development activities and the testing, manufacture, quality control, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion of our products. We believe that our products will be regulated as biologics by the FDA.

    The process required by the FDA before our products, or new indications for approved products, may be marketed in the United States generally involves the following:

    - preclinical laboratory and animal tests;

    - submission of an investigational new drug, or IND, application, which must become effective before clinical trials may begin;

    - adequate and well-controlled human clinical trials to establish the safety and efficacy of the proposed drug for its intended use; and

    - FDA approval of a new BLA supplement.

    The testing and approval process requires substantial time, effort, and financial resources, and we cannot be certain that any new approvals for ACTIMMUNE will be granted on a timely basis, if at all.

    Prior to commencing a clinical trial, we must submit an IND application to the FDA. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the conduct of the trial. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. Our submission of an IND may not result in FDA authorization to commence a clinical trial. Further, an independent institutional review board at the medical center proposing to conduct the clinical trial must review and approve the plan for any clinical trial before it commences.

    Human clinical trials are typically conducted in three sequential phases that may overlap:

    - PHASE I: The drug is initially introduced into healthy human subjects or patients and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion.

    - PHASE II: Involves studies in a limited patient population to identify possible adverse effects and safety risks, to determine the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

    - PHASE III: When Phase II evaluations demonstrate that a dosage range of the product is effective and has an acceptable safety profile, Phase III trials are undertaken to further evaluate dosage, clinical efficacy and to further test for safety in an expanded patient population at geographically dispersed clinical study sites.

    - In the case of products for severe or life-threatening diseases such as idiopathic pulmonary fibrosis, the initial human testing is often conducted in patients rather than in healthy volunteers. Because these patients already have the target disease, these studies may provide initial evidence of efficacy traditionally obtained in Phase II trials, and thus these trials are frequently referred to as Phase I/II trials.

    We may not successfully complete Phase I, Phase II or Phase III testing of ACTIMMUNE within any specific time period, if at all. Furthermore, the FDA or an institutional review board or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

    The results of product development, preclinical studies and clinical studies are submitted to the FDA as part of a BLA, or a BLA supplement, for approval of a new indication if the product is already approved for an indication. The FDA may deny a BLA or BLA supplement if the applicable regulatory criteria are not satisfied or may require additional clinical data. Even if such data is submitted, the FDA may ultimately decide that the BLA or BLA supplement does not satisfy the criteria for approval. Once issued, the FDA may withdraw product approval if compliance with regulatory standards is not maintained or if problems occur after the product reaches the market. In addition, the FDA may require testing and surveillance programs to monitor the effect of approved products which have been commercialized, and the FDA has the power to prevent or limit further marketing of a product based on the results of these post-marketing programs.

    The FDA's fast track program is intended to facilitate the development and expedite the review of drugs intended for the treatment of serious or life-threatening diseases and that demonstrate the potential to address unmet medical needs for such conditions. Under this program, the FDA can, for example, review portions of a BLA for a fast track product before the entire application is complete, thus potentially beginning the review process at an earlier time. We cannot guarantee that the FDA will grant any of our requests for fast track designation, that any fast track designation would affect the time of review, or that the FDA will approve the BLA submitted for any of our drug candidates, whether or not fast track designation is granted. Additionally, the FDA's approval of a fast track product can include restrictions on the product's use or distribution, such as permitting use only for specified medical procedures or limiting distribution to physicians or facilities with special training or experience. Approval of fast track products can be conditional with a requirement for additional clinical studies after approval.

    Satisfaction of FDA requirements or similar requirements of state, local and foreign regulatory agencies typically takes several years and the actual time required may vary substantially, based upon the type, complexity and novelty of the product or indication. Government regulation may delay or prevent marketing of potential products or new indications for a considerable period of time and to impose costly procedures upon our activities. We cannot be certain that the FDA or any other regulatory agency will grant additional approvals for ACTIMMUNE on a timely basis, if at all. Success in early stage clinical trials does not assure success in later stage clinical trials. Data obtained from clinical activities is not always conclusive and may be susceptible to varying interpretations which could delay, limit or prevent regulatory approval. Even if a product receives regulatory approval, the approval may be significantly limited to specific indications and dosages. Further, even after regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market. Delays in obtaining, or failures to obtain additional regulatory approvals for ACTIMMUNE would have a material adverse effect on our business. In addition, we cannot predict what adverse governmental regulations may arise from future U.S. or foreign governmental action.

    Any products manufactured or distributed by us pursuant to FDA approvals are subject to continuing regulation by the FDA, including record-keeping requirements and reporting of adverse experiences with the drug. Drug manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with good manufacturing practices, which impose certain procedural and documentation requirements upon us and our third party manufacturers. We cannot be certain that we or our present or future suppliers will be able to comply with the GMP regulations and other FDA regulatory requirements.

    Physicians may prescribe drugs for uses that are not described in the product's labeling for uses that differ from those tested by us and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer's communications on the subject of off-label use. Companies cannot actively promote FDA-approved drugs for off-label uses, but a recent court decision now allows them to disseminate to physicians articles published in peer-reviewed journals, like THE NEW ENGLAND JOURNAL OF MEDICINE, that discuss off-label uses of approved products. To the extent allowed by law, we intend to disseminate peer-reviewed articles on ACTIMMUNE to our physician customers.

    The FDA's policies may change and additional government regulations may be enacted which could prevent or delay regulatory approval of our potential products or new indications for ACTIMMUNE. We cannot predict the likelihood, nature or extent of adverse governmental regulation which might arise from future legislative or administrative action, either in the United States or abroad.

    Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States. Orphan drug designation must be requested before submitting a BLA. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process. If a product that has orphan drug designation subsequently receives FDA approval for the indication for which it has such designation, the product is entitled to orphan exclusivity, i.e., the FDA may not approve any other applications to market the same drug for the same indication, except in very limited circumstances, for seven years. We intend to file for orphan drug designation for those ACTIMMUNE indications which meet the criteria for orphan exclusivity. Although obtaining FDA approval to market a product with orphan drug exclusivity can be advantageous, there can be no assurance that it would provide us with a material commercial advantage.

RESEARCH AND DEVELOPMENT

    We direct financial resources efficiently to goal-oriented projects by reducing the time and infrastructure spent on research and development. We do not conduct in-house preclinical research and development. Instead, we contract these activities to qualified third-party research and development institutions such as academia or private contract labs. We have two contracted research and development programs. The first is with the Medical College of Wisconsin and is focused on the development of monoclonal antibodies against pseudomonas aeruginosa. The other program is in collaboration with Panorama Research and is focused on the development of peptides that block staphylococcus aureus infections.

EMPLOYEES

    As of January 31, 2000, we had 21 full-time employees. Of the full-time employees, 10 were engaged in research and development and 11 were engaged in sales, general and administrative positions. In addition, we have contracted with consultants, including the 12 full-time medical science liaisons, that we estimate are the equivalent of 25 additional full-time employees. We believe our relations with our employees are good.

FACILITIES

    We currently utilize approximately 5,000 square feet for our interim corporate headquarters and administrative offices in Palo Alto, California through a services agreement with Connetics, which will expire when we move to a new facility. We have entered into a lease agreement for 7,000 square feet for our new corporate headquarters in Burlingame, California. We intend to move into these offices in the first quarter of 2000. We have no laboratory or research facilities.

                                   MANAGEMENT
--------------------------------------------------------------------------------

    The following table provides information regarding our directors, executive officers, and key employees:

NAME                                          AGE                        TITLE
----                                        --------   ------------------------------------------
W. Scott Harkonen, M.D....................     48      Chief Executive Officer, President and
                                                       Chairman of the Board of Directors

Timothy P. Lynch..........................     29      Chief Financial Officer, Vice President of
                                                       Business Development

Peter Van Vlasselaer, Ph.D................     41      Senior Vice President of Technical
                                                       Operations

Nzeera Virani-Ketter, M.D.................     50      Vice President of Clinical Research

Christine Czarniecki, Ph.D................     49      Vice President of Regulatory Affairs

J. Woodruff Emlen, M.D....................     53      Vice President of Scientific Affairs

Mary Fermi................................     47      Senior Director of Commercial Operations

Edgar Engleman, M.D.......................     54      Director

James I. Healy, M.D., Ph.D................     35      Director

John L. Higgins...........................     29      Director

Jonathan S. Leff..........................     31      Director

Nicholas J. Simon.........................     45      Director

Michael F. Powell.........................     45      Director

------------------------

    W. SCOTT HARKONEN, M.D. Dr. Harkonen founded InterMune in February 1998 and has served as a member of our board of directors since inception and is currently the Chairman of the Board. Dr. Harkonen has been our Chief Executive Officer and President since inception. From September 1995 to April 1999,
Dr. Harkonen served as Senior Vice President of Product Development and Operations at Connetics Corporation. From March 1991 to September 1995,
Dr. Harkonen served as Vice President of Medical and Regulatory Affairs at Univax Biologics. Dr. Harkonen holds an M.D. from the University of Minnesota and an M.B.A. from the Haas School of Business at the University of California at Berkeley.


    TIMOTHY P. LYNCH. Mr. Lynch has served as our Chief Financial Officer and Vice President of Business Development since November 1999. From July 1999 to October 1999, Mr. Lynch served as the Director of Business Development at ePhysician, Inc. From August 1997 to July 1999, Mr. Lynch served as Director of Strategic Planning at Elan Corporation, plc. From August 1993 to June 1995,
Mr. Lynch was employed by Goldman, Sachs & Co. in the investment banking division. From June 1992 to August 1993, Mr. Lynch was employed by Chase Securities, Inc. in the investment banking division. Mr. Lynch holds an M.B.A. from the Harvard Graduate School of Business.



    PETER VAN VLASSELAER, PH.D. Dr. Van Vlasselaer has served as our Senior Vice President of Technical Operations since November 1999. From July 1993 to November 1999, Dr. Van Vlasselaer served as Vice President of Development at Dendreon Corporation. Dr. Van Vlasselaer holds a Ph.D. from the University of Leuven in Belgium and was an immunology fellow at Stanford University.


    NZEERA VIRANI-KETTER, M.D. Dr. Virani-Ketter has served as our Vice President of Clinical Research since November 1999. From April 1998 to
March 1999, Dr. Virani-Ketter served as Senior Director of Clinical Research at VaxGen. From June 1996 to March 1998, Dr. Virani-Ketter served as associate director of clinical research at Gilead Sciences. Dr. Virani-Ketter holds an M.D. from the University of Toronto.


    CHRISTINE CZARNIECKI, PH.D. Dr. Czarniecki has served as our Vice President of Regulatory Affairs since January 2000. From March 1997 to January 2000,
Dr. Czarniecki served as Director of Regulatory Affairs and Quality at Axys Pharmaceuticals Inc. From July 1993 to March 1997, Dr. Czarniecki served as Director of Regulatory Affairs at ICOS Corporation. Dr. Czarniecki holds a Ph.D. from Georgetown University.


    J. WOODRUFF EMLEN, M.D. Dr. Emlen has served as our Vice President of Scientific Affairs since October 1998. From August 1997 to October 1998,
Dr. Emlen served as Vice President of Exploratory Medicine at Connetics Corporation. From September 1987 to August 1997, Dr. Emlen served as a professor of medicine and immunology at the University of Colorado Health Services Center. Dr. Emlen holds an M.D. from the University of California at San Diego.

    MARY FERMI. Ms. Fermi has served as our Senior Director of Commercial Operations since June 1998. From March 1996 to June 1998, Ms. Fermi directed the Managed Care Contracting Department at Spectra Laboratories. From March 1995 to March 1996, Ms. Fermi had management responsibilities, marketing, sales, managed care, and corporate accounts at MAST Immunosystems, Inc. Ms. Fermi holds an M.B.A. from San Jose State University.

    EDGAR ENGLEMAN, M.D. Dr. Engleman has served as a member of our board of directors since April 1999. Dr. Engleman joined BioAsia Investments, LLC in 1997 and is currently a General Partner of BioAsia Investments, LLC. Dr. Engleman has served on the faculty of Stanford University Medical School since 1978 and is currently Professor of Pathology and Medicine. Dr. Engleman serves on the board of directors of several private companies. Dr. Engleman holds an M.D. from Columbia University School of Medicine.


    JAMES I. HEALY, M.D., PH.D. Dr. Healy has served as a member of our board of directors since April 1999 and as the interim chairman of the board of directors from October 1999 through January 2000. Dr. Healy joined Sanderling Ventures in January 1998 and is currently a partner at Sanderling Ventures. From August 1997 to December 1997, Dr. Healy was a Novartis Foundation Fellow at Brigham & Women's Hospital. From August 1990 to July 1997 he was employed by the Howard Hughes Medical Institute and Stanford University. Dr. Healy serves on the board of directors of several private companies. Dr. Healy holds an M.D. and a Ph.D. from Stanford University.


    JOHN L. HIGGINS. Mr. Higgins has served as a member of our board of directors since April 1999. Mr. Higgins joined Connetics Corporation in September 1997 and currently serves as Chief Financial Officer and Executive Vice President of Finance and Administration. From August 1994 to
September 1997, Mr. Higgins worked at BioCryst Pharmaceuticals, Inc. serving in various management positions, including Executive Vice President of Corporate Development.

    JONATHAN S. LEFF. Mr. Leff has served as a member of our board of directors since January 2000. Mr. Leff joined E.M. Warburg, Pincus & Co., LLC in 1996 and is currently a Managing Director. Mr. Leff serves on the board of directors of Visible Genetics, Inc. and VitalCom, Inc., both of which are publicly held, and is on the board of directors of several private companies. Mr. Leff holds an M.B.A. from Stanford University.


    NICHOLAS J. SIMON. Mr. Simon has served as a member of our board of directors since August 1999. Mr. Simon joined Genentech, Inc. in December 1989 and is currently serving as Vice President of Business and Corporate Development. Mr. Simon serves on the board of directors of several private companies. Mr. Simon holds an M.B.A. from Loyola College.



    MICHAEL F. POWELL, PH.D. Dr. Powell has served as a member of our board of directors since January 2000. Dr. Powell joined Sofinnova Ventures in 1997 and is currently a Managing Director at Sofinnova Ventures. From 1990 to 1997,
Dr. Powell served as Group Leader at Genentech, Inc.

Dr. Powell serves on the board of directors of several private companies. Dr. Powell holds a Ph.D. from the University of Toronto and is currently an adjunct professor at the University of Kansas, department of Pharmaceutical Chemistry.


    Our executive officers are appointed by our board of directors and serve until their successors are elected or appointed. There are no family relationships among any of our directors or executive officers. Although no director has a contractual right to serve as a member of our board of directors, pursuant to the Amended and Restated Investor Rights Agreement, dated
January 7, 2000, among the holders of our preferred stock and us, we have agreed to use reasonable efforts to elect:

    - a representative designated by Sanderling Ventures until the earlier of January 7, 2004 or such time as the entities affiliated with Sanderling Ventures beneficially own less than 95% of the aggregate capital stock beneficially owned by them at the closing of our Series B preferred stock financing in January 2000 and

    - a representative designated by Warburg, Pincus Equity Partners, L.P. until the earlier of January 7, 2004 or such time as the entities affiliated with Warburg, Pincus Equity Partners, L.P. beneficially own less than 95% of the aggregate capital stock beneficially owned by them at the closing of our Series B preferred stock financing in January 2000.

BOARD COMPOSITION

    Dr. Harkonen is currently the chairman of our board of directors. We are searching for an independent chairman.

    Our board of directors consists of seven directors. Upon the closing of the offering, our board of directors will be divided into three classes:

    - Class I directors, whose term will expire at the annual meeting of stockholders to be held in 2001;

    - Class II directors, whose term will expire at the annual meeting of stockholders to be held in 2002; and

    - Class III directors, whose term will expire at the annual meeting of stockholders to be held in 2003.

    At each annual meeting of stockholders after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control or management of us.

COMMITTEES OF THE BOARD


    AUDIT COMMITTEE.  Our audit committee, consisting currently of Messrs.
       ,       and        , was recently formed in connection with this
offering. The audit committee will review our internal accounting procedures and consult with and review the services provided by our independent auditors.



    COMPENSATION COMMITTEE.  Our compensation committee, consisting currently of
Dr. Harkonen and Messrs.        and        , was recently formed in connection
with this offering. The compensation committee will review and recommend to our board of directors the compensation and benefits of all our officers and establish and review general policies relating to compensation and benefits of our employees.

COMPENSATION OF DIRECTORS

    We do not provide cash compensation to members of our board of directors for serving on our board of directors or for attendance at committee meetings. Members of our board of directors are reimbursed for some out-of-pocket expenses in connection with attendance at board and committee meetings. In July 1999, each of Messrs. Engleman, Healy and Higgins, three of our non-employee directors, received option grants to purchase 30,000 shares of common stock at exercise price of $0.125 per share. In October 1999, Mr. Simon, one of our non-employee directors, received an option grant to purchase 30,000 shares of common stock at an exercise price of $0.125 per share. In January 2000, each of Messrs. Leff and Powell, two of our non-employee directors, received option grants to purchase 30,000 shares of common stock at exercise prices of $4.50 per share. Under each of these grants, the option shares vest over a two-year period in equal quarterly installments. In July 1999, Messrs. Engleman and Healy each received an option grant for the purchase of 70,000 shares of fully vested common stock at an exercise price of $0.125 per share. Our 2000 Non-Employee Directors' Stock Option Plan, which will become effective upon the closing of this offering, will provide for ongoing option grants to our non-employee directors. See "Management--Stock Plans."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Neither member of our compensation committee has at any time been an officer or employee of ours. No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

EMPLOYMENT AGREEMENTS


    In April 1999, we entered into an executive employment agreement with Dr. Harkonen, our Chairman, Chief Executive Officer and President. The employment agreement provides for an annual salary of $225,000 and the payment of bonuses upon the achievement of milestones to be agreed to on an annual basis. In connection with his employment with us, we sold Dr. Harkonen 690,000 shares of common stock subject to a five year vesting schedule. If Dr. Harkonen's employment is terminated by us in an involuntary termination, other than for cause, as these terms are defined in the employment agreement, including circumstances involving a change in control, he will be entitled to receive his salary for an additional six months and will vest for an additional 28% of his common stock.



    In October 1999, we entered into an employment offer letter with Mr. Lynch, our Chief Financial Officer and Vice President of Business Development. The offer letter provides for an annual salary of $160,000. It also provides that if we terminate Mr. Lynch's employment other than for cause or if there is a significant change in his responsibilities following a change of control, he will be entitled to receive salary and benefits for an additional six months and will continue to vest for an additional six-month period.



    In October 1999, we entered into an employment offer letter with Dr. Van Vlasselaer, our Senior Vice President of Technical Operations. The offer letter provides for an annual salary of $165,000. It also provides that if we terminate Dr. Van Vlasselaer's employment other than for cause, he will be entitled to receive salary and benefits for an additional three months and will continue to vest for an additional three-month period.



    In December 1999, we entered into an employment offer letter with Dr. Czarniecki, our Vice President of Regulatory Affairs. The offer letter provides for an annual salary of $175,000. It also provides that if we terminate
Dr. Czarniecki's employment other than for cause, she will be entitled to receive salary and benefits for an additional four months and will continue to vest for an additional four-month period.

EXECUTIVE COMPENSATION

    The following table sets forth information concerning the compensation that we paid during 1999 to our Chief Executive Officer and our other most highly compensated executive officers whose salary and bonus for such year was in excess of $100,000 on an annualized basis. All option grants were made under our 1999 equity incentive plan.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                                          ANNUAL      COMPENSATION
                                                       COMPENSATION   ------------
                                                       ------------    SECURITIES       ALL OTHER
                                                          SALARY       UNDERLYING    COMPENSATION($)
NAME AND PRINCIPAL POSITION                                ($)          OPTIONS            (1)
---------------------------                            ------------   ------------   ---------------
W. Scott Harkonen, M.D...............................    $169,998             --         $10,749
  Chief Executive Officer, President and Chairman of
  the Board of Directors

Timothy P. Lynch.....................................    $ 26,667        180,000         $10,000
  Chief Financial Officer, Vice President of Business
  Development

Peter Van Vlasselaer, Ph.D...........................    $ 21,240        160,000         $10,000
  Senior Vice President of Technical Operations

J. Woodruff Emlen, M.D...............................    $114,928         90,000         $ 4,768
  Vice President of Clinical Research

Nzeera Virani-Ketter, M.D............................    $ 60,000        120,000              --
  Vice President of Scientific Affairs

------------------------

(1) Includes term-life insurance premiums paid by us on behalf of these named executive officers signing and annual bonuses, and excess long-term disability.

OPTION GRANTS

    The following table sets forth summary information regarding the option grants made to our Chief Executive Officer and each of our other executive officers whose salary and bonus was in excess of $100,000 on an annualized basis during 1999. Options granted to purchase shares of our common stock under our 1999 equity incentive plan are generally immediately exercisable by the optionee but are subject to a right of repurchase pursuant to the vesting schedule of each specific grant. In the event that a purchaser ceases to provide service to us, we have the right to repurchase any of that person's unvested shares of common stock at the original option exercise price. The exercise price per share is equal to the fair market value of our common stock on the date of grant as determined by our board of directors. The percentage of total options was calculated based on options to purchase an aggregate of 1,170,000 shares of common stock granted under our 1999 equity incentive plan in 1999. The potential realizable value was calculated based on the ten-year term of the options and assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the options were granted to their expiration date based on the fair market value of the common stock on the date of grant. Twenty percent of the option grant generally vests on the one-year anniversary of employment, and the remainder vest in a series of equal monthly installments beginning on the one year anniversary of employment and continuing over the next four years of service. However, Mr. Lynch's option grant of 15,000 shares will vest upon the closing of this offering. See "Stock Plans" for a description of the material terms of these options.

                             OPTION GRANTS IN 1999

                                                        PERCENT OF                              POTENTIAL REALIZABLE
                                                          TOTAL                                   VALUE AT ASSUMED
                                                         OPTIONS                                   ANNUAL RATES OF
                                           NUMBER OF    GRANTED TO                                   STOCK PRICE
                                           SECURITIES   EMPLOYEES                                 APPRECIATION FOR
                                           UNDERLYING       IN        EXERCISE                       OPTION TERM
                                            OPTIONS       FISCAL        PRICE      EXPIRATION   ---------------------
NAME                                        GRANTED        YEAR      (PER SHARE)      DATE         5%          10%
----                                       ----------   ----------   -----------   ----------   ---------   ---------
W. Scott Harkonen M.D....................        --           --           --                    $           $
Timothy P. Lynch.........................   165,000        14.10%      $0.125       11/16/09     $12,971     $32,871
                                             15,000         1.28%      $0.125       11/16/09     $ 1,179     $ 2,988
Peter Van Vlasselaer, Ph.D...............   160,000        13.68%      $0.125       11/16/09     $12,578     $31,875
J. Woodruff Emlen, M.D...................    70,000         5.98%      $0.125        7/29/09     $ 5,503     $13,945
                                             20,000         1.71%      $0.125       11/16/09     $ 1,572     $ 3,984
Nzeera Virani-Ketter, M.D................   120,000        10.26%      $0.125       11/16/09     $ 9,433     $23,906

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUES

    The following table provides summary information concerning the shares of common stock represented by outstanding stock options held by our Chief Executive Officer and our other most highly compensated executive officers with annualized base salaries in excess of $100,000 as of December 31, 1999. Options granted to purchase shares of our common stock under our 1999 equity incentive plan are generally immediately exercisable by optionees but are subject to a right of repurchase pursuant to the vesting schedule of each specific grant. The repurchase option generally lapses over a five-year period with 20% lapsing after the first year and 1.667% lapsing monthly thereafter. In the event that a purchaser ceases to provide service to us or our affiliates, we have the right to repurchase any of that person's unvested shares of common stock at the original option exercise price. Amounts shown in the value realized column were calculated based on the difference between the option exercise price and the fair market value of the common stock on the date of exercise, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares of common stock underlying the option. The exercise price for all options granted in 1999 was $0.125.

                                                                      NUMBER OF
                                                                      SECURITIES
                                                                      UNDERLYING            VALUE OF UNEXERCISED
                                                                     UNEXERCISED                IN-THE-MONEY
                                                                      OPTIONS AT                   OPTIONS
                                                                  DECEMBER 31, 1999         AT DECEMBER 31, 1999
                             SHARES ACQUIRED                    ----------------------   ---------------------------
NAME                           ON EXERCISE     VALUE REALIZED    VESTED       UNVESTED   EXERCISABLE   UNEXERCISABLE
----                         ---------------   --------------   --------      --------   -----------   -------------
W. Scott Harkonen, M.D.....           --                --           --           --            --             --

Timothy P. Lynch...........      180,000                 0           --           --            --             --

Peter Van Vlasselaer,
  Ph.D.....................      160,000                 0           --           --            --             --

J. Woodruff Emlen, M.D.....       90,000                 0           --           --            --             --

Nzeera Virani-Ketter,
  M.D......................      120,000                 0           --           --            --             --

STOCK PLANS

2000 EQUITY INCENTIVE PLAN

    Our board of directors adopted the 2000 plan in January 2000 and will ask our stockholders to approve the 2000 plan in February 2000. The 2000 plan will become effective on the effective date of this offering.

    SHARE RESERVE. A total of 2,000,000 shares of our common stock have been reserved for issuance under the 2000 plan. On January 1 of each year, commencing with January 1, 2001, the share reserve will increase by the least of the following:

    - 3% of our total outstanding common stock (on a fully diluted, as converted basis) at the time of an increase;

    - an amount less than that above as determined by our board of directors.

    No more than 10,000,000 of the shares reserved can be issued through the exercise of incentive stock options. When a stock award expires or is terminated before it is exercised, the shares not acquired pursuant to the stock award again become available for issuance under the 2000 plan.

    ADMINISTRATION. Our board of directors administers the 2000 plan. Our board of directors, however, may delegate this authority to a committee of one or more board members. The board or a committee of the board has the authority to construe, interpret and amend the 2000 plan as well as to determine:

    - the recipient of any stock award;


    - the number of stock awards a recipient may receive;


    - the grant date of a stock award;

    - the number of shares subject to a stock award;

    - the exercisability and vesting of a stock award;

    - the exercise price of a stock award;

    - the type of consideration to receive stock under a stock award; and

    - the other terms of a stock award.

    Our board of directors may amend or modify the 2000 plan at any time. However, no amendment or modification shall adversely affect the rights and obligations with respect to stock awards unless the holder consents to that amendment or modification. In addition, our board of directors may, if required or desirable, seek the approval of our stockholders to:

    - increase the maximum number of shares issuable under incentive stock options under the 2000 plan or the rate at which shares are added to the reserve of the 2000 plan (except for permissible adjustments in the event of certain changes in our capitalization);

    - materially modify the eligibility requirements for participation; or

    - materially increase the benefits accruing to participants.


    ELIGIBILITY. The 2000 plan permits granting stock awards to employees, directors and consultants of ours or certain of our affiliates. A stock award may be an "incentive stock option" (ISO), within the meaning of Section 422 of the Internal Revenue Code, a nonstatutory stock option (NSO), a right to purchase restricted stock or a restricted stock bonus.


    Section 162(m) of the Internal Revenue Code, among other things, denies a deduction to publicly held corporations for compensation paid to the chief executive officer or any of the four highest compensated officers (excluding the chief executive officer) in a taxable year to the extent that the compensation of that officer exceeds $1,000,000. To prevent options granted under the 2000 plan from being included in this compensation, in any calendar year the board may not grant options under the 2000 plan to an employee covering an aggregate of more than 1,000,000 shares.


    STOCK OPTION PROVISIONS GENERALLY. In general, the duration of a stock option granted under the 2000 plan cannot exceed ten years. The exercise price of an ISO cannot be less than 100% of the fair market value of the common stock on the date of grant. The exercise price of an NSO cannot be less than 50% of the fair market value of the common stock on the date of grant. An ISO may be transferred only on death, but an NSO may also be transferable to the extent permitted in the stock option agreement.



    Unless the terms of an optionholder's stock option agreement provide for earlier or later termination, if all of an optionholder's service relationships with us and our affiliates terminate, then generally that optionholder (or that optionholder's beneficiary if that optionholder has died) may exercise vested options within:


    - 18 months after that date if termination is due to death;

    - 12 months after that date if termination is due to disability; or

    - 3 months after that date if termination is for any reason other than disability or death.


    ISOs may be granted only to our employees (including those of certain affiliates). The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to which ISOs are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. An ISO granted to a person who at the time of grant owns or is deemed to own more than 10% of the total combined voting power of us or any of our affiliates must have a term of no more than five years and an exercise price that is at least 110% of fair market value at the time of grant.



    PROVISIONS OF OTHER STOCK AWARDS GENERALLY. The board or a committee of the board determines the purchase price of other stock awards, which for nonstatutory stock options and stock purchase awards cannot be less than 50% of the stock's fair market value at the time of grant. Stock bonuses, however, may be awarded in consideration of past services without additional payment. Shares that we sell or award under the 2000 plan may, but need not be, restricted and subject to a repurchase option in our favor in accordance with a vesting schedule. The board or committee, however, may accelerate the vesting of restricted stock.



    EFFECT ON STOCK AWARDS OF A CHANGE IN CONTROL. The 2000 plan provides that in the event of a change in control in the beneficial ownership of us, the surviving entity may assume all outstanding stock awards or substitute similar stock awards for them. If the surviving entity determines not to assume or substitute for these stock awards, the vesting in full of stock awards held by persons whose service with us or our affiliates has not already terminated will accelerate prior to this change in control. Awards not assumed or substituted and not exercised prior to the effective date of the change in control shall terminate and cease to be outstanding on the effective date of the change in control.


    OTHER PROVISIONS. If there is a transaction or event not involving our receipt of consideration, including a merger, consolidation, reorganization, stock dividend, or stock split, the board will appropriately adjust the class and the maximum number of shares subject to the 2000 plan, the maximum number of shares available for ISOs, and the Section 162(m) limit.

    PLAN TERMINATION.  The 2000 plan terminates on January 30, 2010.

    OPTIONS ISSUED. As the 2000 plan is not effective until the effective date of this offering, we have not granted any stock awards under the 2000 plan.

1999 EQUITY INCENTIVE PLAN


    Our board of directors adopted and our stockholders approved our 1999 equity incentive plan in June 1999. The 1999 plan was amended in December 1999, and our stockholders approved such amendment. An aggregate of 2,000,000 shares of common stock currently are authorized for issuance under the 1999 plan. On the effective date of this offering stock awards will no longer be granted under the 1999 plan. Stock awards granted under the 1999 plan have substantially the same terms as will apply to grants under the 2000 plan. With respect to change in control provisions, all outstanding options under the 1999 plan may be either assumed or substituted by any surviving entity. If the surviving entity determines not to assume or substitute such awards, the vesting schedule of all outstanding awards held by persons whose service with us or our affiliates has not already terminated shall accelerate, and all such outstanding awards will be immediately exercisable. Awards not assumed or substituted and not exercised prior to the effective date of the change in control shall terminate and cease to be outstanding on the effective date of the change in control. As of January 31, 2000, we had issued 885,000 shares upon the exercise of options under the 1999 plan and options to purchase 728,500 shares at a weighted average exercise price of $1.76 per share were outstanding. As of January 31, 2000, our board had not granted any stock bonuses or restricted stock under the 1999 plan.


2000 EMPLOYEE STOCK PURCHASE PLAN

    Our board of directors adopted our 2000 employee stock purchase plan in January 2000, and will ask our stockholders to approve the purchase plan in February 2000.

    SHARE RESERVE. A total of 200,000 shares of common stock have currently been authorized for issuance under the purchase plan. On each January 1, beginning with January 1, 2001, and including and ending on January 1, 2009, the share reserve will increase by the least of the following:


    - 1% of our total outstanding common stock, on a fully-diluted, as converted basis;



    - 400,000 shares; or



    - a lesser amount as determined by our board at or prior to the date of an increase.


    The purchase plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended. Under the purchase plan, eligible employees will be able to purchase common stock at a discount price in periodic offerings. The purchase plan and the first offering under the purchase plan will commence on the effective date of this offering.

    ELIGIBILITY. All employees are eligible to participate in the purchase plan so long as they are employed by us, or a U.S. incorporated subsidiary designated by the board of directors, for at least 20 hours per week and are customarily employed by us, or a subsidiary designated by the board of directors, for at least five months per calendar year. Any employee who is a 5% stockholder is not eligible to participate in the purchase plan.

    OFFERINGS. Under the purchase plan, the board may specify offerings of up to 27 months. Unless our board determines otherwise, common stock will be purchased for accounts of participating employees at a price per share equal to the lower of:


    - 85% of the fair market value of a share of our common stock on the first day of the offering; or


    - 85% of the fair market value of a share of our common stock on the purchase date.


    The first offering will begin on the effective date of this offering, and the shares will be registered on a Form S-8 registration statement soon after the effective date of this offering. The fair market value of the shares on the first date of this offering will be the price per share at which our shares are first sold to the public as specified in the final prospectus with respect to this offering. Otherwise, fair market value generally means the closing sales price (rounded up where necessary to the nearest whole cent) for these shares (or the closing bid, if no sales were reported) as quoted on the Nasdaq National Market on the last trading day prior to the relevant determination date, as reported in THE WALL STREET JOURNAL.


    The board may provide that employees who become eligible to participate after the offering period begins nevertheless may enroll in the offering. These employees will purchase our stock at the lower of:

    - 85% of the fair market value of a share on the day they began participating in the purchase plan; or

    - 85% of the fair market value of a share on the purchase date.

    Participating employees may authorize payroll deductions of up to 15% of their compensation for the purchase of stock under the purchase plan. Employees may end their participation in an offering before a purchase period ends. Participation ends automatically on termination of employment.


    OTHER PROVISIONS. The board may grant eligible employees purchase rights under the purchase plan only if the purchase rights together with any other purchase rights granted under other employee stock purchase plans established by us or by our affiliates, if any, do not permit the employee's rights to purchase our stock to accrue at a rate which exceeds $25,000 worth of our stock (based on its fair market value at the time the purchase right was granted) for each calendar year in which the purchase rights are outstanding.



    Upon a change in control, the successor corporation may either assume or replace outstanding purchase rights. Alternatively, the time for exercise of purchase rights under the ongoing offering period(s) will be accelerated and our stock will be purchased for the participants immediately before the change in control.


    SHARES ISSUED. The purchase plan will not be effective until the effective date of this offering. Therefore, as of the date hereof, no shares of common stock have been purchased under the purchase plan.

    PLAN TERMINATION.  The purchase plan has no set termination date.

2000 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN


    Our board adopted the 2000 non-employee directors' stock option plan in January 2000 and will ask our stockholders to approve the plan in February 2000. The directors' plan provides for the automatic grant to our non-employee directors of options to purchase shares of our common stock.



    SHARE RESERVE. We have reserved a total of 180,000 shares of our common stock for issuance under the directors' plan. On January 1 of each year, commencing with January 1, 2001, the share reserve will automatically be increased by 180,000 shares. However, the automatic increase is subject to reduction by the board. If an optionholder does not purchase the shares subject to his or her option before the option expires or otherwise terminates, the shares that are not purchased will again become available for issuance under the directors' plan.


    ADMINISTRATION. The board administers the directors' plan. The board has the authority to construe, interpret and amend the directors' plan but the directors' plan specifies the essential terms of the options, including:

    - the option recipients;

    - the grant dates;

    - the number of shares subject to the option;

    - the exercisability and vesting of the option;

    - the exercise price; and

    - the type of consideration.


    ELIGIBILITY. Options will automatically be granted under the directors' plan to our non-employee directors as follows:



    - Each non-employee director who, on the later of the closing of this offering or the date of initial election or appointment to our board as a non-employee director, does not already hold at least one stock option granted by us, will automatically be granted an option for 30,000 shares and an option for 10,000 shares.



    - Each non-employee director who, on the later of the closing of this offering or the date of initial election or appointment to our board as a non-employee director, already holds at least one stock option granted by us, will automatically be granted under the directors' plan an option for 10,000 shares on the date on which he is fully vested under all of his stock options granted by us.



    - On each anniversary of his or her first stock option grant for 10,000 shares under the directors' plan, each non-employee director who is continuing as a non-employee director will be granted an additional option for 10,000 shares.



    As long as the non-employee director continues to serve with us or with an affiliate of ours (whether in the capacity of a director, consultant, or an employee) each option granted under the directors' plan to such person will vest commencing one month after the date of its grant, at the rate of 1/36th of the total number of shares for 30,000 share grants and 1/12th of the total number of shares for 10,000 share grants until fully vested and will remain exercisable throughout its term.



    OPTION TERMS. Options have an exercise price equal to 100% of the fair market value of our common stock on the grant date. The option term is ten years but it generally will terminate three months after the optionholder's service terminates. If termination is due to the optionholder's disability, however, the post-termination exercise period is extended to 12 months. If this termination is due to the optionholder's death or if the optionholder dies within three months after his or her service terminates, the post-termination exercise period is extended to 18 months following death.



    The optionholder may transfer the option by gift to immediate family or for estate-planning purposes. The optionholder also may designate a beneficiary to exercise the option following the optionholder's death. Otherwise, the option exercise rights will pass by the optionholder's will or by the laws of descent and distribution.


    OTHER PROVISIONS. Transactions not involving our receipt of consideration, including a merger, consolidation, reorganization, stock dividend, and stock split, may change the class and number of shares subject to the directors' plan and to outstanding options. In that event, the board will appropriately adjust the directors' plan as to the class and the maximum number of shares subject to the directors' plan and to the automatic option grants. The board will also adjust outstanding options as to the class, number of shares and price per share subject to the options.

    In the event of a change in control, the surviving entity may either assume or replace outstanding options under the directors' plan. If this does not occur, then generally for options held by persons then performing services as an employee or director of, or consultant to, us or our affiliates, the vesting of their options will accelerate, and unexercised options will terminate immediately prior to the event. Even if assumption or substitution does occur, the vesting of options held by non-employee directors will accelerate and vest in full. A change in control includes the following:

    - a dissolution, liquidation or sale of all or substantially all of our assets;

    - a merger or consolidation in which we are not the surviving corporation;
      or

    - a reverse merger in which we are the surviving corporation but the shares of our common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property.

    OPTIONS ISSUED. The directors' plan will not be effective until the effective date of this offering. Therefore, we have not issued any options under the directors' plan.

    PLAN TERMINATION.  The directors' plan has no stated termination date.

401(k) PLAN

    We sponsor a 401(k) plan, a defined contribution plan intended to qualify under Section 401(a) of the Internal Revenue Code of 1986. All employees are eligible to participate. Participants may make pre-tax contributions to the 401(k) plan of up to 15% of their eligible earnings, subject to a statutorily prescribed annual limit ($10,500 in calendar year 2000). Under the 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the 401(k) plan's trustee.

    Each participant's contributions, and the corresponding investment earnings, are generally not taxable to the participants until withdrawn. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives.

LIMITATION OF LIABILITY OF DIRECTORS AND INDEMNIFICATION MATTERS

    Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

    - any breach of their duty of loyalty to the corporation or its stockholders;

    - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

    - any transaction from which a director derives an improper personal benefit.

    This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

    Our certificate of incorporation and bylaws provide that we shall indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity and certain other capacities, such as serving as a director of another corporation at the request of our board of directors.

    We intend to enter into agreements to indemnify our directors and officers in addition to indemnification provided for in our certificate of incorporation and our bylaws. These agreements, among other things, will provide for indemnification of our directors and officers for expenses specified in the agreements, including attorneys' fees, judgments, fines and settlement amounts incurred by any of these persons in any action or proceeding arising out of these persons' services as a director or officer for us, any of our subsidiaries or any other entity to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

    At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent in which indemnification would be required or permitted.

                           RELATED PARTY TRANSACTIONS
--------------------------------------------------------------------------------


    The following executive officers, directors or holders of more than five percent of our voting securities purchased securities in the amounts as of the dates shown below.



                                                                       SHARES OF PREFERRED STOCK
                                                                  -----------------------------------
                                                 COMMON STOCK     SERIES A-1   SERIES A-2   SERIES B
                                                ---------------   ----------   ----------   ---------
DIRECTORS AND EXECUTIVE OFFICERS
W. Scott Harkonen.............................          690,000          --           --        4,472
Timothy P. Lynch..............................          180,000          --           --        4,472
Peter Van Vlassalaer..........................          160,000          --           --           --
J. Woodruff Emlen.............................           90,000          --           --        4,472
Nzeera Virani-Ketter..........................          120,000          --           --          894
Nicholas J. Simon.............................               --          --           --        4,472
John L. Higgins...............................               --          --           --        4,472
James I. Healy................................               --          --           --        4,472
Edgar Engleman................................               --          --           --        2,236

5% STOCKHOLDERS
Genentech, Inc.(1)............................               --     875,000           --      178,891
Connetics Corporation(2)......................               --     960,000           --       89,445
Entities affiliated with Sanderling
  Ventures(3).................................          600,000          --    2,400,000      313,060
Entities affiliated with BioAsia Investments,
  LLC(4)......................................          312,500          --    1,200,000      201,254
Veron International, Ltd......................               --          --      800,000       67,084
Entities affiliated with E.M. Warburg, Pincus
  & Co. LLC(5)................................               --          --           --    3,130,590
Entities affiliated with Sofinnova
  Ventures(6).................................               --          --    1,200,000      183,363
Price Per Share...............................  $0.001 to $.125       $1.25        $1.25        $5.59
Date(s) of Purchase...........................     4/99 to 1/00        4/99         4/99         1/00


------------------------

(1) Nicholas J. Simon, one of our directors, is a vice president of Genentech, Inc.

(2) John L. Higgins, one of our directors, is the chief financial officer of Connetics Corporation.

(3) James I. Healy, one of our directors, is a partner of Sanderling Ventures.

(4) Edgar Engleman, one of our directors, is a managing member of BioAsia Investments, LLC.

(5) Jonathan S. Leff, one of our directors, is a general partner of E.M. Warburg, Pincus & Co. LLC.

(6) Michael F. Powell, one of our directors, is a general partner of Sofinnova Ventures.

    We have entered into the following agreements with our executive officers, directors and holders of more than five percent of our voting securities.

    AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT. We and the preferred stockholders described above have entered into an agreement, under which these and other preferred stockholders will have registration rights with respect to their shares of common stock following this offering. Upon the closing of this offering, all shares of our outstanding Series A-1, Series A-2, and Series B preferred stock will be automatically converted into common stock on a one for one basis. See "Description of Capital Stock--Registration Rights" for a further description of the terms of this agreement.

    AGREEMENTS WITH CONNETICS CORPORATION. We entered into the following agreements with Connetics in April 1999: an Amended and Restated Service Agreement, dated April 7, 1999, Amended and Restated Exclusive Sublicense Agreement, dated April 27, 1999, Collaboration Agreement, dated April 27, 1999, and Transition Agreement, dated April 27, 1999. Under the Amended and Restated

Exclusive Sublicense Agreement, we obtained a sublicense to the exclusive rights granted to Connetics by Genentech relating to interferon gamma-1b. See "Business--License Agreements." Pursuant to the Collaboration Agreement, we made cash payments to Connetics of approximately $500,000, committed to pay Connetics an additional $500,000 in 2001, committed to issue shares of Series B preferred stock to Connetics, which shares have been issued, and committed to issue to Connetics shares of Series C preferred stock, or in the event of our initial public offering or sale of us prior to the issuance of Series C preferred stock to either pay Connetics $1,000,000 cash or issue additional shares of Series B preferred stock. Under the Transition Agreement, Connetics books the net sales for ACTIMMUNE, up to a baseline amount through December 2001 less associated cost of goods sold and marketing expenses. After December 31, 2001, the net sales for ACTIMMUNE will fully revert to us. We further pay to Connetics gross margins on sales of ACTIMMUNE for chronic granulomatous disease below the baseline units until December 31, 2001. Under the Amended and Restated Service Agreement, Connetics has provided to us for a fee information services, payroll, facilities, human resources, accounting, employee benefits, and administration services. As of the date of this prospectus, we have discontinued most services under the Amended and Restated Service Agreement.

    SUPPLY AGREEMENT WITH GENENTECH, INC. Connetics and Genentech entered into a Supply Agreement, dated May 5, 1998, for the supply of ACTIMMUNE for clinical use and commercial sale. Connetics assigned all rights and obligations under the Supply Agreement to us in April 1999. The agreement terminates upon the earlier of May 5, 2001 or the date on which a mutually agreed upon third party manufacturer, with whom we will have entered into a supply agreement to manufacture ACTIMMUNE, receives an FDA license to manufacture ACTIMMUNE. Under some circumstances in which we are unable to conclude an agreement with a third party, Genentech may be required to supply ACTIMMUNE until May 5, 2003 or longer. However, we recently entered into a supply agreement with Boehringer Ingelheim for the supply of ACTIMMUNE, and upon their receipt of a license from the FDA for the manufacture of ACTIMMUNE, the Genentech Supply Agreement would terminate. See "Business--Strategy."


    We have deferred payment of the royalties due to Genentech for 1999 (approximately $1.9 million) under a series of interest-bearing promissory notes that will become due upon the closing date of this offering. The amounts due under these notes may be converted, at Genentech's option, into shares of our stock sold in our most recent financing prior to the conversion at the same price per share.


    INDEBTEDNESS OF MANAGEMENT. In connection with Dr. Harkonen's employment transition from Connetics to us, we assumed an outstanding loan of $100,000 made by Connetics to Dr. Harkonen pursuant to a secured loan agreement and promissory note dated September 19, 1997. The interest rate on the promissory note is 7.5% per annum. The principal and accrued interest are due on October 30, 2000.

    STOCK OPTIONS. Stock option grants to our executive officers and directors are described in this prospectus under the captions "Management--Director Compensation" and "--Executive Compensation."

    EXECUTIVE EMPLOYMENT AGREEMENTS. In April 1999, we entered into an executive employment agreement with Dr. Harkonen, our Chief Executive Officer and President, and in October, November and December 1999, we entered into employment offer letters with Dr. Van Vlassalaer, our Senior Vice President of Technical Operations; Mr. Lynch, our Chief Financial Officer and Vice President of Business Development; and Dr. Czarniecki, our Vice President of Regulatory Affairs. See "Management--Employment Agreements."

    INDEMNIFICATION AGREEMENTS. We intend to enter into indemnification agreements with our directors and officers for the indemnification of these persons to the full extent permitted by law. We also intend to execute these agreements with our future directors and officers.

                             PRINCIPAL STOCKHOLDERS
--------------------------------------------------------------------------------

    The following table sets forth certain information with respect to the beneficial ownership of our outstanding common stock as of January 31, 2000, and as adjusted to reflect the sale of our common stock by this prospectus, by:

    - our Chief Executive Officer and each of our four other most highly compensated executive officers;

    - each director;

    - all directors and executive officers as a group; and

    - each stockholder who is known by us to own beneficially 5% or more of our common stock.

    Percentage of ownership in the following table is calculated based on 15,397,194 shares of common stock outstanding as of January 31, 2000 and 20,897,194 shares of common stock outstanding after completion of this offering.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of January 31, 2000 are deemed outstanding. Those shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. Unless otherwise indicated, the address of each of the individuals named below is: 3294 West Bayshore Road, Palo Alto, CA 94303.


                                            AMOUNT AND NATURE OF SHARES BENEFICIALLY OWNED AS OF JANUARY 31, 2000
                                       -------------------------------------------------------------------------------
                                                                                                  PERCENT OF TOTAL
                                                                          SHARES ISSUABLE        OUTSTANDING SHARES
                                       OUTSTANDING   SHARES SUBJECT TO     UNDER OPTIONS         BENEFICIALLY OWNED
                                        SHARES OF       A RIGHT OF          EXERCISABLE       ------------------------
                                         COMMON      REPURCHASE AS OF    WITHIN 60 DAYS OF    BEFORE THIS   AFTER THIS
NAME AND ADDRESS OF BENEFICIAL OWNER    STOCK(1)     MARCH 31, 2000(2)    JANUARY 31, 2000     OFFERING      OFFERING
------------------------------------   -----------   -----------------   ------------------   -----------   ----------
W. Scott Harkonen, M.D...............     245,972          448,500                 --             4.51%        3.32%
Timothy P. Lynch.....................      19,472          165,000                 --             1.20            *
Peter Van Vlassalaer, Ph.D...........          --          160,000                 --             1.04            *
J. Woodruff Emlen, M.D...............      24,805           69,667                 --                *            *
Nzeera Virani-Ketter, M.D............         894          120,000                 --                *            *
Christine Czarniecki, Ph.D...........          --          105,000                 --                *            *
James I. Healy, M.D., Ph.D.(3).......   3,317,532               --            100,000            22.05        16.28
Edgar Engleman M.D.(4)...............   1,715,989               --            100,000            11.72         8.65
Jonathan S. Leff(5)..................   3,130,590               --             30,000            20.49        15.10
John L. Higgins(6)...................   1,053,917               --             30,000             7.03         5.18
Nicholas J. Simon(7).................       4,472               --             30,000                *            *
Michael F. Powell, Ph.D.(8)..........   1,383,363               --             30,000             9.16         6.75
Entities affiliated with Warburg,
  Pincus Equity Partners, L.P.(9)....   3,130,590               --                 --            20.33        14.98
Entities affiliated with Sanderling
  Ventures(10).......................   3,313,060               --                 --            21.52        15.85
Entities affiliated with BioAsia
  Investments, LLC(11)...............   1,713,753               --                 --            11.13         8.20
Entities affiliated with Sofinnova
  Ventures(12).......................   1,383,363               --                 --             8.98         6.62
Genentech, Inc.(13)..................   1,053,891               --                 --             6.84         5.04

                                            AMOUNT AND NATURE OF SHARES BENEFICIALLY OWNED AS OF JANUARY 31, 2000
                                       -------------------------------------------------------------------------------
                                                                                                  PERCENT OF TOTAL
                                                                          SHARES ISSUABLE        OUTSTANDING SHARES
                                       OUTSTANDING   SHARES SUBJECT TO     UNDER OPTIONS         BENEFICIALLY OWNED
                                        SHARES OF       A RIGHT OF          EXERCISABLE       ------------------------
                                         COMMON      REPURCHASE AS OF    WITHIN 60 DAYS OF    BEFORE THIS   AFTER THIS
NAME AND ADDRESS OF BENEFICIAL OWNER    STOCK(1)     MARCH 31, 2000(2)    JANUARY 31, 2000     OFFERING      OFFERING
------------------------------------   -----------   -----------------   ------------------   -----------   ----------
Connetics Corporation(14)............   1,049,445               --                 --             6.82         5.02
Veron International Ltd.(15).........     867,084               --                 --             5.63         4.15
All directors and executive officers
  as a group (12 persons)(16)........  10,891,640        1,068,167            320,000            78.13        57.88


------------------------

   * Less than 1% of the outstanding shares of common stock.

 (1) Excludes shares of common stock subject to a right of repurchase within 60 days of January 31, 2000.


 (2) The unvested portion of the shares of common stock is subject to a right of repurchase, at the original option price, in the event the holder ceases to provide services to us and its affiliates or upon a change of control of us. The repurchase rights lapse at a rate of 20% at the end of the first year of service, and at a rate of 1/48th of the remaining purchased shares for each continuous month of service thereafter. The option exercise prices range from $0.01 to $4.50.



 (3) Includes 1,510,462 shares held by Sanderling Venture Partners IV, L.P., 588,016 shares held by Sanderling IV Biomedical, L.P., 580,963 shares held by Sanderling IV Limited Partnership, L.P., 189,394 shares held by Sanderling IV Venture Management, 178,891 shares held by Sanderling IV Biomedical Co-Investment Fund, L.P., 167,581 shares held by Sanderling [Feri Trust] Venture Partners IV, L.P., 8,307 shares held by Sanderling IV Limited, L.P. and 89,446 shares held by Sanderling IV Co-Investment Fund, L.P. Dr. Healy is a partner of Sanderling Ventures. Sanderling Ventures is a general partner of Sanderling Venture Partners IV, L.P., Sanderling IV Biomedical, L.P., Sanderling IV Limited Partnership, L.P., Sanderling IV Venture Management, Sanderling IV Biomedical Co-Investment Fund, L.P., Sanderling [Feri Trust] Venture Partners IV, L.P., Sanderling IV Limited, L.P. and Sanderling IV Co-Investment Fund, L.P. Dr. Healy disclaims beneficial ownership of these shares except to the extent of his proportionate partnership interest in these shares.


 (4) Includes 1,205,201 shares held by Biotechnology Development Fund, L.P., 58,140 shares held by Biotechnology Development Fund II, L.P., and 450,412 shares held by Biotechnology Development Fund III, L.P. Dr. Engleman is a managing member of BioAsia Investments, LLC. BioAsia Investments, LLC is a general partner of Biotechnology Development Fund, L.P., Biotechnology Development Fund II, L.P., and Biotechnology Development Fund III, L.P. Dr. Engleman disclaims beneficial ownership of these shares except to the extent of his proportionate partnership interest in these shares.


 (5) Includes 2,958,407 shares held by Warburg, Pincus Equity Partners, L.P., 93,918 shares held by Warburg, Pincus Netherlands Equity Partners I, C.V., 62,612 shares held by Warburg, Pincus Netherlands Equity Partners II, C.V., and 15,653 shares held by Warburg, Pincus Netherlands Equity Partners III, C.V. Warburg, Pincus Equity Partners, L.P. and its three Dutch affiliates are referred to as the "WPEP Group." Warburg, Pincus & Co. ("WP") is the sole general partner of each of the four partnerships in the WPEP Group. WP is managed by E.M. Warburg, Pincus & Co., LLC "EMWP." Lionel I. Pincus is the managing partner of WP and the managing member of EMWP, and may be deemed to control both entities. Mr. Leff is a managing director and member of EMWP and a general partner of WP. Mr. Leff may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares beneficially owned by the WPEP Group. All shares indicated as owned by Mr. Leff are included because of his affiliation with the Warburg Pincus entities. Mr. Leff disclaims beneficial ownership of all shares owned by the Warburg Pincus entities.

 (6) Includes 1,049,445 shares held by Connetics Corporation. Mr. Higgins is the Chief Financial Officer of Connetics Corporation and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these shares.

 (7) Although Mr. Simon is a Vice President of Genentech, Inc., he does not have voting or investment power with respect to the shares owned by Genentech, Inc.


 (8) Includes 1,340,971 shares held by Sofinnova Venture Partners IV, L.P., 4,472 shares held by Sofinnova Management IV, LLC and 37,920 shares held by Sofinnova Venture Affiliates IV, L.P. Dr. Powell is a general partner of Sofinnova Ventures and a managing director of Sofinnova Management IV, LLC. Sofinnova Management IV, LLC is the general partner of Sofinnova Venture Partners IV, LP and Sofinnova Venture Affiliates IV, L.P. Sofinnova Ventures is an administrative entity of Sofinnova Management IV LLC.
     Dr. Powell disclaims beneficial ownership of these shares except to the extent of his proportionate partnership interest in these shares.



 (9) Includes 2,958,407 shares held by Warburg, Pincus Equity Partners, L.P., 93,918 shares held by Warburg, Pincus Netherlands Equity Partners I, C.V., 62,612 shares held by Warburg, Pincus Netherlands Equity Partners II, C.V., and 15,653 shares held by Warburg, Pincus Netherlands Equity Partners III, C.V. Warburg, Pincus Equity Partners, L.P. and such three Dutch affiliates are referred to as the "WPEP Group." Warburg, Pincus & Co. ("WP") is the sole general partner of each of the four partnerships in the WPEP Group. WP is managed by E.M. Warburg, Pincus & Co., LLC "EMWP." Lionel I. Pincus is the managing partner of WP and the managing member of EMWP, and may be deemed to control both entities. Each of the Warburg Pincus entities is located at 466 Lexington Avenue, New York, NY 10017.



 (10) Includes 1,510,462 shares held by Sanderling Venture Partners IV, L.P., 588,016 shares held by Sanderling IV Biomedical, L.P., 580,963 shares held by Sanderling IV Limited Partnership, L.P., 189,394 shares held by Sanderling IV Venture Management, 178,891 shares held by Sanderling IV Biomedical Co-Investment Fund, L.P., 167,581 shares held by Sanderling [Feri Trust] Venture Partners IV, L.P., 8,307 shares held by Sanderling IV Limited, L.P. and 89,446 shares held by Sanderling IV Co-Investment Fund, L.P. Sanderling Ventures is located at 2730 Sand Hill Road, Suite 200, Menlo Park, CA 94025.


 (11) Includes 1,205,201 shares held by Biotechnology Development Fund, L.P., 58,140 shares held by Biotechnology Development Fund II, L.P., and 450,412 shares held by Biotechnology Development Fund III, L.P. Dr. Engleman is a managing member of BioAsia Investments, LLC. BioAsia Investments, LLC is a general partner of Biotechnology Development Fund, L.P., Biotechnology Development Fund II, L.P., and Biotechnology Development Fund III, L.P. BioAsia Investments, LLC is located at 575 High St., Palo Alto, CA 94301.


 (12) Includes 1,340,971 shares held by Sofinnova Venture Partners IV, L.P., 4,472 shares held by Sofinnova Management IV, LLC and 37,920 shares held by Sofinnova Venture Affiliates IV, L.P. Dr. Powell is a general partner of Sofinnova Ventures and is a managing director of Sofinnova Management IV, LLC. Sofinnova Management IV, LLC is a general partner of Sofinnova Management IV, LLC. Sofinnova Ventures is an administrative entity Sofinnova Management IV LLC. Sofinnova Ventures is located at 140 Geary Street, 10(th) Floor, San Francisco, CA 94108.


 (13) Genentech, Inc. is located at 1 DNA Way, South San Francisco, CA 94080.

 (14) Connetics Corporation is located at 3400 West Bayshore Road, Palo Alto, CA 94303..

 (15) Veron International, Ltd. is located at ChinaChem Golden Plaza, Top Floor, 77 Mody Road, Tsimshatsui East, Kowloon, Hong Kong.

 (16) Total number of shares includes 10,590,211 shares of common stock held by entities affiliated with directors and executive officers. See footnotes 3 through 8 above.

                          DESCRIPTION OF CAPITAL STOCK
--------------------------------------------------------------------------------

    Upon completion of this offering, our authorized capital stock will consist of 45,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of undesignated preferred stock, $0.001 par value. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our certificate of incorporation and bylaws, which we have included as exhibits to the registration statement of which this prospectus forms a part.

COMMON STOCK

    As of December 31, 1999, there were 14,692,194 shares of common stock and preferred stock outstanding, held of record by 61 stockholders. These amounts assume the conversion of all outstanding shares of preferred stock into common stock, which is to occur upon the closing of this offering. In addition, as of December 31, 1999, there were 990,000 shares of common stock subject to outstanding options. Upon completion of this offering, there will be 20,192,194 shares of common stock outstanding, assuming no exercise of outstanding stock options after December 31, 1999.

    Each share of common stock entitles its holder to one vote on all matters to be voted upon by stockholders. Subject to preferences that may apply to any outstanding preferred stock, holders of common stock may receive ratably any dividends that the board of directors may declare out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and any liquidation preference of preferred stock that may be outstanding. The common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock that we will issue upon completion of this offering will be fully paid and non-assessable.

PREFERRED STOCK

    According to our amended and restated certificate of incorporation, our board of directors will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series. Our board shall designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms and number of shares constituting any series or the designation of any series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing a change in control without further action by the stockholders. We have no present plans to issue any shares of preferred stock after the completion of this offering.

REGISTRATION RIGHTS

    The holders of 13,656,361 shares of the common stock that will be outstanding after this offering are entitled to require us for a period of five years following this offering to register the sales of their shares under the Securities Act of 1933, under the terms of an agreement between us and the holders of these securities. Subject to limitations specified in the agreement, these registration rights include the following:

    - two demand registration rights that holders may exercise no sooner than 180 days after our initial public offering, which require us to register sales of a holder's shares, subject to the discretion of our board of directors to delay the registration not more than twice in any twelve month period;

    - an unlimited number of piggyback registration rights that require us to register sales of a holder's shares when we undertake a public offering, subject to the discretion of the managing underwriter of the offering to decrease the amount that holders may register to not less than thirty percent (30%) of the total offering; and

    - an unlimited number of rights to require us to register sales of shares on Form S-3, a short form of registration statement permitted to be used by some companies, which holders may exercise if they request registration of the sale of more than $1,000,000 of common stock provided that Form S-3 is available for such offering and subject to the discretion of our board of directors to delay the registration not more than twice in any twelve-month period.

    We will bear all registration expenses if these registration rights are exercised, other than underwriting discounts and commissions. These registration rights terminate as to a holder's shares when that holder may sell those shares under Rule 144(k) of the Securities Act, which for most parties means two years after the acquisition of the shares from us or when a holder owning less than one percent of our outstanding common stock may sell such holder's shares under Rule 144 during any ninety day period.

ANTI-TAKEOVER PROVISIONS

    DELAWARE LAW

    We are subject to Section 203 of the Delaware General Corporation Law, which regulates acquisitions of Delaware corporations. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person becomes an interested stockholder, unless:

    - our board of directors approved the business combination or the transaction in which the person became an interested stockholder prior to the date the person attained this status;

    - upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

    - on or subsequent to the date the person became an interested stockholder, our board of directors approved the business combination and the stockholders other than the interested stockholder authorized the transaction at an annual or special meeting of stockholders.

    Section 203 defines a "business combination" to include:

    - any merger or consolidation involving the corporation and the interested stockholder;

    - any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

    - in general, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

    - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

    In general, Section 203 defines an "interested stockholder" as any person who, together with the person's affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation's voting stock.

CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

    Our certificate of incorporation and bylaws, to be effective upon the closing of this offering, divide our board into three classes as nearly equal in size as possible, with each class serving a three-year term. The terms are staggered, so that one-third of the board is to be elected each year. The classification of our board could have the effect of making it more difficult than otherwise for a third party to acquire control of us, because it would typically take more than a year for a majority of the stockholders to elect a majority of our board. In addition, our certificate of incorporation and bylaws will provide that any action required or permitted to be taken by our stockholders at an annual or special meeting may be taken only if it is properly brought before the meeting, and may not be taken by written action in lieu of a meeting. The bylaws will also limit who may call a special meeting of the stockholders. Under our bylaws, stockholders wishing to propose business to be brought before a meeting of stockholders will be required to comply with various advance notice requirements. Finally, our certificate of incorporation and bylaws will not permit stockholders to take any action without a meeting.

TRANSFER AGENT AND REGISTRAR


    The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services LLC. The transfer agent's address is 235 Montgomery Street, 23rd floor, San Francisco, CA 94104.

                        SHARES ELIGIBLE FOR FUTURE SALE
--------------------------------------------------------------------------------

    Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could reduce prevailing market prices. Furthermore, since no shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale as described below. Sales of substantial amounts of our common stock in the public market after any restrictions on sale lapse could adversely affect the prevailing market price of the common stock and impair our ability to raise equity capital in the future.

    Upon completion of the offering, we will have 20,192,194 outstanding shares of common stock, assuming no exercise of the overallotment option and no exercises of outstanding options after December 31, 1999. Of these shares, all of the shares sold in the public offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by affiliates. The remaining 14,692,194 shares of common stock held by existing stockholders are restricted securities. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration described below under Rules 144, 144(k) or 701 promulgated under the Securities Act.

    As a result of contractual restrictions described below and the provisions of Rules 144, 144(k) and 701, the restricted shares will be available for sale in the public market as follows:

    - unless held by affiliates, the 5,500,000 shares sold in the public offering will be freely tradable upon completion of the offering;

    - 8,436,113 shares will be eligible for sale upon the expiration of the lock-up agreements, described below, beginning 180 days after the date of this prospectus; and

    - 273,250 shares will be eligible for sale upon the exercise of vested options 180 days after the date of this prospectus.

LOCK-UP AGREEMENTS

    All of our directors, officers, employees and other stockholders, who together hold all of our securities, have entered into lock-up agreements in connection with this offering. These lock-up agreements generally provide that these holders will not offer, sell, contract to sell, grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 180 days after the date of this prospectus without the prior written consent of Warburg Dillon Read LLC. Notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements may not be sold until these agreements expire or are waived by the representatives of the underwriters of this offering.

RULE 144

    In general, under Rule 144 as currently in effect, after the expiration of the lock-up agreements, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - one percent of the number of shares of common stock then outstanding, which will equal approximately 201,922 shares immediately after this offering; and

    - the average weekly trading volume of our common stock during the four calendar weeks preceding the sale.

    Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice and the availability of current public information about us.

RULE 144(K)

    Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, may sell these shares without complying with the manner of sale, public information, volume limitation or notice requirements of Rule 144.

RULE 701

    Rule 701, as currently in effect, permits our employees, officers, directors or consultants who purchased shares pursuant to a written compensatory plan or contract to resell such shares in reliance upon Rule 144, but without compliance with certain restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 90 days after effectiveness without complying with the holding period requirement and that non-affiliates may sell such shares in reliance on Rule 144 90 days after effectiveness without complying with the holding period, public information, volume limitation or notice requirements of Rule 144.

REGISTRATION RIGHTS

    Upon completion of this offering, the holders of 13,656,361 shares of our common stock, or their transferees, will be entitled to rights with respect to the registration of their shares under the Securities Act. Registration of their shares under the Securities Act would result in these shares becoming freely tradeable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of such registration.

STOCK OPTIONS

    We intend to file a registration statement under the Securities Act after the effective date of this offering to register shares to be issued pursuant to our employee and director benefit plans. As a result, any options or rights exercised under the 1999 equity incentive plan, the 2000 equity incentive plan, the 2000 employee stock purchase plan and the 2000 non-employee directors' stock option plan will also be freely tradable in the public market. However, shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144, unless otherwise resalable under Rule 701. As of January 31, 2000, we had granted options to purchase 728,500 shares of common stock that had not been exercised, of which options to purchase 273,250 shares were both exercisable and not subject to a right of repurchase in our favor. In addition, as of that date we had reserved 386,500 shares for possible future issuance under our 1999 equity incentive plan.

                                  UNDERWRITING
--------------------------------------------------------------------------------

    We have entered into an underwriting agreement with the underwriters named below. Warburg Dillon Read LLC, Chase Securities Inc., and Prudential Securities Incorporated are acting as representatives of the underwriters.

    The underwriting agreement will provide for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters' obligations are several, which means that each underwriter is required to purchase a specific number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter will severally agree to purchase the number of shares of common stock set forth opposite its name below.

NAME                                                          NUMBER OF SHARES
----                                                          ----------------
Warburg Dillon Read LLC.....................................
Chase Securities Inc........................................
Prudential Securities Incorporated..........................
                                                                  -------
    Total...................................................
                                                                  =======

    This is a firm commitment underwriting. This means that the underwriters have agreed to purchase all of the shares offered by this prospectus, other than those covered by the over-allotment option described below, if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

    The representatives have advised us that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representatives may offer some of the shares to certain securities dealers at such price less a concession of $ per share. The underwriters may also allow to dealers, and such dealers
may reallow, a concession not in excess of $      per share to certain other
dealers. After the shares are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

    We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase a maximum of 825,000 additional shares of our common stock to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the underwriters
will purchase             shares from us, the total price to the public will be
      , and the total proceeds to us will be             . The underwriters have
severally agreed that, to the extent the over-allotment option is exercised, each of the underwriters will purchase a number of additional shares proportionate to its initial amount reflected in the above table.

    The following table provides information regarding the amount of the discount to be paid to the underwriters by us:

                                                          PAID BY US
                                         ---------------------------------------------
                                            NO EXERCISE OF         FULL EXERCISE OF
                                         OVER-ALLOTMENT OPTION   OVER-ALLOTMENT OPTION
                                         ---------------------   ---------------------
Per Share..............................            $                       $
Total..................................            $                       $

    We estimate that the total expenses of this offering, excluding the
underwriter discount, will be approximately $            .

    We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act.

    We and our directors, executive officers, and all of the holders of our common stock and securities convertible into or exercisable or exchangeable for common stock issued prior to this offering, have agreed pursuant to certain "lock-up" agreements with the underwriters that we and they will not offer, sell, contract to sell, pledge, grant any option to sell, or otherwise dispose of, directly or indirectly, any shares of common stock or securities convertible into or exercisable or exchangeable for common stock for a period of 180 days after the date of this prospectus without the prior written consent of Warburg Dillon Read LLC. Warburg Dillon Read LLC, in its sole discretion, may release the shares subject to the lock-up agreements in whole or in part at any time with or without notice. However, Warburg Dillon Read LLC has no current plan to do so.

    At our request, the underwriters have reserved for sale at the initial
public offering price up to        shares of our common stock for our officers,
directors, employees, clients, friends and related persons who express an interest in purchasing these shares. The number of shares of our common stock available for sale to the general public will be reduced to the extent these persons purchase these reserved shares. The underwriters will offer any shares not so purchased by these persons to the general public on the same basis as the other shares in this initial public offering.

    Prior to his offering, there has been no public market for our common stock. Consequently, the offering price for our common stock will be determined by negotiations between us and the underwriters and will not necessarily be related to our asset value, net worth or other established criteria of value. The factors to be considered in these negotiations, in addition to prevailing market conditions, will include the history of and prospects for the industry in which we compete, an assessment of our management, our prospects, our capital structure and certain other factors as are deemed relevant.

    Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

    - STABILIZING TRANSACTIONS--The representatives may make bids for or purchases of the shares for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

    - OVER-ALLOTMENTS AND SYNDICATE COVERING TRANSACTIONS--The underwriters may create a short position in the shares by selling more shares than are set forth on the cover page of this prospectus. If a short position is created in connection with this offering, the representatives may engage in syndicate covering transactions by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option.

    - PENALTY BIDS--If the representatives purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

    Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

    Neither us nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the

Nasdaq National Market or otherwise. If these transactions are commenced, they may be discontinued without notice at any time.

    The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

    In January 2000, we issued an aggregate of 4,966,361 shares of our Series B preferred stock, including the shares issued to Chase Securities Inc. at a per share price of $5.59. Chase Securities Inc. acted as the placement agent for this private placement for which it received a customary cash fee for its services and 120,000 shares of Series B preferred stock.

                                 LEGAL MATTERS
--------------------------------------------------------------------------------

    The validity of the shares of our common stock offered hereby will be passed upon for us by Cooley Godward LLP, Palo Alto, California. As of the date of this prospectus, certain partners and associates of Cooley Godward LLP own an aggregate of 17,889 shares of common stock through an investment partnership. Certain legal matters in connection with this offering will be passed upon for the underwriters by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts.

                                    EXPERTS
--------------------------------------------------------------------------------

    Our financial statements as of December 31, 1998 and 1999 and for the period from February 25, 1998 (inception) to December 31, 1998, the year ended
December 31, 1999 and for the period from February 25, 1998 (inception) through December 31, 1999 included in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as stated in their report appearing in this prospectus and registration statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION
--------------------------------------------------------------------------------

    We have filed with the Securities and Exchange Commission a registration statement (of which this prospectus forms a part) on Form S-1 with respect to the common stock being offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto. For further information with respect to us and the shares of common stock offered hereby, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, where any contract is an exhibit to the registration statement, each statement with respect to the contract is qualified in all respects by the provisions of the relevant exhibit, to which reference is hereby made. You may read and copy any document we file at the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the Securities and Exchange Commission's Regional Offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the operation of the public reference rooms.

    As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Upon approval of the common stock for quotation on the Nasdaq National Market, such reports, proxy and information statements and other information may also be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, NW, Washington, D.C. 20006.

    The Securities and Exchange Commission maintains a World Wide Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission's website is http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                        INTERMUNE PHARMACEUTICALS, INC.

                              FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Report of Ernst & Young LLP, independent auditors...........     F-2
Balance sheets as of December 31, 1998 and 1999.............     F-3
Statements of operations for the period from February 25,
  1998 (inception) to December 31, 1998, the year ended
  December 31, 1999, and for the period from February 25,
  1998 (inception) to December 31, 1999.....................     F-4
Statements of cash flows for the period from February 25,
  1998 (inception) to December 31, 1998, the year ended
  December 31, 1999, and for the period from February 25,
  1998 (inception) to December 31, 1999.....................     F-5
Statements of redeemable convertible preferred stock and
  stockholders' equity (deficit) for the period from
  February 25, 1998 (inception) to December 31, 1999........     F-6
Notes to financial statements...............................     F-7

                          INDEPENDENT AUDITORS' REPORT

                 REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors

InterMune Pharmaceuticals, Inc.

    We have audited the accompanying balance sheets of InterMune Pharmaceuticals, Inc. (a development stage company) as of December 31, 1998 and 1999 and the related statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit), and cash flows for the period from February 25, 1998 (inception) to December 31, 1998, the year ended December 31, 1999, and for the period from February 25, 1998 (inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of InterMune
Pharmaceuticals, Inc. (a development stage company) at December 31, 1998 and 1999, and the results of its operations and its cash flows for the period from February 25, 1998 (inception) to December 31, 1998, the year ended December 31, 1999, and for the period from February 25, 1998 (inception) to December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                                               ERNST & YOUNG LLP

Palo Alto, California
January 28, 2000

                                 BALANCE SHEETS

                                                                                                      PRO FORMA
                                                                                                    DECEMBER 31,
                                                                       DECEMBER 31,  DECEMBER 31,       1999
                                                                           1998          1999        (UNAUDITED)
                                                                       ------------  -------------  -------------
                                                     ASSETS
Current assets:
  Cash and cash equivalents..........................................   $2,314,781   $   3,772,110
  Short-term investments, available for sale.........................    2,405,050         442,184
  Accounts receivable, net...........................................           --         409,392
  Inventories........................................................           --         831,145
  Notes receivable from officer......................................           --         103,750
  Other current assets and prepaid expenses..........................           --          18,696
                                                                        ----------   -------------
Total current assets.................................................    4,719,831       5,577,277
  Office equipment, net..............................................           --          27,901
  Restricted cash balance............................................           --         250,000
                                                                        ----------   -------------
Total assets.........................................................   $4,719,831   $   5,855,178
                                                                        ==========   =============

                                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accrued expenses..............................   $  120,626   $   1,809,028
  Accrued payroll....................................................       70,073          93,652
  Payable to Connetics...............................................      347,837         538,434
  Royalty payable to Genentech.......................................           --       1,913,785
                                                                        ----------   -------------
Total current liabilities............................................      538,536       4,354,899

Long-term obligations payable to Connetics...........................           --       1,624,343

Redeemable convertible preferred stock...............................           --       7,773,877  $          --

Commitments
Stockholders' equity (deficit):
  Convertible preferred stock, no par value:
    Authorized shares--14,870,000 at December 31, 1999
    Issued and outstanding shares--11,200,000 at December 31, 1998
      and 1,835,000 at December 31, 1999; no shares pro forma........   10,253,000       4,506,804             --
Common stock, no par value;
    Authorized shares--30,000,000 at December 31, 1999
    Issued and outstanding shares--none at December 31, 1998 and
      1,890,833 at December 31, 1999; 9,725,833 shares pro forma.....           --       3,049,664     15,330,345
  Deferred compensation related to stock options.....................           --      (3,172,926)    (3,172,926)
  Accumulated other comprehensive income.............................           16              41             41
  Deficit accumulated during the development stage...................   (6,071,721)    (12,281,524)   (12,281,524)
                                                                        ----------   -------------  -------------
Total stockholders' equity (deficit).................................    4,181,295      (7,897,941) $    (124,064)
                                                                        ----------   -------------  =============
Total liabilities and stockholders' equity (deficit).................   $4,719,831   $   5,855,178
                                                                        ==========   =============

                            See accompanying notes.

                            STATEMENTS OF OPERATIONS

                                                                        FOR THE
                                                                      PERIOD FROM                     FOR THE
                                                                     FEBRUARY 25,                   PERIOD FROM
                                                                         1998                       FEBRUARY 25,
                                                                      (INCEPTION)                       1998
                                                                          TO         YEAR ENDED    (INCEPTION) TO
                                                                     DECEMBER 31,   DECEMBER 31,    DECEMBER 31,
                                                                         1998           1999            1999
                                                                     -------------  -------------  --------------
Product sales, net.................................................   $        --        $556,401        $556,401
Costs and expenses:
  Cost of goods sold...............................................            --         239,802         239,802
  Research and development.........................................     1,234,957       2,934,695       4,169,652
  General and administrative.......................................       892,295       2,551,793       3,444,088
  Acquired pre-FDA approval rights.................................     4,000,000       1,093,750       5,093,750
                                                                      -----------   -------------  --------------
Total costs and expenses...........................................     6,127,252       6,820,040      12,947,292
Loss from operations...............................................    (6,127,252)     (6,263,639)    (12,390,891)
Other income (expense):
  Interest income..................................................        55,531         239,778         295,309
  Interest expense.................................................            --        (185,942)       (185,942)
                                                                      -----------   -------------  --------------
Net loss...........................................................    (6,071,721)     (6,209,803)    (12,281,524)

Preferred stock accretion..........................................            --        (656,765)       (656,765)
                                                                      -----------   -------------  --------------
Net loss applicable to common stockholders.........................   $(6,071,721)  $  (6,866,568) $  (12,938,289)
                                                                      ===========   =============  ==============
Historical basic and diluted net loss per share....................                 $       (8.94)
                                                                                    =============
Weighted average shares outstanding, basic and diluted.............                       768,333
                                                                                    =============
Pro forma basic and diluted net loss per share.....................                 $       (0.80)
                                                                                    =============
Pro forma basic and diluted weighted average shares outstanding....                     7,770,000
                                                                                    =============

                            See accompanying notes.

                            STATEMENTS OF CASH FLOWS

                                                                 FOR THE PERIOD                    FOR THE PERIOD
                                                                      FROM                              FROM
                                                                  FEBRUARY 25,                      FEBRUARY 25,
                                                                1998 (INCEPTION)    YEAR ENDED    1998 (INCEPTION)
                                                                TO DECEMBER 31,   DECEMBER 31,    TO DECEMBER 31,
                                                                      1998             1999             1999
                                                                ----------------  --------------  ----------------
OPERATING ACTIVITIES
Net loss......................................................      $(6,071,721)     $(6,209,803)    $(12,281,524)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Amortization of deferred compensation.......................               --          205,895          205,895
  Accretion of long-term obligations payable to Parent
    Connetics.................................................               --          110,674          110,674
  Stock issued for acquired pre-FDA approval rights...........        4,000,000        1,093,750        5,093,750
  Forgiveness of related party obligation.....................          253,000               --          253,000
  Depreciation................................................               --            2,564            2,564
  Changes in operating assets and liabilities:
    Accounts receivable.......................................               --         (409,392)        (409,392)
    Inventories...............................................               --         (831,145)        (831,145)
    Notes receivable from officer.............................               --         (103,750)        (103,750)
    Restricted cash...........................................               --         (250,000)        (250,000)
    Other assets..............................................               --          (18,696)         (18,696)
    Accounts payable and accrued expenses.....................          120,626        1,688,402        1,809,028
    Accrued payroll...........................................           70,073           23,579           93,652
    Payable to Connetics......................................          347,837         (309,403)          38,434
    Royalty payable to Genentech..............................               --        1,913,785        1,913,785
                                                                 --------------   --------------   --------------
Net cash used in operating activities.........................       (1,280,185)      (3,093,540)      (4,373,725)
INVESTING ACTIVITIES
  Purchase of office equipment................................               --          (30,465)         (30,465)
  Purchase of marketable securities...........................      (11,408,960)     (24,197,543)     (35,606,503)
  Maturities of marketable securities.........................        9,003,926       26,160,434       35,164,360
                                                                 --------------   --------------   --------------
Net cash (used) provided in investing activities..............       (2,405,034)       1,932,426         (472,608)
FINANCING ACTIVITIES
  Contributed capital for preferred stock.....................        6,000,000          395,600        6,395,600
  Return of capital to Parent (Connetics).....................               --       (5,221,877)      (5,221,877)
  Proceeds from redeemable preferred stock....................               --        7,117,112        7,117,112
  Proceeds from issuance of common stock......................               --          305,900          305,900
  Proceeds from exercise of stock options.....................               --           22,500           22,500
  Repurchase of restricted stock..............................               --             (792)            (792)
                                                                 --------------   --------------   --------------
Net cash provided by financing activities.....................        6,000,000        2,618,443        8,618,443
                                                                 --------------   --------------   --------------
Net increase in cash and cash equivalents.....................        2,314,781        1,457,329        3,772,110
Cash and cash equivalents at beginning of period..............               --        2,314,781               --
Short-term investments, available for sale....................        2,405,050          442,184          442,184
                                                                 --------------   --------------   --------------
Cash, cash equivalents and short-term investments at end of
  period......................................................       $4,719,831       $4,214,294       $4,214,294
                                                                 ==============   ==============   ==============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Return of capital on obligation to Parent (Connetics).......               --      $(2,013,669)     $(2,013,669)
  Long-term obligation on return of capital...................               --       $1,513,669       $1,513,669
  Short-term obligation on return of capital..................               --         $500,000         $500,000
  Deferred stock compensation.................................               --       $3,378,821       $3,378,821

                            See accompanying notes.

                        INTERMUNE PHARMACEUTICALS, INC.

         STATEMENT OF CHANGES IN REDEEMABLE CONVERTIBLE PREFERRED STOCK
                       AND STOCKHOLDERS' EQUITY (DEFICIT)
     FOR THE PERIOD FROM FEBRUARY 25, 1998 (INCEPTION) TO DECEMBER 31, 1999

                                                                                           STOCKHOLDERS' EQUITY (DEFICIT)
                                                                                 --------------------------------------------------
                                                               REDEEMABLE
                                                              CONVERTIBLE               CONVERTIBLE
                                                            PREFERRED STOCK           PREFERRED STOCK            COMMON STOCK
                                                         ----------------------  -------------------------  -----------------------
                                                          SHARES      AMOUNT       SHARES        AMOUNT       SHARES       AMOUNT
                                                         ---------  -----------  -----------  ------------  -----------  ----------
Issuance of common stock to founders...................         --  $        --           --  $         --    1,600,000  $    1,600
Repurchase of common stock.............................         --           --           --            --   (1,600,000)     (1,600)
Capital transactions with Parent (Connetics):
    Issuance of Series A convertible
    preferred stock for contributed capital:...........
      Intellectual capital contributed by Parent
        (Connetics)....................................         --           --    4,369,453     4,000,000           --          --
      Cash.............................................         --           --    6,830,547     6,253,000           --          --
Gain on investments....................................         --           --           --            --           --          --
Net loss...............................................         --           --           --            --           --          --
                                                         ---------  -----------  -----------  ------------  -----------  ----------
BALANCE AT DECEMBER 31, 1998...........................         --           --   11,200,000    10,253,000           --          --
Issuance of restricted common stock to founders for
  cash.................................................         --           --           --            --      815,000       8,150
Capital transactions with Parent (Connetics):
  Exchange of convertible preferred shares
    Return of Series A.................................         --           --  (11,200,000)           --           --          --
    Issuance of Series A-1.............................         --           --      960,000            --           --          --
  Contributed capital from Parent (Connetics) (cash)...         --           --           --       395,600           --          --
  Return of capital to Parent (Connetics) (cash).......         --           --           --    (4,721,877)          --          --
  Return of capital to Parent (Connetics) (cash and
    stock).............................................         --           --           --    (2,513,669)          --          --
Issuance of Series A-1 convertible preferred stock for
  license rights.......................................         --           --      875,000     1,093,750           --          --
Issuance of Series A-2 redeemable convertible preferred
  stock for cash, net of issuance costs of $94,888.....  4,800,000    5,617,112           --            --           --          --
Issuance of common stock for cash......................         --           --           --            --      975,000     297,750
Issuance of Series A-2 redeemable convertible preferred
  stock for cash.......................................    800,000    1,000,000           --            --           --          --
Issuance of Series A-2 redeemable convertible preferred
  stock for cash.......................................    400,000      500,000           --            --           --          --
Repurchase of common stock.............................         --           --           --            --      (79,167)       (792)
Exercise of stock options..............................         --           --           --            --      180,000      22,500
Gain on investments....................................         --           --           --            --           --          --
Deferred compensation..................................         --           --           --            --           --   3,378,821
Amortization of deferred compensation..................         --           --           --            --           --          --
Preferred stock accretion..............................         --      656,765           --            --           --    (656,765)
Net loss...............................................         --           --           --            --           --          --
                                                         ---------  -----------  -----------  ------------  -----------  ----------
BALANCE AT DECEMBER 31, 1999...........................  6,000,000  $ 7,773,877    1,835,000  $  4,506,804    1,890,833  $3,049,664
                                                         =========  ===========  ===========  ============  ===========  ==========

                                                                                              DEFICIT
                                                           DEFERRED                         ACCUMULATED       TOTAL
                                                         COMPENSATION        GAIN OR        DURING THE    STOCKHOLDERS'
                                                          RELATED TO         LOSS ON        DEVELOPMENT      EQUITY
                                                         STOCK OPTIONS     INVESTMENTS         STAGE        (DEFICIT)
                                                         -------------  -----------------  -------------  -------------
Issuance of common stock to founders...................   $        --       $      --      $          --   $     1,600
Repurchase of common stock.............................            --              --                 --        (1,600)
Capital transactions with Parent (Connetics):
    Issuance of Series A convertible
    preferred stock for contributed capital:...........
      Intellectual capital contributed by Parent
        (Connetics)....................................            --              --                 --     4,000,000
      Cash.............................................            --              --                 --     6,253,000
Gain on investments....................................            --              16                 --            16
Net loss...............................................            --              --         (6,071,721)   (6,071,721)
                                                          -----------       ---------      -------------   -----------
BALANCE AT DECEMBER 31, 1998...........................            --              16         (6,071,721)    4,181,295
Issuance of restricted common stock to founders for
  cash.................................................            --              --                 --         8,150
Capital transactions with Parent (Connetics):
  Exchange of convertible preferred shares
    Return of Series A.................................            --              --                 --            --
    Issuance of Series A-1.............................            --              --                 --            --
  Contributed capital from Parent (Connetics) (cash)...            --              --                 --       395,600
  Return of capital to Parent (Connetics) (cash).......            --              --                 --    (4,721,877)
  Return of capital to Parent (Connetics) (cash and
    stock).............................................            --              --                 --    (2,513,669)
Issuance of Series A-1 convertible preferred stock for
  license rights.......................................            --              --                 --     1,093,750
Issuance of Series A-2 redeemable convertible preferred
  stock for cash, net of issuance costs of $94,888.....            --              --                 --            --
Issuance of common stock for cash......................            --              --                 --       297,750
Issuance of Series A-2 redeemable convertible preferred
  stock for cash.......................................            --              --                 --            --
Issuance of Series A-2 redeemable convertible preferred
  stock for cash.......................................            --              --                 --            --
Repurchase of common stock.............................            --              --                 --          (792)
Exercise of stock options..............................            --              --                 --        22,500
Gain on investments....................................            --              25                 --            25
Deferred compensation..................................    (3,378,821)             --                 --            --
Amortization of deferred compensation..................       205,895              --                 --       205,895
Preferred stock accretion..............................            --              --                 --      (656,765)
Net loss...............................................            --              --         (6,209,803)   (6,209,803)
                                                          -----------       ---------      -------------   -----------
BALANCE AT DECEMBER 31, 1999...........................   $(3,172,926)      $      41      $ (12,281,524)  $(7,897,941)
                                                          ===========       =========      =============   ===========

                        INTERMUNE PHARMACEUTICALS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

OVERVIEW

    InterMune Pharmaceuticals, Inc. ("InterMune" or the "Company") develops and commercializes innovative products for the treatment of serious pulmonary and infectious diseases and congenital disorders. The Company has the exclusive license rights in the United States to ACTIMMUNE (interferon gamma-1b injection) for a range of indications, chronic granulomatous disease, osteopetrosis, including idiopathic pulmonary fibrosis, mycobacterial infections, systemic fungal infections and cystic fibrosis. The Company has active development programs underway for these indications, several of which are in mid- or advanced-stage human testing, or clinical trials. The FDA has approved ACTIMMUNE for the treatment of chronic granulomatous disease, and the Company currently markets and sells ACTIMMUNE in the United States for this disease. In
August 1999, the Company filed a supplement to its biologics license application, or BLA, with the FDA for the expanded use of ACTIMMUNE for the treatment of osteopetrosis.

    The Company was incorporated on February 25, 1998 in the State of California and commenced operations as a wholly-owned subsidiary of Connetics in May of 1998. Beginning in May 1998, Connetics contributed certain development rights and intellectual property valued at $4 million, cash of $6 million and unreimbursed operating costs of $0.3 million to InterMune, then its wholly-owned subsidiary. The value of the development rights and intellectual property contributed was determined by the amount Connetics had paid Genentech for those same rights in May 1998. The entire value of these rights had been allocated to in-process research and development by Connetics and has also been reflected in InterMune's statement of operations for the period from February 25, 1998 (inception) through December 31, 1998, as acquired pre-FDA approval rights with a corresponding increase to capital contributed by parent. The determination of the portion of the value of the rights allocable to in-process research and development was made based upon the discounted cash flows of the rights acquired projected over a ten year period, and included the costs of research and development efforts necessary to prove efficacy of the molecule to which the rights pertain.

    On April 27, 1999, the Company obtained venture capital funding and was reorganized pursuant to the Series A-1 and A-2 Preferred Stock Purchase Agreement (See note 3). At the time of the reorganization, approximately
$4.7 million of the $10.3 million of capital originally contributed by Connetics to InterMune, its wholly owned subsidiary, was returned to Connetics in the form of cash. The Company also recorded a liability for $3.0 million to be paid to Connetics over the next several years in cash and stock (see note 3), the present value of which was recorded as a return of capital to Connetics. The Company cancelled all of the 11.2 million shares of Series A preferred stock it had originally issued to Connetics. Connetics also received 960,000 shares of InterMune's Series A-1 preferred stock and net sales of ACTIMMUNE (as well as incurring associated costs and expenses) up to a baseline amount through December 2001, both in exchange for the remaining $3.4 million of Connetics' contributed capital. See note 3 for a more complete description of the April 27, 1999 agreements. At that time, Connetics retained approximately 9.0% ownership in the Company.

BASIS OF ACCOUNTING

    The accompanying financial statements include the operations of InterMune for the period from February 25, 1998 to April 27, 1999 as a wholly-owned subsidiary of Connetics. Separate accounting records for the Company were maintained, but were included in the consolidated financial statements of Connetics for this period. Prior to the date of InterMune's incorporation, February 25, 1998,

                        INTERMUNE PHARMACEUTICALS, INC.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Connetics had licensed certain rights to ACTIMMUNE for dermatological indications from Genentech and has retained an option to such dermatological rights. In April 1998, after the incorporation of InterMune, Connetics licensed the rights to ACTIMMUNE from Genentech for different indications, including the treatment of serious infectious and pulmonary diseases and congenital disorders, for $4 million of Connetics stock. Those rights were subsequently sublicensed to InterMune in exchange for InterMune convertible preferred stock. On April 27, 1999, InterMune issued to Genentech 875,000 shares of InterMune Series A preferred stock valued at $1,093,750 in exchange for additional ACTIMMUNE development rights in Japan and a reduction of future royalties on potential ACTIMMUNE net product revenues through its sublicense agreement with Connetics.

    Through the date of these financial statements, the Company is considered to be a development stage company. Since inception, the Company has incurred significant losses and, as of December 31, 1999, had an accumulated deficit of $12,281,524.

LIQUIDITY AND FINANCIAL VIABILITY

    In the course of its development activities, the Company has sustained continuing operating losses and expects such losses to continue for at least the next several years. The Company's future capital uses and requirements depend on numerous factors, including the progress of its research and development programs, the progress of clinical and advanced-stage clinical testing, the time and costs involved in obtaining regulatory approvals, the cost of filing, prosecuting, and enforcing patent claims and other intellectual property rights, competing technological and market developments, the ability of the Company to establish collaborative arrangements, the level of product sales of ACTIMMUNE, the possible acquisition of new products and technologies, and the initiation of significant commercialization activities. Therefore, such capital uses and requirements may increase in future periods. As a result, the Company may require substantial additional funds prior to reaching profitability and plans to continue to finance its operating activities with a combination of stock sales, product revenue, bank loans and/or debt financing. The inability to obtain sufficient funds may require the Company to delay, scale back or eliminate some or all of its research and product development programs, limit the marketing of its product, or license to third parties the rights to commercialize products or technologies that the Company would otherwise seek to develop and market itself.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

    Cash and cash equivalents consist of highly liquid investments with original maturities when purchased of less than three months. Investments with maturities beyond three months at the date of acquisition and that mature within one year from the balance sheet date are considered to be short-term investments. Cash equivalents and short-term investments are carried at fair value, with unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity. The cost of securities sold is based on the specific identification method.

    Management of the Company believes it has established guidelines for investment of its excess cash relative to diversification and maturities that maintain safety and liquidity.

                        INTERMUNE PHARMACEUTICALS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CONCENTRATION OF CREDIT RISK

    In accordance with Statement of Financial Accounting Standards ("SFAS")
No. 115, Accounting for Certain Investments in Debt and Equity Securities, the Company's investment securities are classified as available-for-sale and unrealized holding gains or losses are included in comprehensive income (loss). Realized gains or losses, calculated based on the specific identification method, were not material for any period.

INVENTORIES

    Inventories consist principally of finished good products and are stated at the lower of cost or market. Cost is determined by the first-in, first-out
(FIFO) method.

OFFICE EQUIPMENT

    Equipment is stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets, generally 3 to 5 years.

NOTES RECEIVABLE

    In connection with Dr. Harkonen's transition from Connetics to InterMune, the Company assumed his outstanding loan of $100,000 by Connetics to Dr. Harkonen pursuant to a secured loan agreement and promissory note dated July 1, 1999. The interest rate on the promissory note is 7.5% per annum. The principal and accrued interest are due on October 30, 2000.

RESTRICTED CASH

    On December 18, 1999, the Company entered into a facility-operating lease requiring a letter of credit secured by a restricted cash balance with the Company's bank. The amount of the letter of credit approximates 12 months of operating rent payable to the landlord of the facility.

IMPAIRMENT OF LONG-LIVED ASSETS

    In accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of, if indicators of impairment exist, the Company assesses the recoverability of the affected long-lived assets by determining whether the carrying value of such assets can be recovered through undiscounted future operating cash flows. If impairment is indicated, the Company will measure the amount of such impairment by comparing the carrying value of the asset to the present value of the expected future cash flows associated with the use of the asset. To date, no such indicators of impairment have been identified.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    Financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, and long-term royalty payable, are carried at cost, which management believes approximates fair value because of the short-term maturity of these instruments.

                        INTERMUNE PHARMACEUTICALS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

    Revenues from product sales are recognized upon shipment, net of allowances for estimated returns, rebates and chargebacks. The Company is obligated to accept from customers the return of pharmaceuticals that have reached their expiration date. The Company has not experienced any significant returns of expired product.

RESEARCH AND DEVELOPMENT COSTS

    Research and development costs are expensed in the period incurred.

INCOME TAXES

    In accordance with SFAS No. 109, Accounting for Income Taxes, a deferred tax asset or liability is determined based on the difference between the financial statement and tax basis of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. The Company provides a valuation allowance against net deferred tax assets unless, based upon the available evidence, it is more likely than not that the deferred tax assets will be realized.

PATENT COSTS

    Costs related to patent prosecution are expensed as incurred as recoverability of such expenditures is uncertain.

STOCK-BASED COMPENSATION

    As permitted by SFAS No. 123, Accounting for Stock-Based Compensation, the Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, ("APB 25") and related Interpretations in accounting for stock-based employee compensation. Under APB 25, if the exercise price of the Company's employee and director stock options equals or exceeds the deemed fair value of the underlying stock on the date of grant, no compensation expense is recognized.

    When the exercise price of the employee or director stock options is less than the deemed fair value of the underlying stock on the grant date, the Company records deferred compensation for the difference. Deferred compensation is being amortized on an accelerated basis over the vesting period of the original award, generally five years. Options or stock awards issued to non-employees are recorded at their fair value as determined in accordance with SFAS No. 123 and recognized over the related service period.

COMPREHENSIVE INCOME (LOSS)

    As of July 1, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 requires unrealized gains or losses on the Company's available-for-sale securities and foreign currency translation adjustments, which prior to adoption were reported separately in stockholders' equity, to be included in other comprehensive income (loss).

SEGMENT REPORTING

    The Company adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, during 1998. SFAS No. 131 requires the use of a management approach in identifying segments of an enterprise. Management has determined that the Company operates in one business segment.

                        INTERMUNE PHARMACEUTICALS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

NET LOSS PER SHARE

    In accordance with SFAS No. 128, Earnings Per Share, and SEC Staff Accounting Bulletin (or SAB) No. 98, basic net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common and common equivalent shares outstanding during the period. Potentially dilutive securities composed of incremental common shares issuable upon the exercise of stock options and common shares issuable on conversion of preferred stock, were excluded from historical diluted loss per share because of their anti-dilutive effect.

    The Company's capital structure during 1998 was that of a wholly owned subsidiary. Earnings per share data for 1998 has not been presented as the capital structure changes that took place in 1999 made such presentation less meaningful.

    Under the provisions of SAB No. 98, common shares issued for nominal consideration, if any, would be included in the per share calculations as if they were outstanding for all periods presented. Founders shares of 735,833 were issued for nominal consideration but are subject to repurchase by the Company. Shares for which repurchase rights have lapsed have been included in the per share calculations.

    Pro forma net loss per share has been computed as described above and also gives effect to common equivalent shares arising from preferred stock that will automatically convert upon the closing of the initial public offering contemplated by this prospectus (using the as-if converted method from the original date of issuance). For the year ended December 31, 1999, the pro forma shares also reflect the common equivalent shares of preferred and common stock issued on April 27, 1999 in connection with the reorganization as though they had been outstanding for the entire year.

                        INTERMUNE PHARMACEUTICALS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    The calculation of historical and pro forma basic and diluted net loss per share is as follows:

                                                                                   YEAR ENDED
                                                                                  DECEMBER 31,
                                                                                      1999
                                                                                  ------------
Historical:
  Net loss......................................................................   $6,866,568
                                                                                   ==========
  Weighted average shares of common stock outstanding...........................    1,201,736
  Less: weighted average shares of common stock that may be repurchased.........     (433,403)
                                                                                   ----------
  Weighted average shares of common stock outstanding used in computing basic
    and diluted net loss per share..............................................      768,333
                                                                                   ==========
  Basic and diluted net loss per share..........................................   $    (8.94)
                                                                                   ==========
Pro forma:
  Net loss (before preferred stock accretion)...................................   $6,209,803
                                                                                   ==========
  Weighted average shares used in computing basic and diluted net loss per share
    (from above)................................................................      768,333
  Adjustment to reflect the effect of the assumed conversion of preferred stock
    to common stock from the date of issuance...................................    4,790,000
  Adjustment to reflect the effect of the stock issued on April 27, 1999 and the assumed conversion of the related preferred stock to common stock from the
    beginning of the period through the date of issuance........................    2,211,667
                                                                                   ----------
  Weighted average shares used in computing pro forma basic and diluted net loss
    per share...................................................................    7,770,000
                                                                                   ==========
  Pro forma basic and diluted net loss per share................................   $    (0.80)
                                                                                   ==========

                        INTERMUNE PHARMACEUTICALS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    If the Company had reported net income, the calculation of historical and pro forma diluted earnings per share would have included approximately an additional 260,612 common equivalent shares related to the outstanding stock options not included above (determined using the treasury method) for the period ended December 31, 1999.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENTS

    The Company expects to adopt SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, effective January 1, 2001. SFAS No. 133 will require the Company to recognize all derivatives on the balance sheet at fair value. The Company does not anticipate that the adoption of the SFAS No. 133 will have a significant effect on its results of operations or financial position.

3. COLLABORATION, LICENSE AND SERVICE AGREEMENTS WITH RELATED PARTIES

SUBLICENSE AND COLLABORATION AGREEMENTS

    On August 21, 1998, the Company and Connetics entered into an exclusive sublicense agreement (the sublicense agreement), pursuant to which:
(a) Connetics granted an exclusive sublicense to InterMune under the Genentech License for ACTIMMUNE for specific indications; (b) InterMune granted to Connetics the exclusive option to practice such sublicensed rights in the dermatology field and; (c) InterMune agreed to pay all amounts owed by Connetics to Genentech related to ACTIMMUNE net sales except with respect to sales made by Connetics in the event Connetics exercises its option. Under the sublicense agreement, InterMune agreed to be responsible for all costs of development and commercialization of ACTIMMUNE in the specified indications, to pay specified payments to Genentech upon completion of certain development and commercialization milestones, and to pay future royalties on net annual ACTIMMUNE sales annually.

    On April 27, 1999, Connetics amended the terms of its license agreement with Genentech and obtained additional rights to ACTIMMUNE which it simultaneously sublicensed to InterMune.

    On April 27, 1999, InterMune and Connetics also signed a Collaboration Agreement. As a result of the sublicense, transition, service, and collaboration agreements between InterMune and Connetics, Connetics received 960,000 shares of InterMune's Series A-1 preferred stock, rights to net sales of ACTIMMUNE up to a baseline amount through December 2001, less associated cost of goods sold and marketing expenses, a nominal royalty on ACTIMMUNE net sales, and the following payments of cash and stock, all of which represent the return of a portion of Connetics' invested capital: $4.7 million of cash on April 27, 1999; an additional $500,000 cash payment on April 27, 1999; $500,000 cash due on March 31, 2001; $1.5 million payable in installments of cash or stock beginning on March 31, 2002 and due in full by March 31, 2004; and an additional
$1.5 million payable in stock and cash. Of the additional $1.5 million, $500,000 has been accrued in the accompanying financial statements as a

                        INTERMUNE PHARMACEUTICALS, INC.

3. COLLABORATION, LICENSE AND SERVICE AGREEMENTS WITH RELATED PARTIES
(CONTINUED)

reduction of capital contributed by parent. This amount was paid to Connetics in Series B preferred stock on January 7, 2000. The Company also agreed to issue an additional $1 million in cash or InterMune stock contingent upon a subsequent closing of a round of financing, an initial public offering or the acquisition of the Company. This $1 million contingent return of capital has not been reflected in the accompanying financial statements.

SERVICE AGREEMENT

    On October 12, 1998, the Company entered into a five year agreement, as amended, whereby Connetics will provide to the Company certain information services, accounting activities, facilities, employee benefit administration and research and development services. The agreement may be terminated by either party with 90 days prior written notice. The Company has paid Connetics a total of $362,108 and $1,189,920 for the period from February 25, 1998 (inception) to December 31, 1998 and for the year ended December 31, 1999, respectively, under this agreement.

TRANSITION AGREEMENT

    On April 27, 1999, the Company and Connetics entered into a 3-year Transition Agreement. This agreement effectively transferred certain ACTIMMUNE distribution, sales and marketing responsibilities from Connetics to InterMune. Under the terms of the agreement InterMune will:

    - Provide to Connetics certain order entry, packaging, shipping, invoicing and credit and collection activities related to the sales of ACTIMMUNE units. Total costs reimbursed from Connetics totaled $73,056 and $347,731 for the period from February 25, 1998 (inception) to December 31, 1998 and for the year ended December 31, 1999, respectively.

    - Pay Connetics each month the net sales of ACTIMMUNE up to a predetermined baseline for the period from January 15, 1999 through December 31, 2001 less associated cost of goods sold and marketing expenses. The predetermined baseline is preset for each calendar year under the agreement. The Company paid to Connetics $1,357,436 under this arrangement for the year ended December 31, 1999. After December 31, 2001, the net sales for ACTIMMUNE will fully revert to the Company.

    - Transition manufacturing of ACTIMMUNE from Genentech to a third-party alternative manufacturer. In order to expedite and effect this transfer of manufacturing, Connetics will pay a percentage of all actual costs, up to a pre-determined cap, to complete the transfer of manufacturing of ACTIMMUNE to a third party alternative manufacturer. Approximately $100,000 has been incurred by InterMune from inception through December 31, 1999.

ACQUIRED PRE-FDA APPROVAL RIGHTS

    InterMune sublicenses its development and marketing rights for ACTIMMUNE from Connetics. Connetics obtained these rights for ACTIMMUNE through its License Agreement with Genentech in May 1998 as amended in April 1999. Connetics' associated rights to ACTIMMUNE include uses in chronic granulomatous disease, osteopetrosis, pulmonary fibrosis, infectious diseases, and cystic fibrosis, (see Transition Agreement). Connetics sublicensed the rights to all of these disease indications, except for net sales of ACTIMMUNE up to a baseline amount through December 2001, to InterMune.

                        INTERMUNE PHARMACEUTICALS, INC.

3. COLLABORATION, LICENSE AND SERVICE AGREEMENTS WITH RELATED PARTIES
(CONTINUED)

ACTIMMUNE has been approved by the FDA for use in the treatment of CGD. For other indications ACTIMMUNE is in development. The Company will incur significant costs to develop and prove efficacy in each of the other indications.

    Connetics paid Genentech $4 million for these rights in May 1998. The Company has valued its sublicensed rights at $4 million based on this amount paid by the Company's then parent company, Connetics. A discounted cash flow analysis of the projected revenues and costs based on the potential market, the estimated costs to obtain the required approvals and costs to manufacture and market ACTIMMUNE for each indication shows a negative cash flow for the chronic granulomatous disease indication and positive cash flows for several of the other indications with larger patient populations. Negative cash flows from chronic granulomatous disease result from a small U.S. market of only
400 patients, high costs of manufacturing due to small quantities, a royalty payable to Genentech and significant costs to market the product. In addition, InterMune does not capture revenues associated with chronic granulomatous disease for the first three years of the sublicense, which has further adverse impact on the discounted cash flow analysis of the projected revenues for chronic granulomatous disease as it relates to InterMune specifically. Because realization of the non-chronic granulomatous disease indications' revenue streams is uncertain, due to the early stages of development and the high costs to develop, the Company has expensed the $4 million acquisition cost.

    On April 27, 1999, InterMune acquired additional ACTIMMUNE development rights in Japan as well as reduction of future royalties of potential ACTIMMUNE annual net sales above a certain threshold. For these rights, InterMune issued Genentech 875,000 shares of Series A-1 convertible preferred stock. The acquired rights were valued at $1.1 million, the purchase price of the stock issued, as paid by new investors in the then most recent round of financing. The acquired development rights were estimated to have no immediate realizable value, as no approvals for ACTIMMUNE have been obtained in Japan and significant costs will be incurred to obtain such approvals. The reduction of the royalty rate was similarly deemed to have no current realizable value because sales of ACTIMMUNE for chronic granulomatous disease (the only FDA approved use of ACTIMMUNE) were not likely to exceed the annual sales threshold due to the small U.S. market size of 400 patients. Accordingly, a $1.1 million charge to acquired pre-FDA approval rights was recorded.

4. SHORT--TERM INVESTMENTS AVAILABLE FOR SALE

    At December 31, 1999, short-term investments consisted of the following:

                                                           AMORTIZED     MARKET     UNREALIZED
                                                              COST       VALUE         GAIN
                                                           ----------  ----------  -------------
Obligations of U.S. government agencies..................  $       --  $       --    $      --
Corporate debt securities................................     442,143     442,184           41
                                                           ----------  ----------    ---------
Total short-term investments.............................  $  442,143  $  442,184    $      41
                                                           ==========  ==========    =========

                        INTERMUNE PHARMACEUTICALS, INC.

4. SHORT--TERM INVESTMENTS AVAILABLE FOR SALE (CONTINUED)

    At December 31, 1998, short-term investments consisted of the following:

                                                         AMORTIZED       MARKET      UNREALIZED
                                                            COST         VALUE          GAIN
                                                        ------------  ------------  -------------
Obligations of U.S. government agencies...............  $         --  $         --    $      --
Corporate debt securities.............................     2,405,034     2,405,050           16
                                                        ------------  ------------    ---------
Total short-term investments..........................  $  2,405,034  $  2,405,050    $      16
                                                        ============  ============    =========

    The net unrealized holding gain (loss) on available-for-sale investments included as a separate component of stockholders' equity at December 31, 1998 and 1999, totaled $16 and $41, respectively. The gross realized losses on sales of available-for-sale investments for the period from February 25, 1998 (inception) to December 31, 1998, and for the year ended December 31, 1999, totaled $400 and $910, respectively. Realized gains and losses were calculated based on the specific identification method.

5. OFFICE EQUIPMENT

    Office equipment and related accumulated depreciation is as follows:

                                                                   DECEMBER 31,  DECEMBER 31,
                                                                       1998          1999
                                                                   ------------  ------------
Computer equipment...............................................   $       --    $    5,657
Office furniture and fixtures....................................           --        24,808
                                                                    ----------    ----------
                                                                            --        30,465
                                                                    ----------    ----------
Less accumulated depreciation....................................           --        (2,564)
                                                                    ----------    ----------
                                                                    $       --    $   27,901
                                                                    ==========    ==========

    Total depreciation expense amounted to $2,564 for the year ended December 31, 1999.

                        INTERMUNE PHARMACEUTICALS, INC.

6. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY

    Redeemable convertible preferred stock and convertible preferred stock are issuable in series, with rights and preferences designated by series. As of December 31, 1999, the shares designated and outstanding are as follows:

                                                                                        DOLLAR AMOUNTS
                                                       NUMBER OF           ----------------------------------------
                                                         SHARES                                         CUMULATIVE
                                               --------------------------   AGGREGATE                   UNDECLARED
                                                              ISSUED AND   LIQUIDATION     CARRYING      PREFERRED
                                                DESIGNATED   OUTSTANDING    PREFERENCE      AMOUNT       DIVIDENDS
                                               ------------  ------------  ------------  -------------  -----------
Redeemable convertible preferred stock:
Series A-2...................................     6,000,000     6,000,000  $  7,500,000  $   7,117,112   $ 364,603
Series B.....................................     5,200,000            --            --             --          --
                                               ------------  ------------  ------------  -------------   ---------
                                                 11,200,000     6,000,000     7,500,000      7,117,112     364,603
Accretion of preferred stock.................            --            --            --        656,765          --
                                               ------------  ------------  ------------  -------------   ---------
                                                 11,200,000     6,000,000     7,500,000      7,773,877     364,603
Convertible preferred stock:
Series A-1...................................     1,835,000     1,835,000     2,293,750      4,506,804     125,182
Series A-3...................................     6,000,000            --            --             --          --
Series A-4...................................     1,835,000            --            --             --          --
Series B-1...................................     5,200,000            --            --             --          --
                                               ------------  ------------  ------------  -------------   ---------
                                                 14,870,000     1,835,000     2,293,750      4,506,804     125,182
                                               ------------  ------------  ------------  -------------   ---------
Total........................................    26,070,000     7,835,000  $  9,793,750  $  11,623,916   $ 489,785
                                               ============  ============  ============  =============   =========

CONVERSION

    Redeemable convertible preferred stock and convertible preferred stock are collectively referred to as "preferred stock." Each share of preferred stock automatically converts into one share of common stock in the event of an initial public offering of the Company's common stock in which gross offering proceeds exceed $15,000,000 and the offering price is at least $7.50 per share or: for Series B and B-1 preferred stock upon affirmative vote of each of the holders of not less than a majority of the outstanding shares of Series B and B-1 preferred stock voting as a separate class; for Series A-2 and A-3 upon affirmative vote of each of the holders of not less than 65% of the outstanding shares of Series A-2 and A-3 preferred stock, voting together as a separate class; and for Series A-1 and A-4 preferred stock, upon affirmative vote of the holders of not less than 55% of the outstanding shares of Series A-1 and A-4 preferred stock, voting together as a separate class.

    No dividends will be declared or paid to the holders of Series A-1 or A-2 preferred stock or common stock unless the holders of Series B, Series B-1, Series A-2, and Series A-3 preferred stock have been paid in full for all of the dividends to which they are entitled. After full cumulative dividends have been declared and paid to holders of preferred stock, the board of directors may declare additional dividends to be prorated to all holders of the Company stock based on the number of common shares held assuming full conversion of preferred stock.

                        INTERMUNE PHARMACEUTICALS, INC.

6. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (CONTINUED)

LIQUIDATION

    Upon any liquidation, dissolution, or winding up of the Company, the holders of Series B and B-1 preferred and Series A-2 and A-3 preferred stock shall be entitled to be paid out of any assets of the Company legally available, an amount per share of $5.59 and $1.25, respectively, plus all declared and unpaid dividends on such shares of Series B and B-1 preferred and Series A-2 and A-3 preferred (subject to certain adjustments) held. If the assets of the Company are insufficient to permit payment in full, the entire assets of the Company available for distribution will be distributed ratably among the holders of the Series B and B-1 preferred and Series A-2 and A-3 preferred in proportion to the full amount to which they would otherwise be respectively entitled.

    After full payment of the holders of Series B, B-1, A-2 and A-3 as described above, upon liquidation, dissolution or winding up of the Company, holders of Series A-1 and A-4 are entitled to $1.25 per share plus all declared and unpaid dividends. If the assets and funds are insufficient for a full $1.25 per share payment, the entire assets and funds legally available shall be distributed ratably among the holders of Series A-1 and A-4 in proportion to the full amount to which they would otherwise be entitled. After full payment of preferred shareholders, the remaining assets of the Company shall be distributed ratably among the holders of the common stock.

REDEMPTION

    Series A-1, A-3, A-4 and B-1 preferred shares are not redeemable. After April 15, 2004, any outstanding shares of Series A-2 and Series B may be redeemed upon vote or written consent of at least 75% of the outstanding shares of Series A-2 and B, provided that the Company had revenues of at least
$20 million for twelve full months immediately preceding the redemption. Redemption will be completed in four annual installments of cash for a total of $11.18 per share of Series B and $2.50 per share of Series A-2, plus declared and unpaid dividends. Accretion of redemption value from the date of issuance of the Series A-2 redeemable convertible preferred stock (April 27, 1999) through December 31, 1999 was $656,765.

COMMON STOCK SUBJECT TO REPURCHASE

    In connection with the issuance of common stock to founders and the exercise of options pursuant to the Company's 1999 Stock Option/Stock Issuance Plan, employees entered into restricted stock purchase agreements with the Company. Under the terms of these agreements, the Company has a right to repurchase any unvested shares at the original exercise price of the shares. With continuous employment with the company, the repurchase rights lapse at a rate of 20% at the end of the first year and at a rate of 1/48th of the remaining purchased shares for each continuous month of service thereafter. As of December 31, 1999, 675,501 shares were subject to repurchase by the Company.

STOCK COMPENSATION PLANS

    In May 1999, the Company adopted the 1999 Stock Option/Stock Issuance Plan ("1999 Plan"). The 1999 Plan provides for the granting of options to purchase common stock and the issuance of shares of common stock, subject to Company repurchase rights, to directors, employees and consultants. Certain options are immediately exercisable, at the discretion of the board of directors. Shares issued pursuant to the exercise of an unvested option are subject to the Company's right of

                        INTERMUNE PHARMACEUTICALS, INC.

6. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (CONTINUED)

repurchase which lapses over periods specified by the board of directors, generally five years from the date of grant. At December 31, 1999 the number of shares issuable under the 1999 Plan was 2,000,000.

    The stock option activity is summarized as follows:

                                                                                      WEIGHTED
                                                                                       AVERAGE
                                                                           NUMBER     EXERCISE
                                                                         OF SHARES      PRICE
                                                                         ----------  -----------
Balance at February 25, 1998...........................................          --          --
                                                                         ----------   ---------
  Granted..............................................................          --          --
  Cancelled............................................................          --          --
  Exercised............................................................          --          --
                                                                         ----------   ---------

Balance at December 31, 1998...........................................          --          --
                                                                         ----------   ---------
  Granted..............................................................   1,170,000   $   0.125
  Cancelled............................................................          --          --
  Exercised............................................................    (180,000)  $   0.125
                                                                         ----------   ---------

Balance at December 31, 1999...........................................     990,000   $   0.125
                                                                         ==========   =========

    At December 31, 1999, 830,000 shares were available for future option grants. The weighted average grant-date fair value of options granted in 1999 was $0.125.

    In December 1999, the Company repurchased 79,167 shares of common stock at $0.01 per share from one of its founders pursuant to a stock repurchase agreement.

    The following table summarizes information about options outstanding at December 31, 1999:

                     OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
             ------------------------------------  -----------------------
                           AVERAGE     WEIGHTED                 WEIGHTED
 RANGE OF                 REMAINING     AVERAGE                  AVERAGE
 EXERCISE      NUMBER    CONTRACTUAL   EXERCISE      NUMBER     EXERCISE
   PRICE     OF SHARES      LIFE         PRICE     OF SHARES      PRICE
-----------  ----------  -----------  -----------  ----------  -----------
0$.125.....     990,000   9.5 years    $   0.125      990,000   $   0.125

    The fair value of these options was estimated at the date of grant using the Black-Scholes option valuation model with the following weighted average assumptions for 1999: risk-free interest rate of 6%; dividend yield of 0%; volatility of 70% and a weighted-average life of the options of five years. The Company recorded deferred stock compensation based upon deemed fair value of the options which exceeded the Black-Scholes valuation. Therefore, pro forma disclosure of earnings (loss) per share is not required under SFAS 123.

DEFERRED COMPENSATION

    In connection with the grant of certain stock options to employees for the year ended December 31, 1999, the Company recorded deferred stock compensation within stockholders' deficit of approximately $3.4 million, representing the difference between the deemed fair value of the common stock for accounting purposes and the option exercise price of these options at the date of grant. The

                        INTERMUNE PHARMACEUTICALS, INC.

6. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (CONTINUED)

Company recorded amortization of deferred compensation of approximately $206,000, for the year ended December 31, 1999.

    In connection with the grant of options to employees in January 2000, the Company will record an additional $1.7 million of deferred stock compensation during January 2000. The deferred stock compensation expense is being amortized on an accelerated basis over the vesting period of the individual award, generally five years. This method is in accordance with Financial Accounting Standards Board Interpretation No. 28. Accordingly, at December 31, 1999, the remaining deferred compensation of approximately $4.9 million will be amortized as follows: $2.4 million during fiscal 2000, $1.3 million during fiscal 2001, $0.7 million during fiscal 2002, $0.4 million during fiscal 2003 and $0.1 million during fiscal 2004. The amortization expense relates to options awarded to employees in all operating expense categories. The amortization of deferred stock compensation has not been separately allocated to these categories. The amount of deferred compensation expense to be recorded in future periods could decrease if options for which accrued but unvested compensation has been recorded are forfeited.

    In November 1999 and January 2000, the Company issued 133,000 options to purchase shares of common stock at a weighted average exercise price of $0.37 per share to consultants in exchange for research and development consulting services. Compensation expense is recorded as the options vest based upon the fair value of the option, determined quarterly using the Black-Scholes pricing model.

COMMON STOCK

    InterMune's Articles of Incorporation provide for issuance up to 30,000,000 shares of common stock. The holder of each share of common stock shall have one right to one vote.

    At December 31, 1999, common stock subject to future issuance is as follows:

Conversion of convertible redeemable preferred stock.............  7,835,000
Outstanding common stock options.................................    990,000
Common stock available for grant under stock option plan.........    830,000
                                                                   ---------
                                                                   9,655,000
                                                                   =========

7. INCOME TAXES

    At December 31, 1999, the Company has federal and state tax net operating loss carryforwards of approximately $7,400,000 and $7,300,000, respectively. The Company also had federal and state research and development tax credit carryforwards of approximately $100,000. The federal net operating loss and credit carryforwards will expire at various dates beginning in the year 2018 through 2019 if not utilized. The state of California net operating losses will expire in the year 2006, if not utilized.

    Utilization of the federal and state net operating loss and credit carryforwards may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses and credits before utilization.

                        INTERMUNE PHARMACEUTICALS, INC.

7. INCOME TAXES (CONTINUED)

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets for financial reporting and the amount used for income tax purposes. Significant components of the Company's deferred tax assets for federal and state income taxes are as follows:

                                                                  DECEMBER 31,   DECEMBER 31,
                                                                      1998           1999
                                                                  -------------  -------------
Deferred tax assets:
  Net operating loss carryforwards..............................  $     900,000  $   2,900,000
  Research and development credits..............................             --        100,000
  In-process research...........................................      1,500,000      1,800,000
                                                                  -------------  -------------
Total deferred tax assets.......................................      2,400,000      4,800,000
                                                                  -------------  -------------
  Valuation allowance...........................................     (2,400,000)    (4,800,000)
                                                                  -------------  -------------
Net deferred tax assets.........................................  $          --  $          --
                                                                  =============  =============

    Due to the Company's lack of earnings history, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $2,400,000 and $2,400,000 during the period from February 25, 1998 (inception) to December 31, 1998, and for the year ended December 31, 1999, respectively.

8. COMMITMENTS

LEASES

    The Company currently utilizes facilities from Connetics Corporation based upon the Service Agreement signed April 27, 1999. In December 1999, the Company entered into a lease of additional office space and will relocate during the first quarter of 2000, approximately 20 miles from the current location, to Burlingame, California. This office space lease extends through December 2004. Total rent expense under this lease was approximately $18,609 in 1999.

    The following is a schedule by year of future minimum lease payments at December 31, 1999:

                                                                                       OPERATING
YEAR                                                                                     LEASES
------------------------------------------------------------------------------------  ------------
2000................................................................................  $    223,988
2001................................................................................       232,108
2002................................................................................       240,229
2003................................................................................       248,349
2004................................................................................       234,477
                                                                                      ------------
                                                                                      $  1,179,151
                                                                                      ============

CONSULTING AGREEMENTS

    Beginning in January 2000 the Company has entered into consulting agreements with a number of individuals for scientific advisory services. Each individual receives a certain number of nonqualified stock options. In certain cases, the options vest ratably over the duration of the contract. In other

                        INTERMUNE PHARMACEUTICALS, INC.

8. COMMITMENTS (CONTINUED)

cases, the options vest ratably over a specified period, generally two years. Compensation expense is measured and recorded as the service is completed in accordance with EITF 96-18.

9. ACTIMMUNE PRODUCT SALES AND LONG-TERM ROYALTY PAYABLE TO GENENTECH


    Product sales consist of ACTIMMUNE unit sales in excess of the annual predetermined baseline for the year ended December 31, 1999. In connection with the Genentech License and the Sublicense with Connetics, InterMune is obligated to pay royalties on ACTIMMUNE sales to Genentech beginning January 15, 1999. Under the terms of the Genentech License, the accrued royalties are payable the earlier of March 31, 2002 or upon the completion of an initial public offering. Interest accrues on unpaid quarterly royalties at prime plus 2% from the end of each quarter. Genentech may, at their option, convert any or all unpaid royalties plus accrued interest into InterMune equity securities at a per share price equal to the Company's last equity financing. As of December 31, 1999, accrued royalties and related interest of $1,913,785 are classified as long-term.


10. SPONSORED RESEARCH AND LICENSE AGREEMENTS

LICENSE AGREEMENT WITH MCW RESEARCH FOUNDATION

    Under an agreement with MCW Research Foundation, Inc. dated March 25, 1999, the Company acquired an exclusive worldwide license to develop, manufacture and sell the Pseudomonas V Antigen in the field of human disease therapy. The Company paid a license fee of $50,000, agreed to make future milestone payments upon the completion of specified developmental milestones and to pay a royalty on net sales of licensed product. The Company can terminate the agreement at any time upon giving at least 90 days written notice.

SPONSORED RESEARCH AND LICENSE AGREEMENT

    Under a three year agreement with Panorama Research, Inc. dated January 1, 2000, the Company acquired an exclusive worldwide license to develop and commercialize peptides that block staphylococcus aureus infections. The Company agreed to fund research as incurred, make future milestone payments upon completion of specified developmental milestones and to pay a royalty on net sales of licensed product. The Company can terminate the agreement at any time upon giving at least 30 days written notice.

11. SAVINGS PLAN

    On May 1, 1999, the Company adopted a 401(k) defined contribution plan that covers all full time employees, as defined, who meet certain length-of-service requirements. Employees may contribute up to a maximum of 15% of their annual compensation (subject to a maximum limit imposed by federal tax law). The Company makes no matching contributions.

12. SUBSEQUENT EVENTS

    On January 7 and January 27, 2000, the Company issued 4,876,916 aggregate shares of Series B redeemable convertible preferred stock at $5.59 per share for aggregate proceeds of $26,600,000. The Company incurred approximately
$1.5 million of issuance costs, including 120,000 additional shares of Series B redeemable convertible preferred stock valued at $5.59 per share.

                        INTERMUNE PHARMACEUTICALS, INC.

12. SUBSEQUENT EVENTS (CONTINUED)

    On January 7, 2000, pursuant to the terms of the collaboration agreement with Connetics, the Company also issued to Connetics 89,445 shares of series B-1 convertible preferred stock. This stock issuance has been reflected as a return of capital to Connetics in the accompanying December 31, 1999 financial statements as the Company had concluded that the event triggering the issuance (the closure of the Series B financing) was probable at December 31, 1999.

    At the dates of issuance of Series B redeemable convertible preferred stock in January 2000, the Company believed the per share price of $5.59 represented the fair value of the preferred stock and was in excess of the deemed fair value of its common stock. Subsequent to the commencement of the Company's initial public offering process, the Company re-evaluated the deemed fair market value of its common stock as of January 2000 and determined it to be $7.50 per share. Accordingly, the incremental fair value of $9,300,000 is deemed to be the equivalent of a redeemable preferred stock "dividend". The Company will reflect that beneficial conversion feature as a deemed dividend on its redeemable convertible preferred stock in its first quarter 2000 financial statements.

PROPOSED PUBLIC OFFERING OF COMMON STOCK AND PRO FORMA DECEMBER 31, 1999
  STOCKHOLDERS' EQUITY (DEFICIT)

    In January 2000, the Board of Directors authorized the Company to proceed with an initial public offering of its common stock. If the offering is consummated as presently anticipated, each share of outstanding convertible preferred stock will automatically convert into one share of common stock. The effects of the conversion of preferred stock are reflected in the unaudited pro forma balance sheet at December 31, 1999. The Company plans to reincorporate in Delaware prior to the closing of the initial public offering.

STOCK OPTION GRANTS

    In January 2000, the Board of Directors granted options to purchase 443,500 common shares at a weighted average exercise price of $2.82 per share.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY SHARES OF INTERMUNE PHARMACEUTICALS, INC. COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE INTERMUNE COMMON STOCK.

                               TABLE OF CONTENTS


Prospectus Summary...................      3

Risk Factors.........................      7

Forward-Looking Statements...........     16

Use of Proceeds......................     16

Dividend Policy......................     16

Dilution.............................     17

Capitalization.......................     18

Selected Financial Data..............     19

Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................     20

Business.............................     24

Management...........................     38

Related Party Transactions...........     50

Principal Stockholders...............     52

Description of Capital Stock.........     55

Shares Eligible for Future Sale......     58

Underwriting.........................     60

Legal Matters........................     62

Experts..............................     62

Where You Can Find More Information..     62

Index to Financial Statements........    F-1

                             PRELIMINARY PROSPECTUS

                                5,500,000 Shares

                                     [LOGO]

                                  Common Stock

                            Warburg Dillon Read LLC

                                   Chase H&Q

                          Prudential Vector Healthcare
                        a unit of Prudential Securities

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


    The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates except for the registration fee, the Nasdaq National Market listing fee and the NASD filing fee.



Registration fee............................................  $   26,717
Nasdaq National Market listing fee..........................      17,500
NASD filing fee.............................................      10,620
Blue sky qualification fees and expenses....................       5,000
Printing and engraving expenses.............................     150,000
Legal fees and expenses.....................................     450,000
Accounting fees and expenses................................     400,000
Transfer agent and registrar fees...........................      10,000
Directors' and Officers' Insurance..........................     400,000
Miscellaneous...............................................  $   30,163

  Total.....................................................  $1,500,000


ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    As permitted by Delaware law, our amended and restated certificate of incorporation provides that no director of ours will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

    - for any breach of duty of loyalty to us or to our stockholders;

    - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    - under Section 174 of the Delaware General Corporation Law; or

    - for any transaction from which the director derived an improper personal benefit.

    Our amended and restated certificate of incorporation further provides that we must indemnify our directors and executive officers and may indemnify its other officers and employees and agents to the fullest extent permitted by Delaware law. We believe that indemnification under our amended and restated certificate of incorporation covers negligence and gross negligence on the part of indemnified parties.

    We have entered into indemnification agreements with each of our directors and officers. These agreements, among other things, require us to indemnify each director and officer for some expenses including attorneys' fees, judgments, fines and settlement amounts incurred by any of these persons in any action or proceeding, including any action by or in the right of InterMune, arising out of person's services as our director or officer, any subsidiary of ours or any other company or enterprise to which the person provides services at our request.

    The underwriting agreement will provide for indemnification by the underwriters of InterMune, our directors, our officers who sign the registration statement, and our controlling persons for some liabilities, including liabilities arising under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    Since inception in February 1998, we have sold and issued the following unregistered securities:

(1) From June 1999 through January 2000, we have granted stock options to purchase 1,613,500 shares of the our common stock to employees, consultants and directors pursuant to our 1999 equity incentive plan. Of these stock options, 885,000 shares have been exercised, none have been repurchased and 728,500 shares remain outstanding.

(2) In March 1998, we issued an aggregate of 1,600,000 shares of common stock to two purchasers at a purchase price of $0.001 per share for an aggregate purchase price of $1,600.00.

(3) In October 1998, we issued 11,200,000 shares of Series A preferred stock to a single purchaser at a purchase price of $1.00 per share for an aggregate purchase price of $11,200,000.00.

(4) In April 1999, we issued an aggregate of 1,790,000 shares of common stock to ten purchasers at a purchase price of $0.01 per share for an aggregate purchase price of $17,900.00.

(5) In April 1999, we issued an aggregate of 4,800,000 shares of Series A-2 preferred stock to nine purchasers at a purchase price of $1.25 per share for an aggregate purchase price of $6,000,000.00. We simultaneously issued an aggregate of 1,835,000 shares of Series A-1 preferred stock to two purchasers at a purchase price of $1.25 per share for an aggregate purchase price of $2,293,750.00. Shares of Series A-1 and A-2 preferred stock are convertible into shares of common stock at the rate of one share of common stock for each share of Series A-1 and A-2 preferred stock owned.

(6) In August 1999, we issued an aggregate of 800,000 shares of Series A-2 preferred stock to two purchasers at a purchase price of $1.25 per share for an aggregate purchase price of $1,000,000.00.

(7) In September 1999, we issued an aggregate of 400,000 shares of Series A-2 preferred stock to two purchasers at a purchase price of $1.25 per share for an aggregate purchase price of $500,000.00.

(8) In January 2000, we issued an aggregate of 4,846,361 shares of Series B preferred stock to 50 purchasers at a purchase price of $5.59 per share for an aggregate purchase price of $27,091,157.99. Shares of Series B preferred stock are convertible into shares of common stock at the rate of one share of common stock for each share of Series B preferred stock owned.

(9) In January 2000, we issued 120,000 shares of Series B preferred stock to a placement agent as partial consideration for services rendered.

    The sales and issuances of securities described in paragraph (1) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 of the Securities Act in that they were offered and sold either pursuant to a written compensatory benefit plan or pursuant to a written contract relating to compensation, as provided by Rule 701. The sales and issuances of securities described in paragraphs (2) through (9) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 4(2), Regulation D or Regulation S promulgated thereunder.

    Appropriate legends are affixed to the stock certificates issued in the aforementioned transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (A) EXHIBITS.


EXHIBIT
NUMBER                  DESCRIPTION OF DOCUMENT
---------------------   -----------------------
       1.1*             Form of Underwriting Agreement.
       3.1              Certificate of Incorporation of Registrant, to be effective upon Registrant's reincorporation in Delaware.
       3.2              Amended and Restated Certificate of Incorporation of
                        Registrant to be effective upon the closing of the offering made pursuant to this Registration Statement.
       3.3              Bylaws of Registrant to be effective upon Registrant's
                        reincorporation in Delaware and upon the closing of the
                        offering made pursuant to this Registration Statement.
       4.1*             Specimen Common Stock Certificate.
       4.2**            Amended and Restated Investor Rights Agreement, dated
                        January 7, 2000, between Registrant and holders of the
                        Registrant's Series A-1 Preferred Stock, Series A-2
                        Preferred Stock and Series B Preferred Stock.
       5.1*             Opinion of Cooley Godward LLP.
      10.1**            Form of Indemnity Agreement.
      10.2              1999 Equity Incentive Plan and related documents.
      10.3              2000 Equity Incentive Plan and related documents.
      10.4              2000 Employee Stock Purchase Plan and related documents.
      10.5              2000 Non-Employee Directors' Stock Option Plan and related documents.
      10.6**            Lease Agreement, dated November 9, 1999, between Registrant and American Heart Association, Western States Affiliate.
      10.7**            Employment Agreement, dated April 27, 1999, between
                        Registrant and W. Scott Harkonen.
      10.8**            Employment Offer Letter, dated October 28, 1999, between
                        Registrant and Timothy P. Lynch.
      10.9**            Employment Offer Letter, dated October 22, 1999, between
                        Registrant and Peter Van Vlasselaer.
      10.10**           Employment Offer Letter, dated December 19, 1999, between
                        Registrant and Christine Czarniecki.
      10.11**           Secured Loan Agreement, Secured Promissory Note, and
                        Security Agreement, dated July 1, 1999, between Registrant and W. Scott Harkonen.
      10.12+**          Amended and Restated Exclusive Sublicense Agreement, dated
                        April 27, 1999, between Registrant and Connetics
                        Corporation.
      10.13**           Collaboration Agreement, dated April 27, 1999, between
                        Registrant and Connetics Corporation (incorporated by
                        reference from Exhibit 10.9 to the Quarterly Report on
                        Form 10-Q for the Period Ended March 31, 1999 as filed
                        May 13, 1999 by Connetics Corporation).
      10.14**           Transition Agreement, dated April 27, 1999, between
                        Registrant and Connetics Corporation (incorporated by
                        reference from Exhibit 10.7 to the Quarterly Report on
                        Form 10-Q for the Period Ended March 31, 1999 as filed
                        May 13, 1999 by Connetics Corporation).
      10.15             Amended and Restated Service Agreement, dated April 7, 1999, between the Registrant and Connetics Corporation.
      10.16**           Supply Agreement, dated May 5, 1998, between Registrant (as successor in interest to Connetics Corporation by
                        assignment) and Genentech, Inc. (incorporated by reference from Exhibit 10.3 to the Quarterly Report on Form 10-Q for the Period Ended June 30, 1998 as filed August 13, 1998 by
                        Connetics Corporation).

EXHIBIT
NUMBER                  DESCRIPTION OF DOCUMENT
---------------------   -----------------------
      10.17+**          Sponsored Research and License Agreement, dated January 1,
                        2000, between Registrant and Panorama Research, Inc.
      10.18+**          License Agreement, dated March 25, 1999, between Registrant and MCW Research Foundation, Inc.
      10.19+            Data Transfer, Clinical Trial, and Market Supply Agreement,
                        dated January 27, 1999, between the Registrant and
                        Boehringer Ingleheim.
      23.1              Consent of Ernst & Young LLP, Independent Auditors.
      23.2*             Consent of Cooley Godward LLP. Reference is made to
                        Exhibit 5.1.
      24.1**            Power of Attorney. Reference is made to the signature page.
      27.1**            Financial Data Schedule.


------------------------

*   To be filed by amendment.

+ Confidential treatment requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.


** Previously filed.


    (B) FINANCIAL STATEMENT SCHEDULES

    Schedules are omitted because they are not applicable, or because the information is included in the Financial Statements or the Notes thereto.

ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

(1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of this prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) That for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 15 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether the indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of this issue.

(4) To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in the denomination and registered in the names required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Santa Clara, State of California, on the 18th day of February, 2000.



                                                     INTERMUNE PHARMACEUTICALS, INC.

                                                     By:             /s/ TIMOTHY P. LYNCH
                                                         --------------------------------------------
                                                                       Timothy P. Lynch
                                                             PRESIDENT AND CHIEF FINANCIAL OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


                     SIGNATURES                                  TITLE                    DATE
                     ----------                                  -----                    ----

                                                       President and Chief
                          *                              Executive Officer and
     -------------------------------------------         Director (principal      February 18, 2000
                  W. Scott Harkonen                      executive officer)

                                                       Vice President and Chief
                /s/ TIMOTHY P. LYNCH                     Financial Officer
     -------------------------------------------         (principal financial     February 18, 2000
                  Timothy P. Lynch                       and accounting officer)

                          *
     -------------------------------------------       Director                   February 18, 2000
                   James I. Healy

                          *
     -------------------------------------------       Director                   February 18, 2000
                   Edgar Engleman

                          *
     -------------------------------------------       Director                   February 18, 2000
                   John L. Higgins

                          *
     -------------------------------------------       Director                   February 18, 2000
                  Jonathan S. Leff

                     SIGNATURES                                  TITLE                    DATE
                     ----------                                  -----                    ----

                          *
     -------------------------------------------       Director                   February 18, 2000
                  Nicholas J. Simon

                          *
     -------------------------------------------       Director                   February 18, 2000
                  Michael F. Powell



*                    /s/ TIMOTHY P. LYNCH
           -----------------------------------------
                       Timothy P. Lynch
                       ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


       1.1*             Form of Underwriting Agreement.

       3.1              Certificate of Incorporation of Registrant, to be effective upon Registrant's reincorporation in Delaware.

       3.2              Amended and Restated Certificate of Incorporation of
                        Registrant to be effective upon the closing of the offering made pursuant to this Registration Statement.

       3.3 Bylaws of Registrant to be effective upon Registrant's reincorporation in Delaware and upon the closing of the offering made pursuant to this Registration Statement.

       4.1*             Specimen Common Stock Certificate.

       4.2**            Amended and Restated Investor Rights Agreement, dated
                        January 7, 2000, between Registrant and holders of the Registrant's Series A-1 Preferred Stock, Series A-2
                        Preferred Stock and Series B Preferred Stock.

       5.1*             Opinion of Cooley Godward LLP.

      10.1**            Form of Indemnity Agreement.

      10.2              1999 Equity Incentive Plan and related documents.

      10.3              2000 Equity Incentive Plan and related documents.

      10.4              2000 Employee Stock Purchase Plan and related documents.

      10.5 2000 Non-Employee Directors' Stock Option Plan and related documents.

      10.6**            Lease Agreement, dated November 9, 1999, between Registrant and American Heart Association, Western States Affiliate.

      10.7**            Employment Agreement, dated April 27, 1999, between
                        Registrant and W. Scott Harkonen.

      10.8**            Employment Offer Letter, dated October 28, 1999, between
                        Registrant and Timothy P. Lynch.

      10.9**            Employment Offer Letter, dated October 22, 1999, between
                        Registrant and Peter Van Vlasselaer.

      10.10**           Employment Offer Letter, dated December 19, 1999, between
                        Registrant and Christine Czarniecki.

      10.11**           Secured Loan Agreement, Secured Promissory Note, and
                        Security Agreement, dated July 1, 1999, between Registrant and W. Scott Harkonen.

      10.12+**          Amended and Restated Exclusive Sublicense Agreement, dated
                        April 27, 1999, between Registrant and Connetics
                        Corporation.

      10.13**           Collaboration Agreement, dated April 27, 1999, between
                        Registrant and Connetics Corporation (incorporated by reference from Exhibit 10.9 to the Quarterly Report on Form 10-Q for the Period Ended March 31, 1999 as filed
                        May 13, 1999 by Connetics Corporation).

      10.14**           Transition Agreement, dated April 27, 1999, between
                        Registrant and Connetics Corporation (incorporated by reference from Exhibit 10.7 to the Quarterly Report on Form 10-Q for the Period Ended March 31, 1999 as filed
                        May 13, 1999 by Connetics Corporation).

      10.15             Amended and Restated Service Agreement, dated April 7, 1999, between the Registrant and Connetics Corporation.

      10.16**           Supply Agreement, dated May 5, 1998, between Registrant (as successor in interest to Connetics Corporation by
                        assignment) and Genentech, Inc. (incorporated by reference from Exhibit 10.3 to the Quarterly Report on Form 10-Q for the Period Ended June 30, 1998 as filed August 13, 1998 by
                        Connetics Corporation).

      10.17+**          Sponsored Research and License Agreement, dated January 1,
                        2000, between Registrant and Panorama Research, Inc.

      10.18+**          License Agreement, dated March 25, 1999, between Registrant and MCW Research Foundation, Inc.

      10.19+ Data Transfer, Clinical Trial and Market Supply Agreement, dated January 27, 1999, between Registrant and Boehringer
                        Ingleheim.

      23.1              Consent of Ernst & Young LLP, Independent Auditors.

      23.2*             Consent of Cooley Godward LLP. Reference is made to
                        Exhibit 5.1.

      24.1**            Power of Attorney. Reference is made to the signature page.

      27.1**            Financial Data Schedule.


------------------------

*   To be filed by amendment.


+ Confidential treatment requested with respect to certain portions of the exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.



**  Previously filed.